    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1997
                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SYMIX SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

             OHIO                            7372                  31-1083175
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

      2800 CORPORATE EXCHANGE DRIVE, COLUMBUS, OHIO 43231, (614) 523-7000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               LAWRENCE W. DELEON
                         2800 CORPORATE EXCHANGE DRIVE
                              COLUMBUS, OHIO 43231
                                 (614) 523-7000

               (Name, address, including zip code, and telephone
               number, including area code of agent for service)
                            ------------------------

                                   COPIES TO:

           IVERY D. FOREMAN                          TIBOR D. KLOPFER
   Vorys, Sater, Seymour and Pease                   Baker & Daniels
  52 East Gay Street, P.O. Box 1008               300 N. Meridian Street
      Columbus, Ohio 43216-1008                         Suite 2700
                                               Indianapolis, Indiana 46204

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                       AS THE REGISTRANT SHALL DETERMINE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO       OFFERING PRICE        AGGREGATE          AMOUNT OF
       SECURITIES TO BE REGISTERED         BE REGISTERED(1)      PER UNIT(2)     OFFERING PRICE(2)  REGISTRATION FEE
Common Shares, without par value.........       500,000            $3.074           $1,537,000           $465.76

(1) Based on the maximum number of Symix Common Shares authorized to be issued in the Merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 CROSS REFERENCE SHEET PURSUANT TO RULE 404(a)
           OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ITEM 501(b)
                   OF REGULATION S-K, SHOWING THE LOCATION IN
                         THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

S-4 ITEM NUMBER AND CAPTION                                                  LOCATION IN PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------------  -------------------------------------------------------
       A.  Information about the Transaction

                  1.  Forepart of Registration Statement
                        and Outside Front Cover Page of
                        Prospectus.................................  Facing Page of Registration Statement; Cross Reference
                                                                       Sheet; Outside Front Cover Page of Proxy
                                                                       Statement/Prospectus

                  2.  Inside Front and Outside Back Cover Pages of
                        Prospectus.................................  Available Information; Table of Contents

                  3.  Risk Factors, Ratio of Earnings to Fixed
                        Charges and Other Information..............  Summary; Risk Factors

                  4.  Terms of the Transaction.....................  Summary; The Merger; The Plan of Merger; Description of
                                                                       Capital Stock of Symix; Comparison of Shareholder
                                                                       Rights

                  5.  Pro Forma Financial Information..............  Pro Forma Condensed Consolidated Financial Statements
                                                                       (Unaudited)

                  6.  Material Contacts with the Company Being
                        Acquired...................................  The Merger

                  7.  Additional Information Required for
                        Reoffering by Persons and Parties Deemed to
                        be Underwriters............................                             *

                  8.  Interests of Named Experts and
                        Counsel....................................  Experts

                  9.  Disclosure of Commission Position on
                        Indemnification for Securities Act
                        Liabilities................................                             *

       B.  Information About the Registrant

                 10.  Information With Respect to S-3
                        Registrants................................                             *

                 11.  Incorporation of Certain Information by
                        Reference..................................                             *

                 12.  Information With Respect to S-2 or S-3
                        Registrants................................                             *

                 13.  Incorporation of Certain Information by
                        Reference..................................                             *

                 14.  Information With Respect to Registrants Other
                        Than S-3 or S-2 Registrants................  Summary; Comparative Stock Prices and Dividends;
                                                                       Information Concerning Symix; Description of Capital
                                                                       Stock of Symix; Index to Financial Statements

S-4 ITEM NUMBER AND CAPTION                                                  LOCATION IN PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------------  -------------------------------------------------------
       C.  Information About the Company Being Acquired

                 15.  Information With Respect to S-3
                        Companies..................................                             *

                 16.  Information With Respect to S-2 or S-3
                        Companies..................................                             *

                 17.  Information With Respect to Companies Other
                        Than S-2 or S-3 Companies..................  Summary; Comparative Stock Prices and Dividends;
                                                                       Information Concerning Pritsker; Index to Financial
                                                                       Statements

       D.  Voting and Management Information

                 18.  Information if Proxies, Consents or
                        Authorization Are to be Solicited..........  Cover Page of Proxy Statement/Prospectus; Summary; The
                                                                       Special Meeting; The Merger; The Plan of Merger;
                                                                       Information Concerning Symix; Information Concerning
                                                                       Pritsker; Shareholder Proposals

                 19.  Information if Proxies, Consents or
                        Authorizations Are Not to be Solicited, or
                        in Exchange Offer..........................                             *

------------------------

*   Omitted because not required, inapplicable or answer is negative.

                      (LETTERHEAD OF PRITSKER CORPORATION)

                                                                          , 1997

Dear Fellow Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Pritsker Corporation ("Pritsker"). The Special Meeting
will be held on            , 1997, at 10:00 a.m., local time, at Pritsker's
principal office, 8910 Purdue Road, Suite 600, Indianapolis, Indiana.

    At the Special Meeting, we will consider and vote on a proposal to merge Pritsker into a subsidiary of Symix Systems, Inc. ("Symix"). In that merger (the "Merger"), Pritsker would become a subsidiary of Symix, and Pritsker's common shareholders would become shareholders of Symix, a publicly-held company.

    Under the terms of the Merger, each outstanding share of Pritsker's common stock would be converted into the right to receive Symix's common shares on a tax-free basis, at the rate of 0.170108 Symix common share for each share of
Pritsker's common stock. As of            , 1997, Symix's common shares had a
closing sale price of $     per share, which is equivalent to about $     in
value for each share of Pritsker's common stock. Pritsker's outstanding employee stock options would also be converted in the Merger into options to purchase Symix common shares on an equivalent basis.

    Symix is a global provider of open, client/server manufacturing software for mid-range discrete manufacturers. It designs, develops, markets and supports a fully integrated manufacturing, planning and financial software system that addresses the enterprise resource planning requirements of manufacturers. Symix has indicated that its acquisition of Pritsker will enable Symix to be the first enterprise resource planning company to bring advanced planning and scheduling to mid-size manufacturers and that integrating Pritsker's OrderLinks product with Symix's products will enable Symix to bring new capabilities to mid-size manufacturers. Symix's president has indicated that, as a subsidiary of Symix, the Pritsker business unit would continue to pursue its existing target markets with its current products and services.

    The accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus contains additional important information and details about the Merger, including the treatment of Pritsker's preferred stock, payment for fractional shares in cash, and dissenters' rights to receive cash instead of Symix's common shares. The Proxy Statement/Prospectus also includes information about Symix. You should carefully read all of these materials for details of the Merger and additional information.

    After careful review and consideration, the Board of Directors of Pritsker has determined that the Merger is in the best interests of Pritsker and its shareholders. ACCORDINGLY, THE PRITSKER BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITS APPROVAL.

    The affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Pritsker's common stock and the affirmative vote of the holders of a majority of the outstanding shares of Pritsker's preferred stock are necessary to approve the Merger.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

    Please do not send your stock certificates with your proxy card. If the Merger is approved and consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares from Fifth Third Bank, N.A., the Exchange Agent for the Merger.

    Thank you for your cooperation.

                                Sincerely,

                                ------------------------------------------
                                A. Alan B. Pritsker, Chairman of the Board

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              PRITSKER CORPORATION

                        To be held on             , 1997

TO THE SHAREHOLDERS OF PRITSKER CORPORATION:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (the "Special Meeting") of Pritsker Corporation, an Indiana corporation ("Pritsker"),
will be held on             , 1997, at 10:00 a.m., local time, at Pritsker's
principal office, 8910 Purdue Road, Suite 600, Indianapolis, Indiana, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement of Merger dated as of October 2, 1997 ("Merger Agreement") among Symix Systems, Inc. ("Symix"), an Ohio corporation, SSI Acquisition Corp., an Ohio corporation and wholly-owned subsidiary of Symix (the "Acquisition Sub") and Pritsker, the Plan of Merger attached thereto as part of Exhibit A (the "Plan of Merger") and the transactions contemplated thereby, pursuant to which, among other things, Pritsker will be merged with and into Acquisition Sub (the "Merger") and thereby become a wholly-owned subsidiary of Symix, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Proxy Statement/Prospectus.

    2. To transact such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

    A copy of the Merger Agreement is attached as Appendix I to the accompanying Proxy Statement/ Prospectus and is incorporated by reference in this Notice.

    Only holders of record of shares of Pritsker's common stock and/or
Pritsker's preferred stock at the close of business on             , 1997, the
record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Pritsker's common stock and the affirmative vote of the holders of a majority of the outstanding shares of Pritsker's preferred stock are necessary to approve and adopt the Merger Agreement, the Plan of Merger and the Merger.

    THE BOARD OF DIRECTORS OF PRITSKER HAS APPROVED THE MERGER AGREEMENT AND THE PLAN OF MERGER AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PRITSKER'S SHAREHOLDERS. THE BOARD, THEREFORE, RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

    THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS DESCRIBES, AMONG OTHER MATTERS, THE RIGHTS OF PRITSKER SHAREHOLDERS TO DISSENT FROM THE MERGER AND THE PROCEDURES WHICH MUST BE FOLLOWED IN ORDER TO PERFECT SUCH RIGHTS.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Please do not send any stock certificates at this time. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of Pritsker a written revocation bearing a later date or by attending and voting at the Special Meeting.

                                          By Order of the Board of Directors:

                                   ---------------------------------------------

                                          Steven D. Duket, Secretary

Indianapolis, Indiana
            , 1997

                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRITSKER CORPORATION SYMIX SYSTEMS, INC.
  PROXY STATEMENT        PROSPECTUS
        FOR              FOR UP TO
 SPECIAL MEETING OF    500,000 COMMON
    SHAREHOLDERS           SHARES
     TO BE HELD
             , 1997

                            ------------------------

    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Pritsker Corporation, an Indiana corporation ("Pritsker"), with and into SSI Acquisition Corp., an Ohio corporation ("Acquisition Sub"), which is a wholly-owned subsidiary of Symix Systems, Inc., an Ohio corporation ("Symix" or the "Company"), pursuant to an Agreement of Merger, dated as of October 2, 1997, among Symix, Acquisition Sub and Pritsker (the "Merger Agreement") and the Plan of Merger attached thereto as a part of Exhibit A (the "Plan of Merger"). A copy of the Merger Agreement is attached hereto as Appendix I and is incorporated by reference herein.

    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of Pritsker in connection with the solicitation of proxies by the Board of Directors of Pritsker for use at a Special Meeting of Shareholders (the "Special Meeting") of Pritsker to be held at Pritsker's principal office, 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268, on
           , 1997, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. At the Special Meeting, shareholders of Pritsker will be asked to consider and vote upon approval of the Plan of Merger, the Merger Agreement and the Merger. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof at the Special Meeting. In accordance with the Indiana Business Corporation Law, shareholders of Pritsker are entitled to dissenters' rights in connection with the Merger as described herein. See "THE SPECIAL MEETING" and "THE MERGER--Dissenters' Rights."

    Pursuant to the Merger Agreement and the Plan of Merger and as a result of the Merger, (i) Pritsker will be merged with and into Acquisition Sub and thereby become a wholly-owned subsidiary of Symix, (ii) each outstanding share of Pritsker's common stock, without par value ("Pritsker Common Stock"), other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive 0.170108 common share, without par value, of Symix ("Symix Common Shares"), and (iii) each share of Pritsker's Series A Convertible Preferred Stock, without par value ("Pritsker Preferred Stock"), will be converted into the right to receive its liquidation value of $5.23, plus accrued and unpaid dividends. In addition, all rights under employee stock purchase options granted by Pritsker pursuant to its 1987 Stock Option and Incentive Plan (collectively, "Options") will be assumed by Symix and will, after the Merger, represent the right to acquire that number of Symix Common Shares to which the optionee would have been entitled if, immediately prior to the Merger, the optionee had fully exercised the Option, with such adjustment in option price as is necessary to assure that the rights and benefits of the optionee under such Option will not be increased or decreased by the Merger, and all other terms of the Option will remain the same.

    SEE "RISK FACTORS" APPEARING IMMEDIATELY AFTER "SUMMARY" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS.

    This Proxy Statement/Prospectus also serves as a Prospectus of Symix with respect to up to 500,000 Symix Common Shares issuable in connection with the Merger. The outstanding Symix Common Shares are traded in the over-the-counter market and are quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "SYMX." The last reported sale price of Symix Common Shares as reported on the NASDAQ
National Market System on            , 1997, was $      per share.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to shareholders of Pritsker on or about            , 1997.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SYMIX OR PRITSKER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    Symix is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Symix with the Commission may be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is: http://www.sec.gov. In addition, Symix Common Shares are included in the NASDAQ National Market System and reports, proxy statements and other information concerning Symix are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

    Symix has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 500,000 Symix Common Shares to be issued pursuant to the Merger described herein. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Symix and the Symix Common Shares offered thereby, reference is hereby made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or part thereof may be obtained from such office upon the payment of the prescribed fees. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

    SYMIX IS A REGISTERED TRADEMARK AND SYTELINE, SYTESELECT, SYTEPOWER, SYTESERVICE, SYTEGUIDE, FIELDPRO AND SYTEEDI ARE TRADEMARKS OF SYMIX SYSTEMS, INC. ORDERLINKS, FACTOR AND AWESIM ARE TRADEMARKS OF PRITSKER CORPORATION. THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS TRADEMARKS AND REGISTERED TRADEMARKS OF PERSONS AND COMPANIES OTHER THAN SYMIX AND PRITSKER.

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           -----
SUMMARY...............................................................................................           5
  Parties to the Merger...............................................................................           5
  Recommendation of the Pritsker Board of Directors...................................................           5
  Reasons for the Merger..............................................................................           5
  The Special Meeting.................................................................................           5
  The Merger; Vote Required...........................................................................           5
  Market for Symix Common Shares......................................................................           6
  Dissenters' Rights..................................................................................           6
  Certain Federal Income Tax Consequences.............................................................           6
  Regulatory Approvals................................................................................           6
RISK FACTORS..........................................................................................           7
  Risks Relating to the Merger........................................................................           7
  Risks Relating to Symix.............................................................................           7
THE SPECIAL MEETING...................................................................................          15
  Date, Time, Place and Purpose.......................................................................          15
  Record Date and Voting Rights.......................................................................          16
  Vote Required.......................................................................................          16
  Voting of Proxies...................................................................................          16
  Revocation of Proxies...............................................................................          17
  Solicitation of Proxies.............................................................................          17
THE MERGER............................................................................................          17
  General.............................................................................................          17
  Background of the Merger............................................................................          18
  Reasons for the Merger; Recommendation of the Pritsker Board of Directors...........................          19
  Closing and Effective Time of the Merger............................................................          19
  Conversion of Shares; Fractional Shares.............................................................          20
  Procedures for Exchange of Certificates.............................................................          20
  Treatment of Options and Warrant....................................................................          21
  Dissenters' Rights..................................................................................          21
  Representations and Warranties......................................................................          22
  Covenants...........................................................................................          22
  Conditions to the Merger............................................................................          23
  Other Acquisition Proposals.........................................................................          24
  Other Covenants.....................................................................................          24
  Termination; Amendment..............................................................................          24
  Certain Federal Income Tax Consequences.............................................................          25
  Accounting Treatment................................................................................          26
  NASDAQ Listing......................................................................................          26
  Interests of Certain Persons in the Merger..........................................................          26
  Resale of Symix Common Shares by Affiliates.........................................................          27
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).....................................          28
THE PLAN OF MERGER....................................................................................          33
  Description of the Plan of Merger...................................................................          33
  Consequences of the Merger..........................................................................          33
  Conversion of Pritsker Securities...................................................................          33
COMPARATIVE STOCK PRICES AND DIVIDENDS................................................................          33

                                                                                                           PAGE
                                                                                                           -----
INFORMATION CONCERNING SYMIX..........................................................................          34
  Business............................................................................................          34
  Properties..........................................................................................          44
  Legal Proceedings...................................................................................          44
  Selected Financial Data of Symix....................................................................          44
  Management's Discussion and Analysis of Financial Condition and Results of Operations...............          45
  Principal Holders of Symix Common Shares............................................................          50
  Directors and Executive Officers....................................................................          52
  Compensation of Directors...........................................................................          54
  Executive Compensation..............................................................................          54
  Compensation Committee Interlocks and Insider Participation.........................................          57
INFORMATION CONCERNING PRITSKER.......................................................................          58
  Business............................................................................................          58
  Selected Financial Data of Pritsker.................................................................          60
  Management's Discussion and Analysis of Financial Condition and Results of Operations...............          60
  Security Ownership of Certain Beneficial Owners and Management......................................          62
DESCRIPTION OF CAPITAL STOCK OF SYMIX.................................................................          63
  Common Shares.......................................................................................          63
  Preferred Shares....................................................................................          63
  Transfer Agent......................................................................................          63
COMPARISON OF SHAREHOLDER RIGHTS......................................................................          63
  Mergers and Consolidations..........................................................................          64
  Other Corporate Transactions........................................................................          64
  Protection against Non-Negotiated Takeovers.........................................................          65
  Special Meetings....................................................................................          66
  Class Voting........................................................................................          66
  Removal of Directors and Filling of Vacancies.......................................................          66
  Amendment to the Articles and Regulations...........................................................          67
  Appraisal Rights....................................................................................          67
  Dividends...........................................................................................          68
  Repurchases.........................................................................................          68
  Director and Officer Liability and Indemnification..................................................          68
  Limitation on Directors' Liability..................................................................          71
  Size and Classification of the Board of Directors...................................................          71
  Loans to Directors..................................................................................          72
  General Voting Rights...............................................................................          72
  Action by Shareholders through Written Consent......................................................          72
  Cumulative Voting for Directors.....................................................................          72
  Preemptive Rights...................................................................................          72
  Inspection of Books and Records.....................................................................          73
LEGAL MATTERS.........................................................................................          73
EXPERTS...............................................................................................          73
SHAREHOLDER PROPOSALS.................................................................................          73
INDEX TO FINANCIAL STATEMENTS.........................................................................         F-1

APPENDIX I -- AGREEMENT OF MERGER DATED AS OF OCTOBER 2, 1997, AMONG SYMIX
             SYSTEMS, INC., SSI ACQUISITION CORP. AND PRITSKER CORPORATION, INCLUDING PLAN OF MERGER AS A PART OF EXHIBIT A THERETO AND FORM OF AFFILIATE'S LETTER AS EXHIBIT B THERETO.

APPENDIX II-- I.C. 23-1-44 ET SEQ. OF THE INDIANA BUSINESS CORPORATION LAW

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                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF SUCH INFORMATION OR ALL OF THE MATERIAL FEATURES OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PARTIES TO THE MERGER

    Symix develops, markets and supports integrated business management software systems for manufacturers and manufacturing sites with up to $350 million in annual revenue. The principal executive offices of Symix are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, telephone (614) 523-7000.

    Pritsker markets advanced planning and scheduling ("APS") and simulation software to midsize manufacturers. The principal executive offices of Pritsker are located at 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268, telephone (317) 879-1011.

RECOMMENDATION OF THE PRITSKER BOARD OF DIRECTORS

    The Board of Directors of Pritsker has unanimously approved the Merger, believes that the Merger is in the best interests of Pritsker and its shareholders and recommends that the shareholders vote FOR the approval of the Merger Agreement. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Pritsker Board of Directors."

REASONS FOR THE MERGER

    Among the factors considered by the Board of Directors of Pritsker in recommending to shareholders the approval of the Plan of Merger, the Merger Agreement and the transactions contemplated thereby, including the Merger, were:
(i) the amount and form of the merger consideration; (ii) the terms of other reported acquisitions of similar companies and competitors; (iii) information concerning the business, financial condition, results of operation and prospects of Pritsker and Symix; (iv) recent market prices for the Symix Common Shares, the active trading market for the Symix Common Shares and the liquidity of the Symix Common Shares; (v) the tax-free nature of the Merger to holders of Pritsker Common Stock who receive Symix Common Shares; (vi) the impact of the Merger on Pritsker's employees; and (vii) strategic alternatives to the Merger that may be available to Pritsker. See "THE MERGER--Reasons for the Merger; Recommendation of the Pritsker Board of Directors."

THE SPECIAL MEETING

    The Special Meeting of shareholders of Pritsker will be held on          ,
1997, at 10:00 a.m., local time, at Pritsker's principal office, 8910 Purdue Road, Suite 600, Indianapolis, Indiana. The purpose of the Special Meeting will be to consider and vote upon the adoption and approval of the Plan of Merger, the Merger Agreement and the merger of Pritsker with and into Acquisition Sub in a transaction in which Pritsker will become a wholly-owned subsidiary of Symix, as more fully provided in the Merger Agreement. See "THE SPECIAL MEETING."

THE MERGER; VOTE REQUIRED

    Pursuant to the terms of the Merger Agreement, (i) Pritsker will be merged with and into Acquisition Sub, whereupon Acquisition Sub will be the surviving corporation and a wholly-owned subsidiary of Symix; (ii) each share of Pritsker Common Stock will be converted into the right to receive 0.170108 Symix Common Share, (iii) each share of Pritsker Preferred Stock will be converted into the right to receive its liquidation value of $5.23 plus accrued and unpaid dividends and (iv) each unexercised Option granted under Pritsker's 1987 Stock Option and Incentive Plan and, unless exercised before the consummation of the Merger, the warrant held by the holder of Pritsker Preferred Stock (the "Warrant") will be assumed by Symix and will represent the right to acquire that number of Symix Common Shares determined by multiplying the number of shares of Pritsker Common Stock which could have been acquired on exercise of such Option or conversion of the Warrant multiplied by 0.170108. The consummation of the Merger is conditioned on, among other things, the approval of the Merger Agreement by the Pritsker shareholders at the Special Meeting. The affirmative vote of the holders of at least 75% of the issued and outstanding shares of Pritsker Common Stock and the affirmative vote of the holders of a majority of the issued and outstanding shares of Pritsker Preferred Stock, voting as separate classes, are required for approval of the Plan of Merger, the Merger Agreement and the Merger. Directors and executive officers of Pritsker and their affiliates beneficially own an aggregate of approximately 83.7% of the outstanding shares of Pritsker Common Stock and 100% of the outstanding shares of Pritsker Preferred Stock. See "THE MERGER."

MARKET FOR SYMIX COMMON SHARES

    The closing price of the Symix Common Shares on October 2, 1997, the last full trading day prior to the first public announcement of the Merger, was
$18.25. On          , 1997, two full trading days prior to the date of this
Proxy Statement/Prospectus, the closing price of the Symix Common Shares was
                              . There is no established public or other trading
market for the Pritsker Common Stock. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

DISSENTERS' RIGHTS

    A Pritsker shareholder may assert dissenters' rights only if (i) the shareholder delivers to Pritsker, PRIOR TO THE VOTE TAKEN WITH RESPECT TO THE MERGER AT THE SPECIAL MEETING, written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is consummated; (ii) the shareholder does not vote in favor of the Merger; and (iii) the shareholder properly complies with certain statutory procedures. See "THE MERGER--Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    No gain or loss will be recognized by Symix for federal income tax purposes as a result of the Merger. With respect to the Pritsker shareholders, the Merger should constitute a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER--Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

    No federal or state regulatory requirements or approvals must be complied with or obtained in connection with the Merger, other than the filing of the Articles of Merger with the Secretary of State of the State of Indiana and a certificate of merger with the Secretary of State of the State of Ohio.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SYMIX COMMON SHARES OFFERED HEREBY. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN THE SECTIONS ENTITLED "INFORMATION CONCERNING SYMIX--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "--BUSINESS" AND "INFORMATION CONCERNING PRITSKER--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "--BUSINESS."

RISKS RELATING TO THE MERGER

    VOTING RIGHTS OF CERTAIN SHAREHOLDERS. Certain shareholders, acting alone or together, hold shares sufficient to prevent shareholder approval of the Merger. All of the Pritsker Preferred Stock is held directly or indirectly by Cambridge Ventures, L.P. Pursuant to the Indiana Business Corporation Law, the affirmative vote of the holders of a majority of the issued and outstanding shares of the Pritsker Preferred Stock is required for approval of the Plan of Merger, the Merger Agreement and the Merger. In addition, certain holders of Pritsker Common Stock directly or indirectly hold a sufficient number of shares to prevent approval of the Merger. See "INFORMATION CONCERNING PRITSKER--Security Ownership of Certain Beneficial Owners and Management." If the Merger Agreement is terminated by Symix because of the failure of the shareholders of Pritsker to approve the Merger, Symix may recover from Pritsker expenses incurred by Symix in connection with the Merger Agreement. See "THE MERGER-- Termination; Amendment."

    FIXED RATIO DOES NOT REFLECT CHANGES IN STOCK PRICES. The fraction of a Symix Common Share into which each share of Pritsker Common Stock is to be converted is fixed. The price of Symix Common Shares at the Effective Time of the Merger may vary significantly from the price at the date of execution of the Merger Agreement, the date hereof or the date on which shareholders vote on the Merger due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Symix or Pritsker, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the conversion ratio will not be adjusted to reflect changes in the value of the Symix Common Shares issuable in the Merger, Pritsker shareholders may receive Symix Common Shares with a market value different from the value of such shares at the time the Merger was negotiated, the date hereof or the date on which Pritsker shareholders vote on the Merger.

RISKS RELATING TO SYMIX

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and may intensify. The Company's quarterly operating results are affected by a number of factors that could materially and adversely affect revenues and profitability, including demand for the Company's software products and services, competitive conditions in the industry, the timing of the introduction or market acceptance of new or enhanced products offered by the Company or its competitors, the potential for delay or deferral of customer purchases of the Company's products in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of acquisitions and any related write-offs, the mix of product and services net revenues, the mix of North American and international net revenues and general economic conditions and other factors affecting capital expenditures by customers. The purchase of the Company's products and services may involve a significant commitment of capital and other resources by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. As a result of these or other factors, the sales cycles for the Company's products, from initial evaluation to delivery of software, vary from customer to customer, typically ranging between three and nine months, and are subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal authorization procedures. Consequently, the timing of individual sales has been difficult to predict, and sales can occur in quarters subsequent to those anticipated by the Company.

    Revenues in any quarter are substantially dependent on orders signed and shipped in that quarter. Like many software companies, the Company's revenues occur predominantly in the third month of each quarter and tend to be concentrated in the latter half of that third month. Since the Company's operating expenses are based on anticipated revenue levels, and because a high percentage of the Company's expenses are relatively fixed in the near term, any shortfall from anticipated revenue or any delay in realizing revenues could result in significant variations in operating results from quarter to quarter. Accordingly, the Company's quarterly operating results are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. These factors are likely to continue to affect quarter-to-quarter comparisons.

    The Company has generally realized higher revenues in its second and fourth fiscal quarters. The Company believes that its second quarter (ending December
31) revenues generally are positively affected by calendar year-end capital expenditures by certain customers. In the Company's fourth quarter (ending June
30), revenues are positively affected by the incentives provided pursuant to the Company's sales compensation plans. In contrast, the Company has generally realized comparatively lower revenue in its first quarter (ending September 30), due to the Company's sales compensation plans, which compensate personnel based on fiscal year performance quotas, and to reduced economic activity in Europe in the summer months, which trend may increase as the Company's European sales increase. Furthermore, the Company has generally realized comparatively lower revenue in the quarter ending March 31, due to the concentration by some customers of purchases in the quarter ending December 31 which leads to lower purchasing activity during the immediately following quarter.

    Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. It is possible that the Company's quarterly operating results could fail to meet the expectations of securities analysts or investors. In such event, the price of the Company's Common Shares would likely be materially adversely affected. See "INFORMATION CONCERNING SYMIX--Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Financial Results."

    COMPETITION. The market for Enterprise Research Planning ("ERP") software is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. The Company has a large number of competitors which vary in size, computing environments and overall product scope. Within its market, the primary competition comes from independent software vendors in two distinct groups: (i) large system developers who are moving into the Company's market, including Baan Company N.V. ("Baan"), J.D. Edwards & Company ("J.D. Edwards"), Oracle Corporation ("Oracle"), PeopleSoft, Inc. ("PeopleSoft") and SAP Aktiengellschaft ("SAP"), and (ii) traditional mid-range competitors, including DataWorks Corporation, Effective Management Systems, Inc., Fourth Shift Corporation and QAD, Inc.

    A number of companies offer products which are similar to the Company's products and are directed at the market for ERP systems for mid-range manufacturers. Many of the Company's existing competitors, as well as a number of potential new competitors, have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. Other competitors leverage vertical market expertise, reputation and price as competitive advantages. There can be no assurance that competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance.

    Several large companies which develop management information software applications for large multinational manufacturers are beginning to market to the mid-size manufacturers targeted by the Company or otherwise develop applications that compete in the Company's markets. As the market for ERP software solutions expands, other companies may enter the Company's market or increase their market presence by acquiring or entering into alliances with competitors of the Company. As a result of all these factors, competition is likely to increase substantially, which may result in price competition, loss of market share or delayed purchasing decisions. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance. See "INFORMATION CONCERNING SYMIX--Business--Competition."

    MANAGEMENT OF GROWTH. Although the Company has experienced significant revenue growth in fiscal 1997, such growth is not necessarily indicative of future revenue growth. This growth has resulted in new and increased responsibilities for management personnel and has placed, and continues to place, a significant strain upon the Company's management and operating and financial resources. There can be no assurance that such strain will not have a material adverse effect on the Company's business, operating results or financial condition.

    The rapid growth of the Company's business has required the Company to make significant recent additions in personnel, particularly in product development, sales, marketing, service and support. The Company believes that its future operating results depend in significant part on its ability to manage its operations and to continue to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Although the Company has increased the number of its technical, sales, marketing, service and support personnel in recent years, the Company has experienced, and expects to continue to experience, difficulty in recruiting such personnel. The Company anticipates that it will need to continue to increase the size of its direct sales, services and support personnel in future periods. If the Company is unable to hire qualified personnel on a timely basis, the Company's business, operating results and financial condition would be materially adversely affected.

    To manage its operations, the Company must continuously evaluate the adequacy of its management structure and its existing procedures, including, among others, its financial and internal controls, and refine such procedures. There can be no assurance that management will adequately anticipate all of the changing demands that growth may impose on the Company's procedures and structure. Any failure to anticipate and respond adequately to such changing demands may have a material adverse effect on the Company's business, operating results or financial condition.

    RISKS RELATED TO ACQUISITIONS. One of the Company's business strategies is to pursue acquisitions of products, technologies, services and/or businesses that will complement its existing operations or provide it with an entry into markets it does not presently serve. Acquisitions involve numerous risks, including the risk of improper valuation of the acquired business, difficulties in the assimilation of operations, services, products and personnel of the acquired company and entering markets in which the Company has limited or no experience. Future acquisitions may result in potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of software development costs and expenses associated with the amortization of goodwill and other intangible assets, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the business, operating results and financial condition of the Company. There can be no assurance that suitable acquisition candidates will be available, that the Company will be able to acquire or profitably manage acquired companies or that future acquisitions will further the successful implementation of the Company's overall strategy or that such acquisitions ultimately will produce returns that justify the investment. In addition, the Company may compete for acquisition and expansion opportunities with companies which have significantly greater resources than the Company. Except for the Merger, the Company currently has no agreements or understandings with regard to any acquisitions. No assurances can be given that the Company will be able to integrate Pritsker, or any future acquisitions, into its current business in a timely manner or maintain efficient marketing and distribution expenditures with the addition of Pritsker's product lines. In connection with the Merger, it is currently estimated that the Company will incur a nonrecurring charge of approximately $6.4 million relating to immediate write-off of acquired in-process technology of Pritsker.

    DEPENDENCE ON DIRECT SALES AND MARKETING FORCE. The Company principally sells and supports its products and services through a direct sales force. The Company has made significant expenditures in recent years to expand its direct sales and marketing force, primarily outside the United States, and plans to continue to expand its direct sales and marketing force. The Company's future success will depend in part upon the effectiveness of its direct sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. In addition, there can be no assurance that the Company's direct sales and marketing organization will be able to compete successfully against the sales and marketing operations of many of the Company's current and potential competitors. If the Company is unable to develop and manage its direct sales and marketing force effectively, the Company's business, operating results and financial condition would be materially adversely affected. See "INFORMATION CONCERNING SYMIX--Business--Sales and Distribution."

    RELIANCE ON THIRD PARTY DISTRIBUTION CHANNELS. In addition to its direct sales and marketing force, the Company sells and supports its products and services through an indirect sales channel of approximately 40 business partners worldwide. The Company's business partners in North America target the lower end of the mid-range manufacturing market while its business partners in Asia Pacific and Europe primarily sell independently to companies within their geographic territory. The Company will need to maintain and expand its relationships with its existing business partners and enter into relationships with additional business partners in order to expand the distribution of its products. There can be no assurance that current or future business partners will provide the level of expertise and quality of service required to license the Company's products successfully, that the Company will be able to maintain effective, long-term relationships with such business partners, or that selected business partners will continue to meet the Company's sales needs. Further, there can be no assurance that these business partners will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with, or support of, the Company and its products. If the the Company fails to maintain successfully its existing business partner relationships or to establish new relationships in the future, or if any such business partner exclusively adopts a product other than the Company's products, materially reduces its sales efforts relating to the Company's products or materially increases its support for competitive products, the Company's business, operating results and financial condition could be materially and adversely affected.

    The Company has entered into cooperative marketing programs with International Business Machines Corporation and Data General Corporation and has informal marketing relationships with other hardware vendors such as Hewlett-Packard Company, Unisys Corporation and Digital Equipment Corporation. The Company has responsibility for providing support for its software to its customers under each agreement and the various hardware vendors are responsible for their products. No assurance can be given that such arrangements will continue in the future. The failure of the Company to establish or maintain successful formal or informal relationships with such third parties could have a material adverse effect on the Company's business, operating results and financial condition. See "INFORMATION CONCERNING SYMIX--Business--Sales and Distribution."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon senior management and other key employees. The loss of one or more key employees could have a material adverse effect on the Company. The Company does not have employment agreements with its executive officers, except Stephen
A. Sasser, President and Chief Operating Officer, and does not maintain key man life insurance on its executive officers. In addition, the Company believes that its future success will depend in part on its ability to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results or financial condition. See "INFORMATION CONCERNING SYMIX--Executive Compensation-- Employment Agreement and Change in Control Arrangements."

    DEPENDENCE ON PROGRESS. SyteLine and SYMIX Version 4.0 are written in PROGRESS, a proprietary fourth-generation programming language licensed by Progress Software Corporation ("PSC"). The Company depends on the availability of PROGRESS for license to its customer base and the acceptance of PROGRESS by its customers.

    The Company has entered into a non-exclusive application partner agreement with PSC pursuant to which the Company is authorized to market and distribute PROGRESS in connection with sales of the Company's products. Under the terms of the agreement, the Company bears primary responsibility for assisting customers in developing applications with PROGRESS and agrees to provide appropriate support to PROGRESS customers. The current term of the agreement expires in June 1998 and will continue thereafter unless either party gives ninety (90) days' written notice of its intention to terminate. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after thirty (30) days written notice. See "INFORMATION CONCERNING SYMIX--Business--Progress."

    The Company has in the past and may in the future experience product release delays because of delays in the release of PROGRESS products or product enhancements. Any such delays could have a material adverse effect on the Company's business, operating results and financial condition.

    The failure of PSC to continue its relationship with the Company or to develop, support or enhance PROGRESS in a manner competitive with enhancements of other present or future programming languages, the unavailability of PROGRESS licenses, the loss of market acceptance of PROGRESS and its associated relational data base management system among mid-range discrete manufacturers, or the Company's inability to migrate its software to such languages on a timely basis if PROGRESS were no longer to be available could have a material adverse effect on the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH NEW VERSIONS AND NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE. The market for the Company's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of the Company's software products are difficult to estimate. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive or shorten the life cycles of the Company's products. See "--Competition." If the Company is unable to develop on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition may be materially adversely affected.

    As a result of the complexities inherent in software development, and in particular development for multi-platform environments, and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new products can require long development and testing periods before they are commercially released. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products, and future delays could have a material adverse effect on the Company's business, operating results and financial condition.

    DEPENDENCE ON WINDOWS NT ACCEPTANCE. The preferred operating system environment for SyteLine is Windows NT and the Company's development efforts are focused on developing products for the Windows NT environment. As a result, the Company's future success depends upon the adoption of Windows NT as an operating system environment by mid-size discrete manufacturers for mission critical applications. Delays in the widespread adoption of Windows NT by the Company's target customers may adversely affect the Company's business, operating results or financial condition.

    DEPENDENCE ON SYTELINE. Substantially all of the Company's net revenues are derived from the sale of its core ERP product SyteLine and complementary products and services. As a result, the Company's success depends upon continued market acceptance of SyteLine by mid-range discrete manufacturers as well as the Company's ability to develop new versions of SyteLine and to develop or acquire complementary products or product lines to meet the needs of new and existing customers.

    INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS. The Company derived approximately 25% of its fiscal 1997 net revenues from sales outside of North America, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. The Company has sales and support offices worldwide, including eight in Asia Pacific and three in Europe.

    The Company expects to continue to expand its existing international operations and to enter additional international markets, which will require significant management attention and financial resources. Historically, the Company's international operations have been characterized by lower operating margins during the period that marketing and distribution channels are being developed. Costs associated with international expansion include the establishment of additional foreign offices, the hiring of additional personnel, the localization and marketing of its products for particular foreign markets and the development of relationships with international service providers. If international revenue is not adequate to offset the expense of expanding foreign operations, the Company's business, operating results or financial condition could be materially adversely affected.

    A significant portion of the Company's international revenue is received in currencies other than U.S. dollars and, in the past, the Company has not engaged in hedging activities. As a result, the Company is subject to risks associated with foreign exchange rate fluctuations. Due to the substantial volatility of foreign exchange rates, there can be no assurance that foreign exchange rate fluctuations will not have a material adverse effect on the Company's business, operating results or financial condition.

    The Company's international operations are subject to other risks inherent in international business activities, such as the impact of a recessionary environment in economies outside the United States, cultural and language difficulties associated with servicing customers, localization and translation of products for foreign countries, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods, reduced protection for intellectual property rights in some countries, exchange controls, restrictions on the repatriation of foreign earnings, political instability, trade restrictions, tariff changes and the impact of local economic conditions and practices. The Company's success in expanding its international business will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, operating results or financial condition.

    LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT; USE OF LICENSED TECHNOLOGY. The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. The Company regards its products as proprietary trade secrets and confidential information. The Company relies largely upon its license agreements with customers; distribution agreements with distributors; and its own security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of its products. The Company seeks to protect its programs, documentation and other written materials under copyright law. In addition, SYMIX is a registered trademark and SyteLine, SyteSelect, SytePower, SyteService, SyteGuide, FieldPro and SyteEDI are trademarks of the Company.

    There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. Preventing or detecting unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that its license agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

    In the future, the Company may receive notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which would have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

    The Company also relies on certain other technology which it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. Although the Company is generally indemnified by third parties against claims that such third parties' technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the geographic scope of indemnification is limited. The result is that the indemnity that the Company receives against such claims is often less broad than the indemnity that the Company provides to its customers. Even in cases in which the indemnity that the Company receives from a third-party licenser is as broad as the indemnity that the Company provides to its customers, the third-party licensers from whom the Company would be receiving indemnity are often not well-capitalized and may not be able to indemnify the Company in the event that such third-party technology infringes the proprietary rights of others. Accordingly, the Company could have substantial exposure in the event that technology licensed from a third party infringes another party's proprietary rights. The Company currently does not have any liability insurance to protect against the risk that licensed third-party technology infringes the proprietary rights of others. There can be no assurance that infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from the Company's customers resulting from such infringement claims, will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition.

    The Company has in the past and may in the future resell certain software which it licenses from third parties. In addition, the Company has in the past and may in the future jointly develop software in which the Company will have co-ownership or cross-licensing rights. See "INFORMATION CONCERNING SYMIX--Business--Application Software--Complementary ERP Products." There can be no assurance that these third-party software arrangements and licenses will continue to be available to the Company on terms that provide the Company with the third-party software it requires to provide adequate functionality in its products, on terms that adequately protect the Company's proprietary rights or on terms that are commercially favorable to the Company. The loss of or inability to maintain or obtain any of these software licenses, including as a result of third-party infringement claims, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated, which could materially and adversely affect the Company's business, operating results or financial condition.

    DEPENDENCE ON MANUFACTURING INDUSTRY AND GENERAL ECONOMIC AND MARKET CONDITIONS. The Company's business depends substantially upon the capital expenditures of mid-size discrete manufacturers, which in part depend upon the demand for such manufacturers' products. A recession or other adverse event affecting the manufacturing industry in North America, Europe, Asia Pacific or other markets served by the Company could affect such demand, forcing manufacturers in the Company's target markets to curtail or postpone capital expenditures on business information systems. Any such change in the amount or timing of capital expenditures in its target markets could have a material adverse effect on the Company's business, operating results or financial condition. Because the Company has to date targeted certain vertical markets, and may in the future target new vertical markets in which the Company has expertise, any economic downturns in general or in existing or new targeted vertical segments in particular, would have a material adverse effect on the Company's business, operating results and financial condition.

    RISK OF SOFTWARE DEFECTS. Software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products. There can be no assurance that errors will not be found in future releases of the Company's software or that the Company will not experience material delays in releasing product improvements or new products. The occurrence of such errors could result in significant losses to the Company or to customers. Such occurrences could also result in reduced market acceptance of the Company's products, which would have a material adverse effect on the Company's business, operating results and financial condition.

    CONTROL BY PRINCIPAL SHAREHOLDERS. Immediately after the issuance of the Symix Common Shares in the Merger, Larry Fox, Chairman of the Board and Chief
Executive Officer of Symix, and his wife will jointly beneficially own   % of
the Company's outstanding Common Shares and current directors and executive
officers as a group will own approximately   % of the Common Shares. See
"INFORMATION CONCERNING SYMIX--Principal Holders of Symix Common Shares." Consequently, the directors and executive officers, and Mr. and Mrs. Fox in particular, will be able to veto significant change in control transactions, which may have the effect of delaying or preventing a change in control of the Company.

    ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation authorize the issuance of "blank check" preferred stock, which may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a shareholder might consider favorable. See "DESCRIPTION OF CAPITAL STOCK OF SYMIX."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of substantial numbers of Common Shares, or the prospect of such sales, could adversely affect the market price of the Common Shares and the Company's ability to raise needed capital in the capital markets at a time and price favorable to the

Company. Upon completion of the Merger, and based upon the number of shares outstanding as of September 30, 1997, the Company will have approximately 6,357,556 Common Shares outstanding, all of which will be eligible for sale in the public market following the Merger, except for (i) Common Shares held or subsequently purchased by affiliates of the Company, which are subject to Rule 144 ("Rule 144") promulgated under the Securities Act; (ii) approximately 398,328 shares issued in the Merger to affiliates of Pritsker, which are subject to the limitations of Rule 145 ("Rule 145") promulgated under the Securities Act; and (iii) any Common Shares issued after the Merger upon conversion of the Warrant, which will be "restricted securities" within the meaning of Rule 144. See "THE MERGER--Treatment of Options and Warrant" and "--Resale of Symix Common Shares by Affiliates."

    On January 9, 1997, in connection with the acquisition of Visual Applications Software, Inc. ("VAS"), a subsidiary of the Company issued 250,000 Class A Preference Shares, which are convertible into a like number of Symix Common Shares. Any Symix Common Shares so issued will be "restricted securities" within the meaning of Rule 144 and can only be resold in accordance with Rule 144 or pursuant to a registration statement. Until December 31, 2006, the holders of such Class A Preference Shares have the right to require the Company to file registration statements covering any Common Shares issued in exchange for the Class A Preference Shares. Of the 250,000 Class A Preference Shares issued in this transaction, 125,000 have been converted into Common Shares and a registration statement covering such shares was filed and declared effective on March 26, 1997. Of the shares covered by that registration statement, 111,166 shares have been sold as of the date of this Proxy Statement/Prospectus. The registration statement will remain effective until March 26, 1998.

    As of September 30, 1997, the Company had options to purchase an aggregate of 1,527,250 shares outstanding under its existing stock option plans and had an additional 611,746 Common Shares reserved for issuance pursuant to these plans. In connection with the Merger, options to purchase 43,875 Common Shares will be issued in substitution for Pritsker options outstanding at the effective time of the Merger, assuming no currently exercisable Pritsker options or the Warrant are exercised prior to the effective time of the Merger. See "THE MERGER--Treatment of Options and Warrant." In addition, as of September 30, 1997, the Company had an additional 172,922 Common Shares reserved for issuance under an employee stock purchase plan which is in accordance with Section 423 of the Internal Revenue Code. Any Common Shares issued upon the exercise of such outstanding options or any options granted in the future, and any Common Shares issued under the employee stock purchase plan, will be, upon issuance, freely tradable in the public market, except for shares held by affiliates of the
Company. Of the outstanding options, options to purchase         shares are
exercisable within 90 days of the date of this Proxy Statement/Prospectus.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

    This Proxy Statement/Prospectus is being furnished to shareholders of Pritsker in connection with the solicitation of proxies by the Board of Directors of Pritsker for use at the Special Meeting to be held at Pritsker's principal office, 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268 on
            , 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

    At the Special Meeting, the shareholders of Pritsker will be asked to consider and vote upon the adoption and approval of the Plan of Merger, the Merger Agreement and the Merger of Pritsker with and into Acquisition Sub, with Acquisition Sub surviving the Merger as a wholly-owned subsidiary of Symix. A copy of the Merger Agreement, including the Plan of Merger, is attached hereto as Appendix I. See "THE MERGER" and "THE PLAN OF MERGER." In accordance with Indiana Business Corporation Law, holders of Pritsker Common Stock and Pritsker Preferred Stock are entitled to dissenters' rights in connection with the Merger. See "THE MERGER--Dissenters' Rights."

    The Board of Directors of Pritsker has determined that the Merger is in the best interests of Pritsker and its shareholders. Accordingly, the Pritsker Board of Directors has unanimously approved the terms of the Merger Agreement and the Plan of Merger and recommends that the shareholders of Pritsker vote for the approval and adoption of the Plan of Merger, the Merger Agreement and the Merger.

    This Proxy Statement/Prospectus, the attached Notice of Special Meeting and the Proxy Card are first being mailed to shareholders of Pritsker on or about
            , 1997.

RECORD DATE AND VOTING RIGHTS

    Pritsker has fixed           , 1997 as the Record Date for the determination
of holders of Pritsker Common Stock and Pritsker Preferred Stock entitled to notice of and to vote at the Special Meeting. On that date, there were 2,847,244 shares of Pritsker Common Stock outstanding and 105,163 shares of Pritsker Preferred Stock outstanding, with each share entitled to one vote. Holders of Pritsker Common Stock and Pritsker Preferred Stock are entitled to vote separately as two classes on the Merger proposal. No shares of Pritsker Common Stock or Pritsker Preferred Stock can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Pritsker Common Stock and of the holders of a majority of the issued and outstanding Pritsker Preferred Stock entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Indiana Business Corporation Law and the Articles of Incorporation of Pritsker, the affirmative vote of the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Pritsker Common Stock entitled to vote thereon and the affirmative vote of a majority of the issued and outstanding shares of the Pritsker Preferred Stock entitled to vote thereon, voting as separate classes, are required for approval of the Plan of Merger, the Merger Agreement and the Merger.

    Under Ohio law and Symix's Amended Articles of Incorporation, approval of the Merger by the holders of Symix Common Shares is not required.

VOTING OF PROXIES

    Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of Pritsker Common Stock and Pritsker Preferred Stock represented by all properly executed proxies received in time for the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. Proxies that do not contain voting instructions will be voted FOR approval of the Plan of Merger, the Merger Agreement and the Merger at the Special Meeting. It is not expected that any matter other than the Merger Agreement and the transactions contemplated thereby, including the Merger, will be brought before the Special Meeting. If, however, other matters should properly come before the Special Meeting, the persons named in the enclosed form of proxy intend to vote such proxies in accordance with their judgment on such matters.

    Pritsker intends to count holders of shares of Pritsker Common Stock and Pritsker Preferred Stock present in person at the Special Meeting but not voting, and holders of shares of Pritsker Common Stock and Pritsker Preferred Stock for which Pritsker has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Pritsker Common Stock, and the affirmative vote of the holders of a majority of the issued and outstanding shares of Pritsker Preferred

Stock, entitled to vote at the close of business on the Record Date is required to approve the Merger, such non-voting shares and abstentions will have the effect of a vote against the approval of the Merger.

REVOCATION OF PROXIES

    Any holder of Pritsker Common Stock or Pritsker Preferred Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Special Meeting by (i) filing a written revocation with the Secretary of Pritsker prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance by a shareholder at the Special Meeting will not itself revoke his or her proxy. All written notices of revocation and other communications with respect to revocation of Pritsker proxies should be addressed to Pritsker Corporation, 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268, Attention: Steven D. Duket.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, the directors, officers and employees of Pritsker may solicit proxies from Pritsker shareholders by telephone, telecopy, telegram or in person. Pritsker will bear the cost of the solicitation of proxies from its own shareholders, except that Symix will bear the cost of printing, filing and mailing this Proxy Statement/Prospectus.

    PRITSKER SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

    THE FOLLOWING SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE MERGER, INCLUDING THE PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX I AND INCORPORATED BY REFERENCE HEREIN.

GENERAL

    The Merger Agreement provides that, subject to the approval of the Merger Agreement by the shareholders of Pritsker and the satisfaction or waiver of certain other conditions, Pritsker will be merged with and into Acquisition Sub, which will be the Surviving Corporation and a wholly-owned subsidiary of Symix. As a part of the Merger, Acquisition Sub's name will be changed to "Pritsker Corporation." No vote of Symix's shareholders is required in connection with the Merger. The time at which the Merger becomes effective is referred to as the "Effective Time."

    In the Merger, except for shares held by holders properly exercising their dissenters' rights, each outstanding share of Pritsker Common Stock will be converted into the right to receive 0.170108 Symix Common Shares, and each share of Pritsker Preferred Stock will be converted into the right to receive its liquidation value of $5.23 plus accrued and unpaid dividends through the Effective Time. Pritsker shareholders will receive cash in lieu of any fraction of a Symix Common Share to which such Pritsker shareholders would have been entitled. As a result of the Merger, and as provided by the terms of Pritsker's 1987 Stock Option and Incentive Plan, all rights under employee stock purchase options granted by Pritsker pursuant to that Plan will be converted into the right to acquire that number of Symix Common Shares to which the optionee would have been entitled if, immediately prior to the Merger, the optionee had fully exercised the Option, with such adjustment in option price as is necessary to assure that the rights and benefits of the optionee under such Option shall not be increased or decreased by the Merger, and all other terms of the Option will remain the same.

BACKGROUND OF THE MERGER

    As Pritsker entered 1997, management perceived that the company was faced with two significant challenges: (1) a cash shortfall resulting from Pritsker's bank lender's plans not to renew its line of credit and (2) Pritsker's need to retain the core group of employees necessary to execute its plan for renewed growth. Management believed that the failure to deal effectively with either of these problems would be a threat to Pritsker's survival as an organization. In light of these challenges, Pritsker began to pursue two alternative solutions. First, management gave consideration to a possible sale of the company and began to make preliminary inquiries to potential strategic buyers. Second, Pritsker began the process of raising capital in an effort to assure that the company would have sufficient cash resources even if no sale occurred.

    Pritsker, prior to 1997, had various business relationships with Symix. As early as July and November of 1996, Pritsker made presentations to Symix sales teams where Symix discussed a possible interest in a close partnership. On February 28, 1997, Pritsker's President met with the Vice President of Strategic Planning of Symix to discuss business matters. At that meeting, Symix's Vice President raised the issue of exclusivity in the relationship between the companies for certain products. Pritsker's President indicated that such an arrangement would be equivalent to an acquisition and further informed the Symix Vice President that if an acquisition was Symix's intent then Pritsker's Board of Directors might well be receptive to the idea.

    On May 26, 1997, representatives of Symix and Pritsker had additional discussions concerning a possible acquisition, and on June 5, 1997, Symix representatives visited Pritsker for the primary purpose of performing a functional evaluation of possible integration issues. Symix's Chief Financial Officer also visited Pritsker on that same day to learn more about Pritsker's operations and to determine whether Pritsker might, from Symix's perspective, be an acquisition candidate. On June 25, 1997, Pritsker's President met with representatives of Symix, including its President and its Chief Financial Officer to discuss Pritsker's interest in a possible transaction.

    On July 2, 1997, discussions with four companies regarding a possible sale of Pritsker were disclosed to shareholders in connection with a pro rata stock offering made to the shareholders.

    On July 18, 1997, the President of Pritsker received a phone call from the Chief Financial Officer of Symix stating that Symix would be transmitting a letter of intent within the next few days, reflecting a valuation of approximately $7 million in a proposed merger of Symix and Pritsker. Symix's Chief Financial Officer indicated that Pritsker shareholders would receive Symix Common Shares.

    An initial letter of intent was received by Pritsker on July 21, 1997. On July 23, 1997, the Chairman of the Board and the President of Pritsker met with Symix's Chief Financial Officer to negotiate changes to the letter of intent and the terms of the transaction. A revised letter of intent was received on July 24, 1997. That letter of intent was reviewed by Pritsker's Board of Directors at a meeting held on July 25, 1997 and was approved for execution. A final letter of intent was executed and returned to Symix on July 28, 1997.

    Subsequent to execution of the letter of intent, representatives of the companies negotiated the terms of the Merger Agreement. At the same time, the companies' representatives completed reviews or investigations of each other's business and operations.

    A substantially final Merger Agreement was presented to Pritsker's Board of Directors on September 3, 1997 and approved for execution. Execution of the Merger Agreement was delayed while certain accounting issues were reviewed, evaluated and resolved. Revised terms for the transaction were presented to Pritsker's Board of Directors and approved by a written consent of the Board of Directors dated October 2, 1997, and the final Merger Agreement was then executed by the parties.

REASONS FOR THE MERGER; RECOMMENDATION OF THE PRITSKER BOARD OF DIRECTORS

    Symix's decision to acquire Pritsker was primarily due to the fact that the acquisition adds advanced planning and scheduling (APS) functionality to the Symix product line. The Symix Board of Directors believes the Pritsker APS products and expertise can be integrated successfully with the Symix product line and will provide Symix a competitive advantage. Pritsker's APS solution will assist Symix's customers in optimizing plant utilization, increasing responsiveness to their customers and reducing inefficiencies on the shop floor. This advanced planning capability will be unique to Symix.

    In reaching its decision to approve the terms of the Merger Agreement and the Merger, the Pritsker Board of Directors, among other matters, consulted with its legal advisors regarding the legal terms of the transaction and the Board's obligations in its consideration of the proposed transaction, considered the financial aspects of the proposed transaction and consulted with Pritsker's management. The Board of Directors of Pritsker considered a number of factors, both from a short-term and a longer-term perspective. Among the factors considered by the Board in recommending to shareholders the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, were: (i) the amount and form of the merger consideration; (ii) the terms of other reported acquisitions of similar companies and competitors; (iii) information concerning the business, financial condition, results of operation and prospects of Pritsker and Symix; (iv) recent market prices for the Symix Common Shares, the active trading market for the Symix Common Shares and the liquidity of the Symix Common Shares; (v) the tax-free nature of the Merger to holders of Pritsker Common Stock who receive Symix Common Shares; (vi) the impact of the Merger on Pritsker's employees; and (vii) strategic alternatives to the Merger that may be available to Pritsker.

    Based on these considerations, the Board of Directors of Pritsker concluded that the affiliation of Pritsker with Symix through the Merger is in the best interests of Pritsker and its shareholders and unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD OF DIRECTORS OF PRITSKER RECOMMENDS THAT HOLDERS OF PRITSKER COMMON STOCK AND HOLDERS OF PRITSKER PREFERRED STOCK VOTE "FOR" THE APPROVAL OF THE PLAN OF MERGER, THE MERGER AGREEMENT AND THE MERGER.

    Certain members of the management and Board of Directors of Pritsker have interests in the Merger as shareholders of Pritsker and otherwise. See "--Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of Pritsker and Symix as soon as practicable following the date on which all required conditions have been satisfied or waived.

    As soon as practicable after the Closing, Pritsker and Acquisition Sub will file, or cause to be filed, Articles of Merger with the Secretary of State of the State of Indiana and a certificate of merger with the Secretary of State of the State of Ohio and will make all other filings or recordings required by Indiana corporate law or Ohio corporate law in connection with the Merger.

    If the Merger Agreement is approved by the requisite vote of Pritsker shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger that are required by the Merger Agreement to be filed with the Secretary of State of the State of Indiana and the Certificate of Merger that is required to be filed with the Secretary of State of the State of Ohio. It is presently contemplated that
the Effective Time will be 12:01 a.m., on          , 1997.

CONVERSION OF SHARES; FRACTIONAL SHARES

    As a result of the Merger, each share of Pritsker Common Stock issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under Title 23, Article 1, Chapter 44 of the Indiana Code (I.C. 23-1-44), will be converted into the right to receive 0.170108 Symix Common Share (and cash in lieu of any fraction of a Symix Common Share). The conversion of Pritsker Common Stock into the right to receive Symix Common Shares (other than shares as to which dissenters' rights are properly exercised; see "--Dissenters' Rights") will occur by operation of law at the Effective Time. After the Effective Time, certificates previously evidencing shares of Pritsker Common Stock that may be exchanged for Symix Common Shares will be deemed, for all corporate purposes only to evidence ownership of and entitlement to receive such Symix Common Shares and cash in lieu of fractional shares.

    No fraction of a Symix Common Share will be issued upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent (defined under "Procedures for Exchange of Certificates" below) will pay by check an amount determined by multiplying (i) the closing price per Symix Common Share as reported on the NASDAQ National Market System on the last trading day preceding the Effective Time of the Merger by (ii) the fractional interest of a Symix Common Share the Pritsker shareholder would otherwise have been entitled to as a result of the Merger.

    Pursuant to the terms of the Merger Agreement and as a result of the Merger, each share of Pritsker Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under I.C. 23-1-44, will be converted into the right to receive its liquidation value of $5.23, plus accrued and unpaid dividends through the Effective Time.

    Any share of Pritsker Common Stock or Pritsker Preferred Stock held by Pritsker as treasury stock or owned by Pritsker, any subsidiary of Pritsker, Symix, Acquisition Sub or any other subsidiary of Symix immediately prior to the Effective Time will be automatically canceled at the Effective Time of the Merger.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Time, Symix will deliver or cause to be delivered to Fifth Third Bank, N.A. (the "Exchange Agent"), certificates representing the Symix Common Shares issuable in the Merger in exchange for the outstanding shares of Pritsker Common Stock and will make available when and as needed funds sufficient to pay the merger consideration for the Pritsker Preferred Stock and to pay for fractional shares.

    As soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail, deliver or otherwise make available to each holder of Pritsker Common Stock or Pritsker Preferred Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately prior to the Effective Time of the Merger, represented shares of Pritsker Common Stock or Pritsker Preferred Stock in exchange for certificates representing Symix Common Shares and cash consideration in the case of Pritsker Preferred Stock or fractional Symix Common Share. Upon surrender of the certificates that prior to the Effective Time of the Merger represented shares of Pritsker Common Stock and Pritsker Preferred Stock, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, and promptly after determination of the amount of cash to be paid in lieu of a fraction of a Symix Common Share, the Exchange Agent will distribute the certificates for Symix Common Shares and any cash in lieu of a fractional share to which the tenderer is entitled (or cash in the case of Pritsker Preferred Stock).

    PRITSKER SHAREHOLDERS SHOULD NOT FORWARD PRITSKER STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. PRITSKER SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

TREATMENT OF OPTIONS AND WARRANT

    Pritsker has in effect a 1987 Stock Option and Incentive Plan (the "Plan") under which 253,847 shares of Pritsker Common Stock are subject to issuance pursuant to outstanding Options that were granted under the Plan. In connection with the Merger, all rights under the Options will be assumed by Symix and, upon the Effective Time of the Merger, will represent the right to acquire that number of Symix Common Shares to which the optionee would have been entitled if, immediately prior to the Merger, the optionee had fully exercised the Option, with such adjustment in option price as is necessary to assure that the rights and benefits of the optionee under such Option will not be increased or decreased by the Merger. The date each Option becomes exercisable and the expiration date of each Option will remain the same. Symix Common Shares issued upon exercise of such Options will be registered under the Securities Act and, as such, will be freely transferable immediately upon exercise, except for shares issued to any person who may be deemed to be an affiliate of Symix for purposes of Rule 144. See "--Resale of Symix Common Shares by Affiliates."

    On July 14, 1992, in connection with the issuance of Pritsker Preferred Stock, Pritsker issued to the holder of such Pritsker Preferred Stock the Warrant to purchase up to 4,080 shares of Pritsker Common Stock at a price of $4.41 per share. The exercise price under the Warrant was subsequently reduced to $2.00 per share. As a result of the Merger, all rights under the Warrant that remain unexercised immediately prior to the Effective Time will be assumed by Symix, and upon consummation of the Merger, will represent the right to acquire that number of Symix Common Shares to which the Warrant holder would have been entitled if, immediately prior to the Merger, the Warrant holder had fully exercised the Warrant and had been a shareholder of record of Pritsker, except that any fractional share will be rounded to the nearest whole share. Any Symix Common Shares issued to the Warrant holder upon conversion of the Warrant after the Merger will be "restricted securities" within the meaning of Rule 144. See "--Resale of Symix Common Shares by Affiliates."

DISSENTERS' RIGHTS

    Pritsker shareholders are entitled to dissent from the Plan of Merger and receive payment of the "fair value" of their shares in cash. Such entitlement is governed by I.C. 23-1-44, a complete copy of which is attached to this Proxy Statement/Prospectus as Appendix II.

    Pursuant to I.C. 23-1-44, a shareholder may assert dissenters' rights only if the shareholder delivers to Pritsker, PRIOR TO THE VOTE TAKEN WITH RESPECT TO THE MERGER AT THE SPECIAL MEETING, written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is consummated and the shareholder does not vote in favor of the Merger.

    Any Pritsker shareholder contemplating the assertion of dissenters' rights in connection with the Merger should review carefully the complete provisions of I.C. 23-1-44. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE STATUTE IN ORDER TO PERFECT DISSENTERS' RIGHTS. Any written objection, demand or notice required in connection with the exercise of dissenters' rights should be sent or delivered to Steven D. Duket, Secretary of Pritsker, at 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268.

    The federal income tax consequences of a receipt of cash for dissenting shares would differ materially from the federal income tax consequences of a receipt of Symix Common Shares pursuant to the Merger Agreement. SHAREHOLDERS CONTEMPLATING THE ASSERTION OF DISSENTERS' RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF SUCH ACTION.

    It is a condition to Symix's obligation to consummate the Merger, that holders of no more than 5% of the outstanding shares of Pritsker Common Stock properly exercise their dissenters' rights in accordance with I.C. 23-1-44. See "--Conditions to the Merger."

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE INDIANA LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF PRITSKER, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE INDIANA LAW INCLUDED HEREIN AS APPENDIX II.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement includes various customary representations and warranties of the parties. The Merger Agreement includes representations and warranties by Pritsker as to, among other things: (i) organization, good standing and corporate power of Pritsker and its subsidiaries; (ii) authorization, execution, delivery and enforceability of the Merger Agreement;
(iii) the Merger Agreement's noncontravention of incorporation documents, laws, regulations, governmental orders, contracts, leases and other agreements and the need to obtain governmental or third-party consents or approvals (except for certain approvals or filings specified in the Merger Agreement); (iv) capitalization; (v) ownership of any subsidiaries; (vi) delivery, accuracy and fair presentation of Pritsker's financial statements; (vii) certain changes or events since July 31, 1997; (viii) ownership and condition of property and other assets reflected in Pritsker financial statements; (ix) absence of defaults under borrowings or leases of material properties; (x) filing of tax returns and adequacy of reserves for payment of taxes; (xi) absence of default under certain other contracts and commitments; (xii) material litigation; (xiii) ownership of certain trademarks, copyrights and other intellectual property; (xiv) compliance in all material respects by Pritsker and its subsidiaries with applicable laws;
(xv) compliance with environmental laws; (xvi) compliance of Pritsker benefit plans with applicable laws; (xvii) governmental authorizations and compliance with regulations; (xviii) certain transactions with affiliates; and (xix) absence of any untrue statements or omissions of material fact on the part of Pritsker in the Merger Agreement and related documents.

    The Merger Agreement also includes representations and warranties by Symix and Acquisition Sub as to, among other things: (i) organization, good standing and corporate power of Symix and Acquisition Sub; (ii) authorization, execution, delivery and enforceability of the Merger Agreement and related agreements,
(iii) the Merger Agreement's noncontravention of charter documents, laws, regulations, governmental orders, mortgages, credit agreements, leases and other agreements, and absence of any need to obtain governmental or third-party consents or approvals (except for certain approvals or filings specified in the Merger Agreement); (iv) capitalization and the issuance of Symix Common Shares in the Merger; (v) absence of matters that would prevent the Merger from being treated as a tax-free merger; (vi) broker's and finder's fees; (vii) accuracy of reports filed by Symix under the Exchange Act, (viii) accuracy and compliance with generally accepted accounting principles of Symix's financial statements and absence of material nondisclosed liabilities; and (ix) absence of any untrue statement or omissions of material fact on the part of Symix in the Merger Agreement and related documents.

COVENANTS

    The Merger Agreement contains covenants that the parties will take certain actions prior to the Effective Time of the Merger. As to Pritsker, the covenants include, among other things, agreements by Pritsker to: (i) conduct its business in the ordinary course of business, including maintaining present business operations and relationships, licenses, assets, ongoing marketing activities and books and records, filing tax returns, paying taxes, maintaining insurance, complying with laws and not entering into certain agreements, not making certain changes in employment arrangements or compensation policies, except with the prior written consent of Symix, not amending its incorporation documents, not authorizing or issuing any shares of capital stock or granting any options, warrants or rights relating to any equity securities or splitting, combining or reclassifying any equity securities, not paying any dividends, not disposing of any assets other than in the ordinary course of business, not taking any actions that would result in a breach of any contract that would have a material adverse effect, and not incurring any indebtedness other than in the ordinary course of business or pursuant to existing credit arrangements; (ii) furnish all information required for the Registration Statement and call a meeting of shareholders entitled to vote on the Merger Agreement; (iii) provide Symix and its representatives with access to Pritsker facilities, personnel, records and advisors; and (iv) comply with certain covenants regarding stock options, warrants and affiliates.

    As to Symix, the covenants include, among other things, agreements by Symix to: (i) prepare and file the Registration Statement and use its best efforts to register the Symix Common Shares being issued in the Merger under the Securities Act; (ii) use its best efforts to cause the Symix Common Shares being issued in the Merger to be approved for quotation on the NASDAQ National Market System;
(iii) indemnify Pritsker officers and directors in connection with the transactions contemplated by the Merger Agreement; and (iv) use its best efforts to file all reports required pursuant to the Exchange Act on a timely basis.

CONDITIONS TO THE MERGER

    The obligations of both Symix and Pritsker to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the Merger Agreement shall have been approved by the shareholders of Pritsker and (ii) the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending effectiveness or proceedings for that purpose shall have been issued or commenced.

    The obligation of Pritsker to consummate the Merger also is subject to certain additional conditions, including among others that: (i) Symix's representations and warranties contained in the Merger Agreement shall be true and correct in all material respects as of the Closing; (ii) Symix and Acquisition Sub shall have performed, complied with and satisfied all covenants, agreements and conditions contained in the Merger Agreement and required to be performed, complied with or satisfied by each of them at or prior to the Closing Date; (iii) Pritsker shall have received a certified copy of the authorization by the Board of Directors of Symix for the consummation of the Merger; (iv) Pritsker shall have received a legal opinion from Symix's counsel reasonably satisfactory to Pritsker and its counsel; (v) Symix and Acquisition Sub shall have obtained and delivered to Pritsker all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental authority or of any other person required to be obtained by Symix or Acquisition Sub in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby; (vi) Symix and Acquisition Sub shall not have knowingly taken any action which could reasonably be expected to interfere unreasonably with the business or operations of Pritsker; (vii) no material adverse change in the assets or business of Symix shall have occurred, and no claim shall have been asserted against Symix which would reasonably be likely to materially and adversely affect the operations or net worth of Symix, its business or its assets; (viii) all arrangements with the Exchange Agent and procedures for payment of merger consideration to Pritsker shareholders are in form and substance satisfactory to Pritsker and its counsel; (ix) Pritsker shall be reasonably satisfied that the receipt of Symix Common Shares by Pritsker shareholders will qualify for tax-free treatment; and (x) all arrangements related to the conversion of the Options and the Warrant are in form and substance reasonably satisfactory to Pritsker and its counsel.

    The obligation of Symix to consummate the Merger is subject to certain additional conditions, including among others that: (i) Symix shall not discover any error or misstatement in Pritsker's representations and warranties which would reasonably be likely to have an adverse effect on Pritsker or Acquisition Sub or would prevent the Merger from qualifying as a tax-free reorganization;
(ii) Pritsker shall have performed, complied with and satisfied in all material respects all covenants, agreements and conditions contained in the Merger Agreement and required to be performed, complied with or satisfied by it at or prior to the Closing Date; (iii) no change in Pritsker Common Stock or the assets or business of Pritsker shall have occurred and no claim shall have been asserted against Pritsker which would reasonably be likely to materially and adversely affect the operations or net worth of Pritsker, its business or its assets; (iv) Pritsker shall have delivered to Symix an accurate list of all material contracts and commitments entered into after the date of the Merger Agreement and prior to the Closing; (v) Pritsker shall have provided Symix with certificates of existence in each applicable jurisdiction and shall have obtained and delivered to Symix all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental authority required to be obtained by Pritsker in connection with the Merger and all necessary consents under contracts and commitments of Pritsker which Symix believes are material to Pritsker's business; (vi) Symix shall have received a legal opinion from Pritsker's counsel reasonably satisfactory to Symix and its counsel; (vii) Pritsker shall have delivered to Symix original corporate record books and written resignations of all directors and corporate officers (as directors and officers, but not as employees) of Pritsker effective as of the Closing; (viii) the holders of not more than 5% of the outstanding shares of Pritsker Common Stock shall have properly exercised their dissenters' rights in accordance with I.C. 23-1-44; and
(ix) an Affiliate's Letter shall have been executed by all affiliates of Pritsker.

    The Merger Agreement further provides that if the Merger is not consummated as a result of the failure of certain conditions described herein the non-obligated party may recover expenses incurred by such party in connection with the Merger from the non-performing party. See "--Termination; Amendment."

OTHER ACQUISITION PROPOSALS

    The Merger Agreement prohibits Pritsker and persons acting on its behalf from soliciting inquiries or proposals from third parties with respect to the acquisition of Pritsker or any significant portion of its assets or any equity interest therein. The Merger Agreement further prohibits Pritsker and persons acting on its behalf from discussing or negotiating with, or providing confidential information or data to, any person relating to such an acquisition proposal or from otherwise facilitating any such acquisition proposal, without the prior approval of Symix.

OTHER COVENANTS

    Under the Merger Agreement, the parties have agreed to use their best efforts to meet the requirements for the Merger to be treated as a tax-free reorganization for federal income tax purposes.

    Symix has also agreed that, following the Effective Time of the Merger, employees of Pritsker will receive employee benefit plans and programs with benefits no less favorable than those provided to employees of Symix with comparable status and seniority.

TERMINATION; AMENDMENT

    The Merger Agreement may be terminated at any time before the Closing, notwithstanding the approval of the Merger Agreement by the shareholders of
Pritsker: (i) by the mutual consent of Symix and Pritsker; (ii) by Symix if any of the conditions precedent to Symix's obligation to close are not fulfilled at or prior to Closing; (iii) by Pritsker if any of the conditions precedent to Pritsker's obligation to close are not fulfilled at or prior to Closing; or (vi) by either party if a default is made by the other party in the observance or in the due and timely performance of any of the terms of the Merger Agreement to be performed by the other party that cannot be cured by such other party prior to Closing.

    If the Merger Agreement is terminated by Symix because certain conditions to the Merger are not fulfilled, including (i) the failure of the shareholders of Pritsker to approve the Merger; (ii) the failure of any affiliate of Pritsker to execute an Affiliate's Letter (See "--Resale of Symix Common Shares by Affiliates"); or (iii) an error or misstatement of the representations and warranties of Pritsker which, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Pritsker or Acquisition Sub, Symix may recover from Pritsker expenses incurred by Symix in connection with the Merger Agreement. Similarly, if the Merger Agreement is terminated by Pritsker because certain terms, covenants and conditions of the Merger Agreement to be complied with and performed by Symix are not fulfilled, Pritsker may recover from Symix the expenses incurred by Pritsker in connection with the Merger.

    The Merger Agreement may be amended in writing by the mutual agreement of the Boards of Directors of Symix and Pritsker at any time before or after shareholder approval; however, no amendment may be made which by law requires further shareholder approval without such approval. Any of the provisions of the Merger Agreement may be waived in writing by the party entitled to the benefits thereof.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING SUMMARY DISCUSSES THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE SUMMARY IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND JUDICIAL AUTHORITY AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION ASSUMES THAT HOLDERS OF PRITSKER COMMON STOCK HOLD SUCH STOCK AS A CAPITAL ASSET AND DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, CORPORATE SHAREHOLDERS WHICH ARE COLLAPSIBLE CORPORATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED PRITSKER COMMON STOCK AS COMPENSATION OR THROUGH A TAX-QUALIFIED RETIREMENT PLAN, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION.

    TAX OPINION. The consummation of the Merger is conditioned upon Pritsker's satisfaction that receipt of Symix Common Shares by Pritsker shareholders will qualify for tax-free treatment. In connection therewith, Pritsker anticipates receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and as to certain other federal income tax consequences incident to the Merger. Baker & Daniels is of the opinion, subject to the representations and assumptions set forth below being true and correct as of the Effective Time, that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that, accordingly, neither Pritsker nor Symix will recognize gain or loss as a result of the Merger. In addition, Baker & Daniels is of the opinion that holders of Pritsker Common Stock that exchange their shares solely for Symix Common Shares will not recognize gain or loss in the Merger.

    The foregoing opinions are based upon (i) certain representations of Pritsker and Symix, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied.

    The discussion below summarizes certain federal income tax consequences of the Merger to a holder of Pritsker Common Stock, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

    RECEIPT OF SYMIX COMMON SHARES. Except as discussed below with respect to cash received in lieu of a fractional Symix Common Share, a holder of Pritsker Common Stock that receives only Symix Common Shares in the exchange for such holder's Pritsker Common Stock will not recognize gain or loss. The adjusted tax basis of the Symix Common Shares received in the Merger will be the same as the adjusted tax basis of the shares of Pritsker Common Stock exchanged therefor in the Merger, decreased by the basis of any fractional share interest for which cash is received in the Merger. The holding period of the Symix Common Shares received will include the holding period of Pritsker Common Stock exchanged therefor.

    FRACTIONAL SHARES. If a holder of shares of Pritsker Common Stock receives cash in lieu of a fraction of a Symix Common Share in the Merger, such cash amount will be treated as received in exchange for the fraction of a Symix Common Share. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fraction of a Symix Common Share reduced by the proportion of the holder's adjusted tax basis in the Pritsker Common Stock exchanged and allocable to the fraction of a Symix Common Share.

    THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. HOLDERS OF PRITSKER COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for by Symix using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to the fair value of net assets acquired. In connection with the Merger, it is currently estimated that Symix will incur a nonrecurring charge of approximately $6.4 million relating to immediate write-off of acquired in-process technology of Pritsker.

    The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the purchase accounting method to account for the Merger. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)."

NASDAQ LISTING

    Symix has agreed to take all necessary steps to cause the Symix Common Shares to be issued in the Merger to be approved for quotation on the NASDAQ National Market System.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Pritsker Board of Directors and management have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as Pritsker shareholders, generally, including those referred to below:

    Prior to 1995, A. Alan B. Pritsker, Pritsker's Chairman of the Board, and Steven D. Duket, Pritsker's Vice President and Corporate Secretary, loaned Pritsker $200,000 and $34,000, respectively. In 1996, Pritsker repaid $50,000 and $8,500 to Mr. Pritsker and Mr. Duket, respectively. On June 3, 1997, Pritsker's bank required that the remainder of the loan be subordinated in order for the line of credit to be extended for 3 months and strongly encouraged that the loan be converted to equity. On July 10, 1997, Mr. Pritsker and Mr. Duket agreed to convert the principal amounts outstanding on those loans into 150,000 and 25,500 shares, respectively, of Pritsker Common Stock and purchased an additional 50,000 and 8,500 shares, respectively, of Pritsker Common Stock at a price of $1.00 per share (all as a part of Pritsker's stock offering generally made to existing shareholders in July of 1997). In addition, certain other officers and directors purchased Pritsker Common Stock in connection with such stock offering. On June 23, 1997, John E. Layden, Pritsker's President, was granted an option to purchase 35,000 shares at a price of $1.00 per share, which was exercised on July 14, 1997. On July 16, 1997, Cambridge Ventures, L.P., an affiliate of Pritsker director Theodore M. Englehart, agreed to exchange 28,680 shares of Pritsker Preferred Stock for 150,000 shares of Pritsker Common Stock.

    In January 1996, Pritsker entered into an executive severance agreement with John E. Layden, the President of Pritsker (the "Executive Severance Agreement"). The Executive Severance Agreement provides, among other things, for various benefits to be paid to Mr. Layden upon a termination of his employment by Pritsker. Although the Executive Severance Agreement was not entered into in conjunction with the Merger, Acquisition Sub will be obligated upon the effectiveness of the Merger to assume the Executive Severance Agreement.

    Neither Symix nor Acquisition Sub has entered into employment agreements with the senior executives or other employees of Pritsker; however, it is Symix's current intention that John E. Layden will remain as general manager of the Pritsker business unit and that key Pritsker management will remain after the Merger.

    Pritsker is currently negotiating royalty payments in connection with a license to use a software product owned by Time Compression Strategies, Inc., a company whose majority owner is John E. Layden, President of Pritsker. Pritsker also purchases textbooks and some documentation through Systems Publishing Corporation, a company of which A. Alan B. Pritsker, Pritsker's Chairman of the Board, is a majority owner.

    The Merger Agreement provides that following the Effective Time of the Merger, Symix and Acquisition Sub will indemnify and hold harmless each present and former director and officer of Pritsker, and will advance costs and expenses as incurred, in each case to the fullest extent permitted by law, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters as to which such director or officer would be entitled to indemnification or advancement of expenses from Pritsker under the Indiana Business Corporation Law, including the transactions contemplated by the Merger Agreement.

    Officers and directors of Pritsker, or companies with which they are affiliated, directly or indirectly own a majority of the Pritsker Common Stock and all of the Pritsker Preferred Stock. See "INFORMATION CONCERNING PRITSKER--Security Ownership of Certain Beneficial Owners and Management."

RESALE OF SYMIX COMMON SHARES BY AFFILIATES

    The Symix Common Shares to be issued to shareholders of Pritsker in connection with the Merger will be registered under the Securities Act and, as such, will be freely transferable under the Securities Act immediately upon receipt, except for shares issued to any person who may be deemed an "affiliate" of Symix for purposes of Rule 144 or an "affiliate" of Pritsker for purposes of Rule 145. Persons who may be deemed affiliates of Pritsker or Symix generally include individuals who, or entities which, control, are controlled by or are under common control with Pritsker or Symix and will include directors and corporate officers of Pritsker and Symix and may include major shareholders of Pritsker and Symix.

    Rule 144 and Rule 145 will restrict the sale of Symix Common Shares received in the Merger by affiliates and certain of their family members and related interests. In general, under Rule 145, for one year following the Effective Time of the Merger, persons who are affiliates of Pritsker at the time of the Special Meeting, provided they are not affiliates of Symix at or following the Effective Time, would be entitled to sell Symix Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, during such one-year period, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of one percent of the outstanding number of Symix Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 may remain available to affiliates only if Symix remains current with its information filings with the Commission under the Exchange Act. One year after the Effective Time of the Merger, an affiliate would be able to sell such Symix Common Shares without such manner of sale or volume limitations, provided that Symix then is current with its Exchange Act information filings and such affiliate was not then an affiliate of Symix.

    Affiliates also would be permitted to resell Symix Common Shares received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    The Merger Agreement provides that Pritsker will use its best efforts to cause each person who is an affiliate of Pritsker to execute an agreement providing that such affiliate will not transfer any Symix Common Shares received in the Merger except in compliance with the Securities Act.

    This Proxy Statement/Prospectus does not cover resales of Symix Common Shares received by any person who may be deemed an affiliate of Pritsker or Symix.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following pro forma condensed consolidated balance sheet as of June 30, 1997 and the pro forma condensed consolidated statement of income for the year ended June 30, 1997 give effect to the acquisition of 100% of the outstanding shares of Pritsker by Symix. The pro forma information is based on the historical financial statements of Pritsker and Symix giving effect to the proposed transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

    The pro forma statements have been prepared by Symix management based upon the financial statements of Pritsker included elsewhere herein. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of Pritsker and Symix contained elsewhere herein.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                            PRO FORMA    PRO FORMA
                                                                     SYMIX     PRITSKER    ADJUSTMENTS  CONSOLIDATED
                                                                   ---------  -----------  -----------  ------------
                                                       ASSETS
Current assets:
  Cash and cash equivalents......................................  $   2,332   $       1    $    (250)(D)  $    2,083
  Trade accounts receivable......................................     21,689       1,095                     22,784
  Other current assets...........................................      2,129         162                      2,291
                                                                   ---------  -----------  -----------  ------------
Total current assets.............................................     26,150       1,258         (250)       27,158
Other assets:
  Capitalized software...........................................      6,551       2,003          121(E)       8,675
  Intangibles, net...............................................      4,779      --            1,505(E)       6,284
  Other assets...................................................      1,048          64                      1,112
                                                                   ---------  -----------  -----------  ------------
Total other assets...............................................     12,378       2,067        1,626        16,071
Net equipment and improvements...................................      5,724         200          (23)(E)       5,901
                                                                   ---------  -----------  -----------  ------------
Total assets.....................................................  $  44,252   $   3,525    $   1,353    $   49,130
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses..........................  $   7,423   $     553    $  --        $    7,976
  Deferred revenue...............................................      9,685          10       --             9,695
  Other current liabilities......................................      1,145         771       --             1,916
                                                                   ---------  -----------  -----------  ------------
Total current liabilities........................................     18,253       1,334       --            19,587
Non-current liabilities..........................................      2,638         269          487(B)       3,394
Redeemable preferred stock.......................................      1,031         550*        (550)(B)       1,031
Shareholders' equity:
  Common stock...................................................     13,353       1,205*       7,955(A)      22,513
  Retained earnings..............................................     10,853         193       (6,372)(E)       4,481
                                                                                                 (193)(C)
  Treasury stock and other.......................................     (1,876)        (26)          26(C)      (1,876)
                                                                   ---------  -----------  -----------  ------------
  Total shareholders' equity.....................................     22,330       1,372        1,416        25,118
                                                                   ---------  -----------  -----------  ------------
Total liabilities and shareholders' equity.......................  $  44,252   $   3,525    $   1,353    $   49,130
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------

------------------------

* The historical amounts have been adjusted to reflect a conversion of $150,000 of redeemable preferred stock to common stock subsequent to June 30, 1997.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                            YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA    PRO FORMA
                                                                     SYMIX     PRITSKER    ADJUSTMENTS  CONSOLIDATED
                                                                   ---------  -----------  -----------  ------------
Net revenue......................................................  $  65,772   $   3,755    $  --        $   69,527
Cost of revenue..................................................     22,440       1,200          453(F)      24,093
                                                                   ---------  -----------  -----------  ------------
Gross margin.....................................................     43,332       2,555         (453)       45,434
                                                                   ---------  -----------  -----------  ------------
Selling, general, and administrative.............................     32,601       1,763                     34,364
Research and product development.................................      5,659         697         (620)(F)       5,736
                                                                   ---------  -----------  -----------  ------------
Total operating expenses.........................................     38,260       2,460         (620)       40,100
                                                                   ---------  -----------  -----------  ------------
Operating income.................................................      5,072          95          167         5,334
Other income, net................................................        107           3          (44)(F)          66
                                                                   ---------  -----------  -----------  ------------
Income before income taxes.......................................      5,179          98          123         5,400
Provision for income taxes.......................................      1,916          48          (16)(F)       1,948
                                                                   ---------  -----------  -----------  ------------
Net income.......................................................  $   3,263   $      50    $     139    $    3,452
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------
Earnings per share...............................................  $    0.52                             $     0.51
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------
Weighted average number of common and common equivalent shares
  outstanding....................................................      6,302                      500(G)       6,802
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    Under the terms of the Merger, each outstanding share of Pritsker's Common Stock would be converted into the right to receive Symix's Common Shares at the rate of 0.170108 Symix Common Share for each share of Pritsker's Common Stock. Pritsker's outstanding employee stock options would also be converted in the Merger into options to purchase Symix Common Shares on an equivalent basis. The pro forma financial statements assume receipt of 100% of the outstanding Pritsker Common Stock in a transaction to be accounted for as a purchase.

    The cost of the acquisition and allocation of purchase price follow:

Market value of Symix Common Shares exchanged for Pritsker Common
  Stock (484,339 shares at $18)....................................  $   8,700
Fair value of Symix stock options exchanged for Pritsker stock
  options..........................................................        460
Transaction costs..................................................        250
Redemption of Pritsker Preferred Stock.............................        550
Other assumed liabilities of Pritsker..............................      1,540
                                                                     ---------
Cost of acquisition................................................  $  11,500
                                                                     ---------
                                                                     ---------

    The cost of acquisition is allocated as follows:

Current assets.....................................................  $   1,258
Other noncurrent assets............................................         64
Fixed assets.......................................................        200
Developed technology...............................................      2,400
Trademark..........................................................      1,700
                                                                     ---------
Acquired assets....................................................      5,622
In-process technology to be charged to expense at acquisition
  date.............................................................      7,200
                                                                     ---------
                                                                        12,822
Cost of acquisition................................................     11,500
                                                                     ---------
Fair value of acquired assets and in-process technology in excess
  of cost of acquisition...........................................  $   1,322
                                                                     ---------
                                                                     ---------

    The excess of fair values was allocated to reduce the values assigned to acquired noncurrent assets and in-process technology, as follows:

                                                              FAIR      ALLOCATION
                                                              VALUE     OF EXCESS       NET
                                                            ---------  ------------  ---------
Fixed assets..............................................  $     200   $      (23)  $     177
Developed technology......................................      2,400         (276)      2,124
Trademark.................................................      1,700         (195)      1,505
In process technology.....................................      7,200         (828)      6,372
                                                            ---------  ------------  ---------
                                                            $  11,500   $   (1,322)  $  10,178
                                                            ---------  ------------  ---------
                                                            ---------  ------------  ---------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

    The pro forma statement of income has not been adjusted for a material nonrecurring charge currently estimated to be $6,372 relating to the immediate write-off of acquired in-process technology of Pritsker. This charge will be taken in the quarter in which the Merger is consummated.

(A) Reflects issuance of Common Shares and options of Symix in exchange for 100% of the outstanding common stock, warrants and options of Pritsker:

Market value of Symix Common Shares and options issued.............  $   9,160
Elimination of Pritsker Common Stock...............................     (1,205)
                                                                     ---------
                                                                     $   7,955
                                                                     ---------
                                                                     ---------

(B) Reflects redemption of Pritsker redeemable preferred stock outstanding. Symix is assumed to have borrowed the funds necessary to redeem the preferred stock:

Long-term borrowings to redeem Pritsker preferred stock..............  $     550
Elimination of deferred liability....................................        (63)
                                                                       ---------
                                                                       $     487
                                                                       ---------
                                                                       ---------

(C) Reflects elimination of Pritsker treasury stock and retained earnings.

(D) Reflects cash paid for transaction related expenses estimated to be $250,000.

(E) Under purchase accounting, Pritsker's assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Symix based upon information provided by Pritsker with the assistance of valuation specialists. Symix cannot be sure that such estimated fair values represent fair values that would ultimately be determined at the consummation date of the Merger. The following are the pro forma adjustments made to reflect Pritsker's fair values assuming the Merger was consummated on June 30, 1997:

Increase capitalized software.......................................  $     121
Reduce equipment and improvements...................................        (23)
Trademarks..........................................................      1,505
Retained earnings effect resulting from the immediate write-off of
  acquired in-process technology....................................      6,372

(F) For purposes of determining the pro forma effect of the Merger on the Symix consolidated statement of income, the following pro forma adjustments have been made and are based on the assumption that the Merger was consummated on July 1, 1996:

Increase in interest expense on borrowings of $550,000 incurred to
  redeem preferred stock.............................................  $      44
Tax benefit on increased interest expense............................        (16)
Amortization to be recorded resulting from fair value adjustments to
  capitalized software (7 years) and trademarks (10 years)...........        453
Elimination of amortization of capitalized software as recorded by
  Pritsker...........................................................       (620)
                                                                       ---------
                                                                       $    (139)
                                                                       ---------
                                                                       ---------

(G) Assumes an increase of 500,000 weighted average Symix Common Shares outstanding as a result of the consummation of the Merger.

                               THE PLAN OF MERGER

DESCRIPTION OF THE PLAN OF MERGER

    The Boards of Directors of Symix, Acquisition Sub and Pritsker have adopted and the parties have executed and delivered the Merger Agreement, which includes the form of the Plan of Merger. The Plan of Merger sets forth certain provisions relating to the consummation of the Merger. The following description is a summary of the material provisions of the Plan of Merger but does not purport to be complete. Such summary is qualified in its entirety by reference to the Plan of Merger which is attached as part of Exhibit A to the Merger Agreement, which is attached hereto as Appendix I.

CONSEQUENCES OF THE MERGER

    Under the Plan of Merger, Pritsker will be merged with and into Acquisition Sub in a tax-free transaction as provided for under Section 368(a) of the Code. Acquisition Sub will be the Surviving Corporation and the separate existence of Pritsker will cease. The Articles of Incorporation and Code of Regulations of Acquisition Sub in effect prior to the Effective Time of the Merger will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation. As a result of the Merger, the name of the Surviving Corporation will be changed to Pritsker Corporation.

CONVERSION OF PRITSKER SECURITIES

    In the Merger, except for shares of holders properly exercising their dissenters' rights, each issued and outstanding share of Pritsker Common Stock will be converted into the right to receive 0.170108 Symix Common Share and each outstanding share of Pritsker Preferred Stock will be converted into the right to receive its liquidation value of $5.23, plus accrued and unpaid dividends. Pritsker shareholders will receive cash in lieu of any fraction of a Symix Common Share to which such Pritsker shareholders would otherwise have been entitled. At the Effective Time of the Merger, all shares of Pritsker Common Stock and Pritsker Preferred Stock held in the treasury of Pritsker will be canceled and extinguished, without any payment or other distribution in respect thereof. See "THE MERGER--Conversion of Shares; Fractional Shares."

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    The Symix Common Shares are traded on NASDAQ under the symbol "SYMX". The table below presents the high and low sales prices for Symix Common Shares as reported by NASDAQ for fiscal 1996 and 1997 and for the interim period since June 30, 1997:

          1996 (JULY 1, 1995-JUNE 30,
          1996)                              HIGH       LOW
          First Quarter...................  $ 6 5/16  $ 3 13/16
          Second Quarter..................    5 3/4     5
          Third Quarter...................    7 7/16    5
          Fourth Quarter..................    8 5/8     7

          1997 (JULY 1, 1996-JUNE 30,
            1997)                            HIGH       LOW
          First Quarter...................  $ 8 1/2   $ 7 1/4
          Second Quarter..................    8 5/8     7 3/8
          Third Quarter...................   10 7/8     7 7/8
          Fourth Quarter..................   12 3/8     8
          1998                               HIGH       LOW
          First Quarter...................  $21       $10 3/4
          Second Quarter(1)...............

------------------------

(1) Through          , 1997.

    The closing price of Symix Common Shares on October 2, 1997, the last full trading day prior to the first public announcement of the Merger, was $18.25. On
         , 1997, two full trading days prior to the date of this Proxy Statement/Prospectus, the closing price of Symix Common Shares was
                              . As of          , 1997, there were approximately
87 holders of record of Symix Common Shares, and Symix believes that there are more than 1,700 beneficial shareholders.

    Symix did not pay any cash dividends on Symix Common Shares during the two fiscal years ended June 30, 1997, or during the fiscal quarter ended September 30, 1997. Symix also does not intend to pay dividends on its Common Shares in the foreseeable future.

    There is no established public or other trading market for Pritsker Common Stock. Since January 1, 1995, Pritsker has issued shares of its common stock pursuant to the exercise of outstanding employee stock options at prices ranging from $0.025 per share to $1.00 per share. Such stock options were granted with exercise prices equal to the fair market value of the Pritsker Common Stock on the date of grant of the option. Accordingly, these prices may not reflect the prices that would have been paid for such stock on a public market. Also since January 1, 1995, Pritsker has sold Pritsker Common Stock in an offering to existing shareholders. Such shares were sold at a price of $1.00 per share. There may have been private transactions involving Pritsker Common Stock since January 1, 1995 to which neither Pritsker nor any members of its management were parties. No dividends have been paid on Pritsker Common Stock since a date prior to January 1, 1995.

    There is no established public or other trading market for Pritsker Preferred Stock, all of which is owned by Cambridge Ventures, L.P. The following information regarding Pritsker Preferred Stock reflects the only transaction as to which management of Pritsker has knowledge of the price paid. Because of the lack of a public trading market for shares of Pritsker Preferred Stock, the price indicated may not reflect the price that would be paid for such shares on such a market. During 1992, Pritsker entered into a Preferred Stock Purchase Agreement ("Purchase Agreement") under which 133,843 shares of Pritsker Preferred Stock were issued to three private investment groups, one of which was Cambridge Ventures, L.P., at a price of $5.23 per share. Subsequently, Cambridge Ventures, L.P. acquired all of the Pritsker Preferred Stock held by the other two investors on terms not known to Pritsker. Cash dividends on Pritsker Preferred Stock have been declared quarterly consistent with the terms of the Pritsker Preferred Stock.

    Based upon the per share price of Symix Common Shares on
                    , 1997, the corresponding per share value of Pritsker Common
Stock is approximately $    per share (calculated by multiplying the specified
closing sale price of Symix Common Shares by the fraction of a Symix Common Share to be issued for each share of Pritsker Common Stock in the Merger). See "THE MERGER-- Conversion of Shares; Fractional Shares."

    Shareholders of Pritsker are advised to obtain current market quotations for Symix Common Shares.

                          INFORMATION CONCERNING SYMIX

BUSINESS

    GENERAL

    Symix is a global provider of open, client/server manufacturing software for mid-range discrete manufacturers. Symix designs, develops, markets, and supports a fully integrated manufacturing, planning, and financial software system that addresses the Enterprise Resource Planning ("ERP") requirements of manufacturers. In addition, Symix supplies complementary software products which provide additional functionality and capabilities for manufacturers, including SyteSelect, which enhances the speed and quality of complex orders, SyteGuide, which aids in achieving quality systems implementations, SytePower, which provides the capability to distill business intelligence from data warehouses and SyteService, which addresses the needs of the midmarket enterprise to supply high-margin services to customers. The Company's products are used by manufacturing firms to improve operational performance with respect to time-to-market, order fulfillment, product costs, inventory carrying costs and other aspects of operations. The vertical manufacturing markets served by Symix include the following industries: industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers.

    Symix's primary ERP product is SyteLine, a functionally robust application with the added advantages of ease of use and ease of implementation through a graphical user interface. Symix also continues to market and sell SYMIX Version 4.0, particularly to manufacturing businesses in developing countries which do not need the advanced capabilities of client/server solutions in their environments.

    In the past, software systems used by manufacturing firms have focused primarily on improvements in manufacturing operations and related cost controls to obtain a competitive advantage. In 1996, Symix introduced a new concept called "Customer Synchronized Resource Planning" or "CSRP" which integrates the manufacturer's customer requirements into the overall fulfillment cycle to enhance the competitive advantage of the manufacturer's planning and delivery process, shifting the focus of the manufacturer from production planning to customer planning. CSRP is intended to deliver capabilities to enhance customer interaction and, therefore, improve revenue performance.

    Symix focuses on the delivery of a complete solution to its customers' ERP requirements, including services, products, and training. To insure the delivery of a complete solution, Symix works with third parties, such as public accounting firms, systems integrators, and third party software and service partners.

    In addition, the Company also has a Customer Integrated Technologies ("CIT") Division which develops, promotes, and sells FieldPro, a field service solution for high-technology and office equipment service firms.

    INDUSTRY BACKGROUND

    Although total employment in manufacturing has fallen over the last three decades, the percentage of the United States gross domestic product which is generated by manufacturing businesses has increased. In the global marketplace, this trend has continued in each of the industrialized nations and is moving to the developing countries as well. Among the reasons for this long term trend are the rapid communication of "best practices" among manufacturing firms on a global basis and the use of technology to achieve additional operational efficiencies. For example, no manual process for capturing customer orders can outperform the capabilities of a computerized system for speed of execution and overall quality of information. The integration of all the various functional areas in a business which are critical to the overall success of an enterprise is a fundamental component of ERP. The deployment of advanced technologies, including client/server architectures and relational databases has resulted in not only the integration of disparate functions but the ability to take information from each area and to plan the resources of the enterprise as an integrated whole.

    Manufacturing firms continue to use ERP software to achieve production efficiencies. Total revenue from software sales to manufacturing businesses in 1996 according to Advanced Manufacturing Research ("AMR"), a market research firm, was $7.2 billion worldwide. This market continues to grow in 1997 at a rate in excess of 30%.

    Manufacturers generally can be divided into two identifiable groups: discrete (Symix's target market) and process manufacturers. "Process" manufacturers mix, separate, heat, and otherwise control ingredients in order to create finished products such as chemicals, paints, and pharmaceuticals. "Discrete" manufacturers, which account for approximately 50% of the manufacturing facilities worldwide, produce products by assembling parts into finished product such as equipment, appliances, and furniture.

    Discrete manufacturers can be further subdivided into three groups:
"make-to-order" manufacturers, which engineer and manufacture products to meet specific customer needs; "make-to-stock" manufacturers, which assemble products to customer orders based on standard parts; and "repetitive" manufacturers, which produce standard products in large quantities. These different types of manufacturers face unique challenges in dealing with resource requirements and production and planning control issues. Historically, manufacturers exclusively used one of these manufacturing methods. Plant consolidation, vertical integration and new technology have resulted in changes to these practices, which require manufacturers to produce under a "mixed-mode" environment. The ability to realize cost advantages gained by repetitive manufacturing and to satisfy customers with highly configured, customized specifications is becoming a strong competitive weapon.

    Increasingly, the rapid communication of "best practices" assures manufacturers that any advantage in operational efficiencies can be found and implemented rather quickly. Management believes that in the future competitive advantage will be achieved by a manufacturer's ability to synchronize a customer's needs with its other resource planning process, which is the basis for the Company's CSRP approach. CSRP creates competitive advantage by providing systems which vastly improve the relationship of a business with its customers. For example, the configuration of complex manufactured products often results in errors in the fulfillment of a customer order, causing tremendous cost to and dissatisfaction from the customer. CSRP emphasizes the view that a customer's orders must be fulfilled accurately on a consistent basis to maintain the longer term customer relationship. It is this level of satisfaction, where the customer relies on the predictable execution of the manufacturer, that makes the manufacturer "indispensable" to the customer. This is the heart of what CSRP provides to Symix customers as a competitive advantage.

    MARKETS AND CUSTOMERS

    Based on information from AMR, the worldwide ERP software marketplace will grow to approximately $9.6 billion in revenue in 1997 from an estimated $7.2 billion in 1996. Market growth rates through the end of the century will exceed 30% per year, according to AMR. AMR further estimates that there are over 40,000 discrete manufacturing sites each having over $20 million in sales in the United States with at least an equal amount of sites outside of the United States. AMR also has described the mid-range discrete manufacturing market as a large untapped market with no clear ERP software market leader and has estimated that most mid-range manufacturers will replace their manufacturing solution over the next five years.

    The Company's target market includes primarily mid-range discrete manufacturing firms with sites having annual revenue up to $350 million. The Company primarily focuses its sales and marketing efforts on five key industries within the mid-range market: industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers. Symix believes that there are approximately 16,000 companies in the United States alone that have at least $20 million in revenue and fall within the target market. Many of these companies have multiple site locations.

    The ERP software system is typically the most important application system for the mid-range manufacturer since it is the "backbone" of the manufacturer's operations. However, most mid-range manufacturers have small, if any, information system staff to plan, implement and manage software application systems. These mid-range manufacturers require an affordable system that incorporates a wide range and depth of functionality, is easy to install and maintain, and can be rapidly deployed. The Company's products and services are developed, marketed and sold with those needs in mind.

    At June 30, 1997, the Company had 2,900 customer sites throughout the world. Although a customer can upgrade to the newer versions of the Company's software without any additional license fee charge under the Company's standard maintenance and support agreement, Management believes that the Company's current customers represent an excellent opportunity for selling additional software and consulting services.

    STRATEGY

    The current strategy of the Company is to further develop software products which facilitate the concept of CSRP for its manufacturing customers. The basic components of the strategy include:

    - CONTINUE TO BUILD THE ELEMENTS OF THE CSRP VISION. This includes further business alliances in order to expand the scope of product functionality.

    - MAINTAIN LEADERSHIP IN THE MARKETS WHERE SYMIX COMPETES. The Company competes primarily with other providers of ERP software products for businesses engaged in the manufacture of industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers, and for field service products for businesses engaged in the servicing of high technology and office equipment.

    - EXPAND MARKET PENETRATION THROUGH CONSULTING PARTNERS. Development of existing partnerships with major regional accounting and consulting firms will continue to be a priority to sustain market leadership. These alliances enhance our services offerings and improve our ability to penetrate the market.

    - PROVIDE A COMPLETE SOLUTION FOR CUSTOMERS THROUGH ALLIANCES AND ACQUISITIONS. Providing the tools, techniques, methodologies, and other elements required to simplify the task of implementing and supporting software solutions through alliances with industry leading partners and/or acquisitions of new technology will continue to be a priority for the Company.

    - MAKE TECHNOLOGY THE SERVANT OF OUR CUSTOMERS. As new technologies become available and gain acceptance, Symix will use them to improve the Company's products and to insure its customers promptly get the business benefit from such improvements.

    PRODUCTS

    Symix currently markets and supports two primary ERP products, including SyteLine and SYMIX Version 4.0 ("SYMIX Version 4.0"). Released in March, 1996, SyteLine is the Company's robust client/ server and graphical user interface ("GUI") product that was rearchitected and developed from SYMIX Version 4.0. SYMIX Version 4.0, which targets manufacturers still using centrally located and controlled computer systems operating under UNIX and Windows NT, will continue to be enhanced by the Company for at least the next two fiscal years for those manufacturers not ready to embrace the newer client/server environment and international customers in countries such as China where telecommunication networks limit the ability to fully implement client/server systems. The Company allows SYMIX Version 4.0 and prior version customers who are current on maintenance to upgrade at no additional license fee charge to SyteLine. SyteLine encompasses all of the functionality of SYMIX Version 4.0 but also provides the full client/server and GUI features, multi-site capabilities and enhanced international financial reporting. The preferred operating platform for SyteLine is Windows NT, although it is compatible with UNIX.

    In addition to SyteLine and SYMIX Version 4.0, Symix offers complementary software products which satisfy additional areas of high customer value, including SyteSelect, a rules-based order configurator which enhances the speed and quality of complex orders, SytePower, which provides the capability to distill business intelligence from data warehouses, and SyteGuide, a process modeling and flow charting tool that enables quality systems implementation and ISO 9000 compliance.

    Separate from the ERP products, Symix markets and sells a field service application product that enables post sales field service organizations to schedule and dispatch field service technicians, maintain warranty and service history and update purchasing and inventory records. FieldPro is specifically targeted at high technology and office equipment service organizations. The Company is in the process of integrating FieldPro with SyteLine for those manufactures requiring comprehensive field service solutions. This integrated product is being marketed as SyteService.

    The products offered by Symix, in addition to those described above, include additional third party products that interface to the base application, PROGRESS 4GL tools and Relational Data Base Management System ("RDBMS"), and implementation and education services to ensure successful and rapid deployment of Symix products. Although the Company's desire is to minimize the amount of customization required for an implementation, Symix also offers programming services to provide modifications to the standard product in order to address specific customer requirements.

    Symix's objective is to achieve the right mix of technology, functionality and services to enable its customers to rapidly implement an ERP solution that addresses the manufacturer's customer requirements while increasing staff productivity, improving operating efficiencies, minimizing lifetime cost of ownership and enabling a rapid return on investment.

    APPLICATION SOFTWARE--SYTELINE AND SYMIX VERSION 4.0

    SyteLine and SYMIX Version 4.0 consist of fully integrated functionality that comprehensively supports a manufacturer's business process. The functional components of the core application packages include the following:

CUSTOMER SERVICE                             PRODUCTION MANAGEMENT
Estimating                                   Work Orders
Order Inquiry                                Production Scheduling
Order Entry                                  JIT/KANBAN
Inventory Availability                       Routings
                                             Shop Floor Control
                                             Period Based/Work Order Costing

PLANNING & MATERIALS MANAGEMENT              ENTERPRISE ADMINISTRATION
Inventory Control                            General Ledger
Purchasing                                   Reporting & Consolidation
Bill of Materials                            Receivables
Engineering Change Notice                    Fixed Assets
Material Requirements Planning               Payroll
Capacity Planning                            Human Resources

    CUSTOMER SERVICE enables manufacturers to estimate, configure and accept orders accurately and rapidly. The estimating capabilities help a manufacturer standardize all customer quoting activity, access it on-line and generate reports for analysis and customer reporting. The Customer Service Order Inquiry module enables manufacturers to handle on-line most customer inquiries such as product availability, order status, receivable status, or discounts. The Customer Service applications also enable a manufacturer to make extensive pricing and sales analysis.

    PLANNING AND MATERIALS MANAGEMENT enables a manufacturer to plan capacity and material availability for each manufacturing site, including conversion of customer orders into reliable bills of material and routings, management of plant capacity to meet anticipated demand while minimizing expedited orders, incorporation of changes from customers and product engineers in a timely manner, and inventory management to reduce carrying costs while ensuring material availability for scheduled productions. The components include various resource capacity planning tools, master production scheduling, multiple site coordination and integrated purchasing and inventory control modules.

    PRODUCTION MANAGEMENT enables manufacturers to select three manufacturing production control methods to match the level of control and diversity desired: work orders, production scheduling and JIT/ KANBAN. These three production environments can be maintained simultaneously, providing a manufacturer with flexibility to mix and match different production methods. For example, a manufacturer may select production scheduling as the production method for the final assembly, but JIT/KANBAN for the subassemblies.

    ENTERPRISE ADMINISTRATION flows from the manufacturing and production modules described above. The comprehensive financial tools are tightly integrated with production operations and capture the required transactions in a form that supports flexible analysis across all business locations. The system provides various costing alternatives, including work order costing and period-based costing, and allows for actual and standard cost analysis. Through its enhanced multi-currency capabilities, the financial tools provide flexible consolidation modeling and analysis for multi-national manufacturers.

    APPLICATION SOFTWARE--COMPLEMENTARY ERP PRODUCTS

    In addition to its core application software products, the Company sells complementary products that expand the breadth of functionality of the Symix ERP offering. These products are either internally developed by Symix or developed in coordination with third party software vendors. These additional products include SyteSelect, SytePower, SyteGuide, SyteService and SyteEDI.

    SYTESELECT. SyteSelect is an interactive product configuration software application that was specially designed for and integrated with SyteLine. SyteSelect was developed in conjunction with The Triology Development Group, an industry leader in configuration technology. SyteSelect provides customers the ability to configure, estimate, order and price complex products and services. Once the order and product are configured, the data is sent to production where bill of materials and job routing are automatically generated. SyteSelect is written in C++ and operates in an NT operating environment. SyteSelect was released in September, 1997.

    SYTEPOWER. SytePower is a business intelligence software product utilizing Online Analytical Processing tools from Cognos Corporation, an industry leader in business intelligence tool technology. SytePower is an interactive, graphical data access and analysis solution that provides customers a flexible, multi-dimensional view of business and operating data stored in SyteLine and SYMIX Version 4.0. SytePower was released in December, 1996.

    SYTEGUIDE. SyteGuide is graphical software providing custom enterprise modeling to speed SyteLine and SYMIX Version 4.0 deployment and to provide a base for business process improvement initiatives such as ISO 9000. Designed by Symix, SyteGuide is comprised of a comprehensive set of implementation focused programs, resources and tools, which help close the gap between application design and deployment of SyteLine and SYMIX Version 4.0. SyteGuide was released in June, 1997.

    SYTESERVICE. SyteService is a service management application software that supports the manufacturer's service business more efficiently and profitably through manpower scheduling, contract management, remote field service communications and inventory and purchasing tracking. SyteService is the FieldPro product owned by Symix that will be integrated with SyteLine. Full integration of SyteService is scheduled for fiscal 1998.

    SYTEEDI. SyteEDI is an electronic commerce software application product designed to deliver customer and supplier focused business-to-business communication solutions for SyteLine customers. SyteEDI was developed in conjunction with Sterling Commerce, Inc. an industry leader in electronic commerce solutions. SyteEDI is fully integrated with SyteLine and was released in September, 1997.

    Other additional products include Product Configuration ("PRT"), Automated Data Collection, Computer Aided Design Interface ("CAD") and external payroll interfaces.

    PRT is an earlier generation of a rules-based order configurator that supports make-to-order manufacturers who require more complex configuration to ensure rapid order entry, reduced engineering time and a smoother transition to manufacturing. Automated Data Collection introduces bar code technology to record movement of items from the plant floor, track receipt or shipment of items, perform cycle counting and generate physical inventories. To assist manufacturers using CAD, the Company offers an optional interface to popular third party CAD software packages, providing bi-directional import and export capabilities.

    PROGRESS

    SyteLine and SYMIX Version 4.0 are written in PROGRESS, a leading fourth-generation language that provides manufacturers with reporting and development tools that have significant flexibility. PROGRESS provides its own RDBMS, as well as the ability to interface with the ORACLE RDBMS. PROGRESS is the proprietary product of the Progress Software Corporation ("PSC").

    The Company has entered into a non-exclusive application partner agreement with PSC, pursuant to which the Company is authorized to market and distribute PROGRESS in connection with sales of the Company's products. Under the terms of the agreement, the Company bears primary responsibility for assisting customers in developing applications with PROGRESS and agrees to provide appropriate support to PROGRESS customers. The current term of the agreement expires in June, 1998 and will continue thereafter unless either party gives ninety (90) days' written notice of its intention to terminate. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after thirty (30) days' written notice. The Company's customers would then be required to license PROGRESS directly from PSC or other resellers. If PSC should cease its product offerings for any reason, the Company believes that the established user base is large enough that momentum exists to port to another development environment. The Company's move to PROGRESS in 1984 was such a development effort.

    FIELDPRO

    FieldPro is a service management application software that supports the manufacturer's service business more efficiently and profitably through manpower scheduling, contract management, remote field service communications and inventory and purchasing tracking. FieldPro was acquired by Symix as a result of its acquisition of Visual Applications Software, Inc. FieldPro is being marketed and sold under a separate and stand alone business unit within Symix, the CIT Division. The CIT Division focuses on selling FieldPro outside of the ERP market and targets high technology and office equipment service operations. As of June 30, 1997, there were 21 employees in the CIT Division. FieldPro is written in C++, operates in an NT environment and utilizes the Microsoft SQL Server database.

    SERVICES AND SUPPORT

    The Company offers a full range of services that allow its customers to maximize the benefits of the Company's software products, including project management, implementation, product education, technical consulting, programming services, system integration, and maintenance and support. The Company's services are priced separately and fees for its services generally are not included in the price for its software product. Fees for maintenance and support services generally are billed a year in advance while all remaining consulting, education and programming services generally are billed monthly as incurred.

    The Company considers its ability to rapidly implement its software solution a key competitive factor. The Company's professional services organization which employs approximately 60 consultants and managers uses a structured implementation methodology known as "RAPID FOCUS", which defines a customer's implementation into distinct phases: planning and installation, education and business system simulations, development of operating procedures, conversion planning, end-user training and cutover and post implementation evaluation. The Company offers both on-site and classroom training. Classroom training is available in nine different Company operated facilities throughout the world.

    In addition to the consultants employed directly by the Company, customers can receive consulting services from the Company's 40 business partners throughout the world. The Company also has actively established relationships with accounting and consulting firms to provide additional support in project management, implementation and system integration services for customers. The Company views these relationships as an important source of future leads for prospective customers.

    Although the Company attempts to minimize the amount of customization of its software products, the Company does provide professional programming services to modify its software products to address specific customer requirements. These modifications may include designing and programming complete applications or integrating its software products with legacy systems.

    Maintenance and support services are available to all customers currently using an active release of the Company's software products. Maintenance and support services include product enhancements and updates, free upgrades to new versions, hotline telephone support during extended business hours, 24 hour, seven days a week emergency support and access to the Company's customer support module on the Company's WEB home page on the Internet (HTTP://www.symix.com). The price for maintenance and support services is based on a percentage of the list price of the Company's software product at the time the license is purchased. Since fees for maintenance and support services are billed a year in advance, the revenue is deferred and recognized ratably over the term of the maintenance and support agreement.

    SALES AND DISTRIBUTION

    The Company currently licenses SyteLine and SYMIX Version 4.0 based on a license fee for each additional concurrent session or concurrent execution of its software products. The Company receives additional license fee revenue whenever a customer increases the number of concurrent sessions, usually as a result of the growth of the customer's business or expansion to other sites. Both SyteLine and SYMIX Version 4.0 use an encrypted key that allows the customer to use only the number of concurrent sessions for which the customer has received a license.

    Sales leads are generated through a combination of in-house telemarketing, advertising, trade shows, references from professional services and hardware vendor partners, and direct calling by sales staff. The Company sells its products and services through both a direct sales force and approximately 40 business partners throughout the world. The Company currently maintains 20 sales and support offices worldwide: 9 in North America, 8 in Asia Pacific and 3 in Europe. During the fiscal year ended June 30, 1997, the Company's worldwide sales operation organization increased from 139 to 212 employees. Symix's business partners in North America target the lower end of the mid-range manufacturing market while its business partners in Asia Pacific and Europe are primarily responsible for a geographic region or country.

    The operations of two former business partners in Australia and the Netherlands, respectively, were acquired by the Company in 1996 and converted to subsidiary operations. The Company also completed the acquisition of a French company in 1996 which now serves as a sales and distribution operation for the Company. The French company currently has approximately 200 existing customers and 27 employees, and its existing customers use a French localized version of a MRPII product that is no longer being enhanced by the software vendor. The French company has full rights to the localized product and currently realizes approximately $4.0 million in annual revenue from services and support of those customers. It is expected that the new French subsidiary will market a localized version of SyteLine and will target existing and new customers.

    Symix's relationship with Mitsui Co., Ltd., the Company's exclusive distributor in Japan, has resulted in a "Mitsui Symix Center" which is being established in Tokyo. The Center serves as a training and support facility for Symix customers in Japan. The Company is optimistic as to future expansion in Japan with Mitsui in addition to Japanese multinational companies with subsidiaries throughout the world.

    The Company believes that its international sales in years prior to fiscal 1997 have not been significant. For the fiscal year ended June 30, 1997, sales outside of North America accounted for approximately 25% of total Company revenue. With new subsidiaries in France, Australia and the Netherlands combined with continued growth in key areas such as Japan, China and Singapore, the Company believes international sales will account for an increasing percentage of its total sales over the next several years. However, the Company's foreign operations are subject to certain risks and uncertainties, including international economic and political conditions, differing consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, and the availability of experienced management. Consequently, no assurance can be given that growth in the Company's international sales will continue in the future. The amount of revenue, operating income and identifiable assets attributable to each of the Company's geographic areas for fiscal 1997 are as follows:

                                                    NORTH AMERICA    ASIA/PACIFIC    EUROPE
                                                    -------------   --------------   ------
                                                                    (IN THOUSANDS)
Revenue...........................................     $49,388          $8,259       $8,124
Operating Income..................................     $ 4,035          $  410       $  627
Identifiable Assets...............................     $32,531          $5,766       $5,955

    In addition to business partners and third party consultants, an important source of sales leads continue to be hardware vendors. The Company has relationships with a number of hardware vendors, including cooperative marketing programs with International Business Machines Corporation, Hewlett-Packard Company, Digital Equipment Corporation, Unisys Corporation and Data General Corporation. The Company bears sole responsibility for providing support for its software to its customers under each agreement and the various hardware vendors are ultimately responsible for their products, although the Company may provide some front line support. No assurance can be given that such arrangements will continue in the future.

    PRODUCT DEVELOPMENT

    Symix devotes a significant and growing percentage of its resources to identifying a customer's needs, developing new features and enhancements to existing products and designing and developing new products. New products, updates and enhancements are developed by the Company's internal development staff. The Company's practice is to release updates and major enhancements on a regular basis. In connection with each release, the Company works closely with customers and business partners to define improvements and enhancements.

    Research and product development expenses, including amounts capitalized were $8,759,000, $5,963,000 and $5,163,000 for the fiscal years ended June 30,
1997, 1996 and 1995, respectively. Capitalized software expenditures were $3,100,000, $2,290,000, and $1,419,000 for the same respective periods and were capitalized in accordance with the Statement of Financial Accounting Standards No. 86. Amortization of capitalized software costs are included in cost of revenue. The Company generally retains the right to remarket any specific customer modifications prepared by its programming services group in or with future product releases.

    COMPETITION

    The computer software industry is highly competitive and the Company sells its products and services in a highly fragmented market consisting of a few large, multi-national vendors and a larger number of small, regional competitors. Some of the Company's existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations, and greater financial resources. Management, however, believes that no one competitor in the mid-range manufacturing market has a significant portion of market share. Symix competes with a different group of software vendors with respect to each opportunity based upon size of the customer, specific niche product requirements, technology requirements, geographical location and anticipated investment by the customer.

    The Company believes its installed customer base of open systems is an important competitive element. The open system segment of the market has grown significantly and is expected to continue to grow over the next several years. The Company anticipates that the most significant source of future competition will be from larger manufacturing software companies that tailor their products for this market or from software companies that have developed a product using newer state-of-the-art technology.

    The Company also believes that the most important considerations for potential customers for its software products are product vision; open systems and client server technology; ease of use and graphical interface; Microsoft and desktop integration; rapid installations; reliability and quality of technical support; documentation and education; size of installed user base; competitive pricing; and corporate reputation. The Company further believes that it competes favorably in most of these areas.

    The Company's future success will depend significantly upon its ability to increase its share of its target market, to persuade existing customers to purchase additional concurrent sessions, products and product enhancements, and to persuade both new and existing customers to purchase additional consulting and other professional services from the Company.

    PRODUCT PROTECTION

    The Company regards its products as proprietary trade secrets and confidential information. The Company relies largely upon its license agreements with customers, distribution agreements with distributors, and its own security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of its products. The Company seeks to protect its programs, documentation and other written materials under copyright law. There can be no assurance that these means of protection will be effective against unauthorized reproduction or "pirating". Policing unauthorized use of computer software is difficult, and software "piracy" is and can be expected to remain a persistent problem within the software industry.

    The Company believes that, due to the rapid pace of innovation within the computer industry, factors such as (i) technological and creative skill of personnel, (ii) knowledge and experience of management, (iii) name recognition,
(iv) maintenance and support of software products, (v) the ability to develop, enhance, market and acquire software products and services, and (vi) the establishment of strategic relationships in the industry are more important for establishing and maintaining a leading position within the industry than are patent, copyright and other legal protection of its technology.

    SYMIX is a registered trademark and SyteLine, SyteSelect, SytePower, SyteService, SyteGuide, FieldPro and SyteEDI are trademarks of the Company. None of the Company's software is patented. The Company believes that it has all necessary rights to market its products, although there can be no assurance that third parties will not assert infringement claims against the Company in the future.

    WORKING CAPITAL

    The Company maintains low levels of inventories. The Company believes that other software companies also maintain low levels of inventories. The Company's trade accounts receivable are a significant component of its working capital. The Company believes that trade accounts receivable are a significant component of working capital for other software companies as well. During its 1996 fiscal year, the Company obtained from Bank One, Columbus N.A., a $6 million unsecured revolving line of credit that expires in fiscal year 1999. The revolving line of credit can be converted into a five year term loan by the Company at any time prior to April, 1998. As of June 30, 1997, no amounts had been drawn on the revolving line of credit.

    PRODUCTION AND BACKLOG

    Master software media and duplication thereof is performed by the Company at its own facilities with the exception of some localizations and reproduction performed by international distributors at their facilities in the local jurisdictions pursuant to agreements with the Company. Printing of user manuals and the manufacture of related materials are performed to the Company's specifications by outside sources (or international distributors), and the completed packages are assembled by the Company (or its international distributors). Production can generally be increased rapidly to respond to increases in demand.

    In connection with the sale of software products only, the Company does not expect to have any significant levels of backlog in the future.

    SEASONALITY

    The Company's results of operations have fluctuated on a quarterly basis. However, the Company has not experienced significant seasonal fluctuations in net revenue over the past two years.

    EMPLOYEES

    As of June 30, 1997, the Company employed 488 persons, including 160 in North American sales and service operations, 124 in development and support, 131 in international operations and 73 in marketing and administration. None of the Company's employees are represented by a labor union. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company's headquarters and principal administrative, product development, and sales and marketing operations are located in approximately 70,000 square feet of leased office space in Columbus, Ohio. The lease agreement commenced in July, 1991 and will expire on June 30, 2001. The lease agreement provides for an annual base rental of approximately $1,032,000. Additionally, the Company has 20 leased sales and support offices throughout the United States and elsewhere.

LEGAL PROCEEDINGS

    The Company is not a party to any material pending legal proceedings.

SELECTED FINANCIAL DATA OF SYMIX

    The following table summarizes certain consolidated financial data for each of the five years presented. The selected financial data presented below has been derived from the consolidated financial statements of Symix. The data should be read in conjunction with Symix's audited consolidated financial statements, and the notes thereto included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS."

                                                                              YEAR ENDED JUNE 30,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING STATEMENT DATA:
NET REVENUE................................................  $  65,772  $  45,759  $  42,828  $  35,486  $  30,006
Cost of revenue............................................     22,440     15,678     14,882     12,600     11,560
  Gross margin.............................................     43,332     30,081     27,946     22,886     18,446
Operating expenses
  Selling, general, and administrative.....................     32,601     22,411     25,564     19,505     15,779
  Research and product development.........................      5,659      3,673      3,744      2,589      1,562
  Restructuring and other unusual charges..................     --            506     --         --         --
  TOTAL OPERATING EXPENSES.................................     38,260     26,590     29,308     22,094     17,341
Operating income (loss)....................................      5,072      3,491     (1,362)       792      1,105
Other income, net..........................................        107        221        314        122         56
Income (loss) before income taxes..........................      5,179      3,712     (1,048)       914      1,161
Provision (benefit) for income taxes.......................      1,916      1,404       (410)       330        448
  NET INCOME (LOSS)........................................  $   3,263  $   2,308  $    (638) $     584  $     713
Earnings (loss) per share*.................................  $    0.52  $    0.40  $   (0.12) $    0.10  $    0.12
Weighted average common and common share equivalents
  outstanding..............................................      6,302      5,706      5,424      5,742      5,802
BALANCE SHEET DATA:
Working capital............................................  $   7,897  $   7,538  $   6,363  $   9,466  $  11,458
Total assets...............................................     44,252     30,463     26,069     24,473     21,743
Total long-term debt and lease obligations.................        530     --            138        335        559
Total shareholders' equity.................................     23,361     17,102     14,508     15,641     15,615

------------------------

*Note: Where appropriate, all share data and references in this report have been adjusted for the 2:1 share split, effected in the form of a share distribution of one share for each share outstanding to shareholders of record on September 10, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    OVERVIEW

    Symix is a global provider of open, client/server manufacturing software for mid-range discrete manufacturers. Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software system that addresses the Enterprise Resource Planning ("ERP") requirements of manufacturers. Immediately following the fiscal 1995 year-end in which the Company incurred its first loss since becoming publicly traded in 1991, the Company hired a new president who implemented several changes in order to restore the Company to profitability. The new president reorganized the executive management staff by hiring several key executives and promoting certain employees into executive positions. Recognizing the strong foundation of the Company's core products and large customer base, the new management team refocused the Company's investments in development, marketing and promotional activities into supporting its traditional key vertical markets within the mid-range discrete manufacturing market. The Company also restructured its sales channels by hiring new sales management in North America and Europe, revising sales compensation programs and reorganizing the services organization to align more directly with the sales organization.

    The Company also focused its efforts on building the international distribution channels through acquisitions and converting distributors to direct sales and services operations. The Company converted distributors in Australia, New Zealand and the Netherlands to subsidiary operations and the Company acquired a French sales and distribution operation. Revenue from foreign operations accounted for approximately 25% of total revenue in fiscal 1997, compared to 13% in fiscal 1996 and 11% in fiscal 1995. The significant increase in revenue from foreign operations resulted primarily from the conversion of distributor operations and acquisitions completed during fiscal 1997. Prior thereto, the Company sold its products to its international distributors at a discount from U.S. list prices. Since conversion, Symix has been able to increase its international revenues by recapturing the discount and by providing services and support directly to customers.

    During the fourth quarter of fiscal 1996, Symix introduced SyteLine, a client/server version of its core ERP product with a graphical user interface. SyteLine represents a large majority of new product sales to customers. In addition to SyteLine, the Company released and sold complementary products for data analysis--StyePower, product configuration--SyteSelect and product implementation--SyteGuide during the second half of fiscal 1997 that provided expanded features and functionality and enhanced sales of SyteLine. The Company also purchased a Canadian company in January, 1997 that develops and distributes an application software product, FieldPro, which provides field service and warranty tracking capabilities for manufacturers and service organizations of computer and office equipment distributors. FieldPro is being marketed and distributed as a stand alone product under a newly established business operating unit, Symix CIT Division.

    In fiscal 1997 the Company generated record revenues of $65.8 million and net income of $3.3 million.

    REVENUE

    The Company's net revenue is derived primarily from (1) licensing Symix software and providing custom programming services; (2) providing installation, implementation, training, consulting and systems integration services; and (3) providing maintenance and support on a subscription basis. Revenue for all periods presented is accounted for in accordance with AICPA Statement of Position 91-1 on Software Revenue Recognition.

    Net revenue increased 44% to $65.8 million in fiscal 1997, compared to increases of 7% and 21% for the years ended June 30, 1996 and 1995, respectively. The strong growth in fiscal 1997 net revenue compared to previous years was the result of new software product offerings and the reorganized international distribution channel. Both software license fee revenue and service and support revenue contributed significantly to the net revenue increase in fiscal 1997. The increase in net revenue in fiscal 1996 and fiscal 1995 was primarily the result of increased service and support revenue. The revenue mix since 1995 is shown in the table below:

                                  REVENUE MIX

                                                          YEAR ENDED JUNE 30,
                                    ----------------------------------------------------------------
                                            1997                  1996                  1995
                                    --------------------  --------------------  --------------------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Software license fees.............  $  36,477        55%  $  24,682        54%  $  24,677        58%
Service and support...............     29,295        45%     21,077        46%     18,151        42%
Total.............................  $  65,772       100%  $  45,759       100%  $  42,828       100%

    Software license fee revenue increased 48% in fiscal 1997 compared to flat license fee revenue growth in fiscal 1996. The increase in software revenue in fiscal 1997 was primarily the result of (1) revenue from the Company's new client server ERP software product, SyteLine, which was released in March 1996, and (2) a reorganized international distribution channel. FieldPro contributed more than $1.0 million in revenue during the second half of fiscal 1997.

    Service and support revenue increased 39% in fiscal 1997 to $29.3 million from $21.1 million in fiscal 1996 and $18.2 million in fiscal 1995. Service and support revenue is comprised of installation, implementation, training, consulting, systems integration and software product maintenance and support. The continued increase in service and support revenue is attributable to growth in licensed Symix installations worldwide and the reorganization of Symix's service organization through the conversion of the international distributors and internal expansion. Services revenue made up 45% of total revenue in fiscal 1997, compared to 46% and 42% in fiscal 1996 and fiscal 1995, respectively. Generally, maintenance and support contracts are billed annually and revenue is recognized ratably over the contract period, which is typically twelve months. Deferred revenue on the Company's balance sheet relating to maintenance and support contracts increased from $5.8 million at June 30, 1996 to $9.7 million at June 30, 1997.

    COST OF REVENUE

    Total cost of revenue as a percentage of net revenue was 34% for the year ended June 30, 1997 compared to 34% and 35% for the years ended June 30, 1996 and 1995, respectively.

    Cost of software license fees includes royalties, amortization of capitalized software development costs and software delivery expenses. Cost of software license fees decreased to 27% of software license fee revenue in fiscal 1997 from 28% in both fiscal 1996 and fiscal 1995. The decrease in cost of software license fees as a percentage of software license fee revenue is the result of the increased volume of software license fee sales. Partially offsetting the improved software license fee margins was an increase in third-party royalties relating to the new complementary products for SyteLine released during the year.

    Cost of services and support includes the personnel and related overhead costs for implementation, training and customer support services, together with fees paid to third parties for subcontracted services. Cost of services and support was 43% of service and support revenue in fiscal 1997 compared to 42% in fiscal 1996 and 44% in fiscal 1995. The small increase in cost of services and support as a percentage of related revenue in fiscal 1997 compared to the prior fiscal year was the result of increased costs relating to the hiring of experienced service personnel to support new system installations. In addition, lower margins in the developing international distribution channels also contributed to the increase in the cost percentage. Partially offsetting these lower margins was the increase in Symix installations and corresponding service renewals, from which the Company was able to realize improved margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses consist of personnel and related overhead costs, including commissions, for the sales, marketing, general and administrative activities of the Company, together with advertising and promotional costs. Selling, general and administrative expenses increased 45% in fiscal 1997, compared to a decrease of 12% in fiscal 1996 and an increase of 31% in fiscal 1995. Selling, general and administrative expenses as a percent of net revenue were 50%, 49% and 60% for the same respective periods. The increase in expenses as a percent of revenue in fiscal 1997 was the result of significant increases in marketing and promotional activities and expanding international sales. These increases were partially offset by improved productivity of the North American sales channel.

    The decrease in selling, general and administrative expenses in fiscal 1996 was the result of general expense controls, reorganization of the North American sales force and improved margins on international operations. In the first quarter of fiscal 1996, the Company recognized restructuring and other non-recurring charges of $506,000, which primarily consisted of severance payments related to personnel changes and costs associated with the European sales channel.

    RESEARCH AND DEVELOPMENT

    Research and development expenses include personnel and related overhead costs for product development, enhancements, upgrades, quality assurance and testing. Total research and product development expenses, including amounts capitalized, were $8.8 million or 13% of net revenue for the year ended June 30, 1997, compared to $6.0 million or 13% of net revenue in fiscal 1996 and $5.2 million or 12% of net revenue in fiscal 1995. The Company capitalized research and development costs of $3.1 million, $2.3 million and $1.4 million for the years ended June 30, 1997, 1996 and 1995, respectively. Software development costs capitalized in a given period are dependent upon the nature and state of the development process and are recorded in accordance with Statement of Financial Accounting Standards No. 86. Upon general release of a product, related capitalized costs are amortized over three years and recorded as license fee cost of revenue. In addition to the $2.3 million of software development costs capitalized in fiscal 1996, the Company capitalized $1.0 million relating to the purchase of existing technology.

    The increase in overall research and development expense is due to staff expansion relating to the Company's development of future releases of SyteLine, increased development focus on interfacing with third-party software products and research involving new technologies and products.

    PROVISION FOR INCOME TAXES

    The effective tax rates for the years ended June 30, 1997 and 1996 were 37% and 38%, respectively. The Company realized a tax benefit of $410,000 in 1995 on an effective tax rate of 39% due to a pre-tax loss. The reduced effective tax rate in fiscal 1997 and fiscal 1996, respectively, compared to the previous year was primarily due to the amount of foreign taxable earnings in countries with considerably lower effective rates, thereby reducing the Company's overall tax rate.

    QUARTERLY RESULTS

    The following table sets forth certain unaudited operating results for each of the eight quarters in the two year period ended June 30, 1997. This information has been prepared by the Company on the same basis as its audited, consolidated financial statements, and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly this information when read in conjunction with the Company's audited, consolidated financial statements and the notes thereto.

    The Company's results of operations have fluctuated on a quarterly basis. The Company's expenses, with the principal exception of sales commissions and certain components of cost of revenue, are generally fixed and do not vary with revenue. As a result, because the Company's plans and commitments of resources are in advance of its planned revenue level, any shortfall of actual revenue in a given quarter would adversely affect net earnings for that quarter by a significant portion of the shortfall. See "RISK FACTORS--Fluctuations in Quarterly Operating Results."

                               QUARTERLY RESULTS

                                                                        THREE MONTHS ENDED
                                  ----------------------------------------------------------------------------------------------
                                   JUNE 30,    MAR. 31,   DEC. 31,    SEPT. 30,    JUNE 30,    MAR. 31,   DEC. 31,    SEPT. 30,
                                     1997        1997       1996        1996         1996        1996       1995        1995
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.....................   $  21,187   $  15,358  $  16,537   $  12,690    $  13,204   $  11,165  $  11,571   $   9,819
Cost of revenue.................       7,097       5,405      5,395       4,543        4,553       3,758      3,568       3,799
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Gross margin..................      14,090       9,953     11,142       8,147        8,651       7,407      8,003       6,020
Operating expenses
  Selling, general, and
    administrative..............       9,953       7,994      8,099       6,555        6,514       5,410      5,757       4,730
  Research and product
    development.................       1,705       1,501      1,353       1,100        1,086         968        762         857
  Restructuring and other
    unusual charges.............      --          --         --          --           --          --         --             506
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Total operating expenses......      11,658       9,495      9,452       7,655        7,600       6,378      6,519       6,093
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Operating income (loss).........       2,432         458      1,690         492        1,051       1,029      1,484         (73)
Other income (loss), net........         (16)         18         33          72           60          46         62          53
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Income (loss) before income
  taxes.........................       2,416         476      1,723         564        1,111       1,075      1,546         (20)
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Provision (benefit) for income
  taxes.........................         865         183        651         217          364         430        618          (8)
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Net income (loss)...............   $   1,551   $     293  $   1,072   $     347    $     747   $     645  $     928   $     (12)
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Earnings per share..............   $    0.24   $    0.04  $    0.18   $    0.06    $    0.12   $    0.11  $    0.17   $    0.00
Weighted average common and
  common share equivalents
  outstanding...................       6,554       6,600      6,066       5,989        6,008       5,714      5,556       5,450
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------

    LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations decreased to $2.5 million in fiscal 1997 from $6.9 million in fiscal 1996 and $3.0 million in fiscal 1995. Cash provided by an increase in earnings in fiscal 1997 was offset by an increase in trade accounts receivable. Trade accounts receivable days sales outstanding were 95 days at June 30, 1997 in comparison to 76 days and 97 days at June 30, 1996 and 1995, respectively. For all three years presented, cash provided by operations was used primarily to fund software development costs and to purchase computer equipment . In 1997, cash provided by operations also was used in connection with the Company's acquisition activities. Cash at June 30, 1997 decreased to $2.3 million from $6.8 million at June 30, 1996 and $4.5 million at June 30, 1995.

    Working capital was $7.9 million at June 30, 1997 compared to $7.5 million and $6.4 million at June 30, 1996 and 1995, respectively. The increase in working capital in fiscal 1997 is primarily attributable to the increase in trade accounts receivable resulting from the 44% revenue growth and increase in days sales outstanding. The increase in working capital in fiscal 1996 was primarily due to the increase in cash and cash equivalents as a result of positive cash flow for the year. For both fiscal 1997 and fiscal 1996, the increase in current assets was partially offset by the increase in deferred revenue due to the increased Symix customer base and renewed service contracts.

    In addition to its present working capital, the Company has with a bank a $6.0 million unsecured revolving line of credit that expires in fiscal 1999. As of June 30, 1997, no amounts were drawn under the line of credit. It is expected that the Company's continued expansion of its operations and products will result in additional requirements for cash in the future. The Company may raise additional capital through the sale of Company securities during the next 12 months to fund certain internal product development projects and/or future acquisitions. Subject to the foregoing, the Company anticipates that existing sources of liquidity, cash flow from operations and the bank line of credit will be sufficient to satisfy expected cash needs for the next 12 months.

PRINCIPAL HOLDERS OF SYMIX COMMON SHARES

    The following table sets forth, as of             , 1997, the names and
addresses of, and the number and percentage of Symix Common Shares beneficially owned by, the only persons known to Symix to beneficially own more than 5% of the outstanding Shares:

                                                                                  AMOUNT AND NATURE OF  PERCENT OF
NAME AND ADDRESS                                                                  BENEFICIAL OWNERSHIP     CLASS
--------------------------------------------------------------------------------  --------------------  -----------
Lawrence J. Fox
  2800 Corporate Exchange Drive
  Suite 400
  Columbus, Ohio 43231..........................................................         2,274,798(1)        38.84%

Kennedy Capital Management, Inc.
  425 North Ballas Road, #158
  St. Louis, Missouri 63141.....................................................           539,400(2)         9.21%

------------------------

(1) See note 1 and note 2 to next table.

(2) As of September 19, 1997 based on information provided to Symix by Kennedy Capital Management, Inc.

    The following table sets forth, as of            , 1997, certain information
with respect to the Common Shares owned beneficially by each director of Symix, each executive officer of Symix named in the Summary Compensation Table herein and by all directors and executive officers of Symix as a group:

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL      PERCENT OF
NAME                                                                                   OWNERSHIP           CLASS
--------------------------------------------------------------------------------  --------------------  -----------

Lawrence J. Fox.................................................................        2,274,798(2)         38.84%

John Tait.......................................................................           15,000(3)         *

Duke W. Thomas..................................................................           40,638(4)         *

Larry L. Liebert................................................................           20,000(4)         *

James A. Rutherford.............................................................          105,000(5)          1.79%

Stephen A. Sasser...............................................................          251,000(6)          4.29%

Lawrence W. DeLeon..............................................................           44,000(7)         *

Otto Offereins..................................................................           35,000(7)         *

Stephen A. Yount................................................................           25,000(8)         *

All directors and executive officers
  as a group (12 persons).......................................................        2,830,436(9)         48.32%

------------------------

*   Represents less than 1% of the outstanding Common Shares.

(1) Each named beneficial owner has sole voting and investment power with respect to the Common Shares listed, except as otherwise noted. The number of Common Shares shown has been adjusted to reflect the two-for-one stock split effective September 10, 1996.

(2) Includes 148,000 Common Shares subject to options exercisable within sixty days, 1,999,024 Common Shares held directly by Mr. Fox and 127,774 Common Shares as to which Mr. Fox has shared voting and investment power with his wife.

(3) Includes 15,000 Common Shares subject to options exercisable within sixty days.

(4) Includes 20,000 Common Shares subject to options exercisable within sixty days.

(5) Does not include 380,000 Common Shares held by Roundwood Capital L.P., of which Mr. Rutherford is a limited partner. Includes 20,000 Common Shares subject to options exercisable within sixty days.

(6) Includes 235,000 Common Shares subject to options exercisable within sixty days.

(7) Includes 35,000 Common Shares subject to options exercisable within sixty days.

(8) Includes 25,000 Common Shares subject to options exercisable within sixty days.

(9) Includes 569,000 Common Shares subject to options exercisable within sixty days.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as to the directors and executive officers of Symix, all of whom will continue to hold such positions following the Merger:

NAME                              AGE                    POSITIONS WITH THE COMPANY; PRINCIPAL OCCUPATIONS
----------------------------      ---      ------------------------------------------------------------------------------

Lawrence J. Fox.............          41   Chairman of the Board and Chief Executive Officer of Symix

Stephen A. Sasser...........          48   President, Chief Operating Officer and a Director of Symix

Stephen A. Yount............          42   Vice President America's Sales and Service of Symix

Lawrence W. DeLeon..........          42   Vice President, Chief Financial Officer and Secretary of Symix

Otto Offereins..............          51   Vice President of Development and Support of Symix

Robert D. Williams..........          42   Vice President--Human Resources of Symix

Catherine K. DeRosa.........          36   Vice President of Marketing of Symix

Jorge Lopez.................          42   Vice President of Development/Strategic Planning of Symix

Larry L. Liebert............          52   Director of Symix; Chairman of the Board and Chief Executive Officer of L
                                             Corporation

John T. Tait................          49   Director of Symix; Of Counsel, Enz & Sequin

Duke W. Thomas..............          60   Director of Symix; Partner, Vorys, Sater, Seymour and Pease

James A. Rutherford.........          51   Director of Symix; President of Wingset Inc.

    Mr. Fox founded Symix in 1979 as a sole proprietorship. He has held his present offices since Symix was incorporated in 1984. He also served as Treasurer until 1989.

    Mr. Sasser joined the Company in July, 1995 as President and Chief Operating Officer. He has served as a director of the Company since 1995. From October, 1994 to June, 1995, Mr. Sasser served as Vice President of International Operations for Trilogy Development Group, a provider of client-server sales and marketing software. From August, 1992 to October 1994, Mr. Sasser was Group Vice President of the Systems Management Division and Pacific Rim Operations of Legent Corporation, a provider of systems management software products and services ("Legent"). From April, 1987 through its acquisition by Legent in 1992, Mr. Sasser served as President of the Data Center Management Division of Goal Systems International, Inc. ("Goal Systems"), which designed, developed, and marketed systems management software products.

    Stephen A. Yount joined the Company in May, 1996 as Vice President of America's Sales and Services. From 1995 to 1996, he was Vice President of Sales at Tyecin Systems, a provider of client-server manufacturing software for the semi-contractor market. From 1993 to 1995, Mr. Yount served as Vice President of Sales and Services at Neuron Data, a client-server application development software company. From 1987 to 1993, he served in various senior sales positions at Legent, including Regional Vice President of Sales, Vice President of Sales, and Director of Sales, Western Region.

    Lawrence W. DeLeon joined Symix in August, 1995 as Vice President, Chief Financial Officer and Secretary. From 1991 to 1995, Mr. DeLeon served in various capacities at Legent, including Treasurer for Goal Systems, Europe Vice President--Finance and Administration and Vice President--Central Europe. From 1988 to 1991, Mr. DeLeon was Chief Financial Officer for Thunderbird Products Corporation, a boat manufacturer.

    Otto Offereins joined the Company in September, 1995 as Vice President of Development and Support. He was Vice President and General Manager of Client Product Server Division of Legent from July, 1994 to August, 1995. From July, 1992 to July, 1994, Mr. Offereins served as Vice President of Support and Development for the Systems Management Division of Legent. From March, 1991 to

July, 1992, he served as Vice President of Development and Support--Research and Development Division of Legent. Prior to March, 1991, he was Executive Vice President of Operations for Syntelligence Corporation, a software company specializing in financial risk assessment.

    Robert D. Williams joined the Company in September, 1995 as Vice President--Human Resources. Prior to that time, he served as Director, Human Resources/Associate Relations of Legent from August, 1992 to August, 1995. From March, 1990 to August, 1992 he was Executive Director of Human Resources and Administrative Services of Goal Systems.

    Catherine K. DeRosa joined the Company as Director of Product Marketing in August, 1994. She has served the Company in the position of Vice President of Marketing since January, 1996. Prior to joining Symix and from 1992 to 1994, Ms. DeRosa served as an independent consultant to several major technology companies in the Silicon Valley. From 1989 to 1992, Ms. DeRosa served as a Senior Consultant with Price Waterhouse, a major accounting and consulting firm. She also has held a variety of positions with Micro Card Technologies, Inc., an electronic components manufacturer and Texas Instruments Inc., a leader in semi-conductors and electronics. Ms. DeRosa is a Certified Public Accountant and received a masters in business administration degree from the Harvard Business School

    Jorge Lopez joined the Company in November, 1996 as Vice President of Corporate Development/ Strategic Planning. From 1995 to 1996, Mr. Lopez served as Vice President of Marketing for Salesoft Inc., a provider of automated sales and marketing software. From 1989 to 1995, Mr. Lopez served as Vice President of Strategic Alliances for Avalon Software, Inc. an enterprise resource planning software and services company. Prior to that time, Mr. Lopez held various marketing and technical positions with International Business Machines Corporation, an information technology company.

    The executive officers of the Company are appointed by and serve at the pleasure of the Symix Board of Directors. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was so appointed.

    Mr. Liebert has been the Chairman and Chief Executive Officer of L Corporation, a parent/holding company for selected businesses in the wholesale, distribution and manufacturing industries, since it was formed in 1990. From 1965 to 1987, Mr. Liebert held various positions at Liebert Corporation, an international manufacturer and distributor of computer support systems products, including President from 1981 to 1987 and Chairman of the Board from 1984 to 1987. In 1987, Liebert Corporation was acquired by and became a subsidiary of Emerson Electric Company, which designs, manufactures and sells a broad range of electrical and electronic products and systems. Mr. Liebert served as an Emerson Group Vice President as well as Chairman of Liebert Corporation until 1990. He has served as a director of the Company since 1993.

    Mr. Tait has served of counsel to the law firm of Enz & Sequin since 1995. From 1990 until 1995, Mr. Tait served as the Managing General Partner of B.P.A. Consultants, an investment partnership in Columbus, Ohio. From 1987 until 1990, he was a partner of F.M.G., a financial consulting firm. Prior thereto, Mr. Tait served as Secretary and Treasurer of the Lowe Group, a financial services holding company. He has served as a director of the Company since 1985.

    Mr. Thomas has been a partner of Vorys, Sater, Seymour and Pease, a law firm based in Columbus, Ohio, for more than five years. He has served as a director of the Company since 1988. Mr. Thomas is also a director of The Ohio Bar Liability Insurance Co.

    Mr. Rutherford founded Wingset Inc., a private investment management corporation, and has served as its President since 1992. He was Chairman of the Board from 1988 to 1991 and Chief Executive Officer from 1988 to 1990 of Goal Systems. He has served as a director of the Company since 1995. Mr. Rutherford is also a director of Ciber, Inc., a provider of information technology consulting services.

COMPENSATION OF DIRECTORS

    For the fiscal year ended June 30, 1997, the compensation arrangement between Symix and all directors who were not employees of Symix ("Outside Directors") was as follows: $500 for each Board meeting attended; and $1,250 per quarter. For the fiscal year ending June 30, 1998, it is anticipated that the compensation arrangement between Symix and the Outside Directors will remain the same. In addition, from time to time, the Outside Directors receive options to acquire Common Shares under the Symix Systems, Inc. Stock Option Plan for Outside Directors (the "Directors' Plan"). During the 1997 fiscal year, no options were granted under the Directors' Plan. Employee directors did not in fiscal year 1997, and will not in fiscal year 1998, receive any additional compensation for serving as a director.

EXECUTIVE COMPENSATION

    The following table shows, as to the Chief Executive Officer and the other four most highly compensated executive officers of Symix whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to Symix in all capacities during the fiscal year ended June 30, 1997, as well as the total compensation paid to each such individual for Symix's two previous fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal years).

                           SUMMARY COMPENSATION TABLE

                                                                                                  SECURITIES
                                                                                 OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION(S)                      YEAR  SALARY($)   BONUS($)  COMPENSATION($)   OPTIONS(1)   COMPENSATION($)
--------------------------------------------------  ----  ---------   --------  ---------------   ----------   ---------------

Lawrence J. Fox...................................  1997  $ 275,000     None        $48,791(2)      None           $33,029(3)
  Chairman and CEO                                  1996    256,661     None         44,972(4)      None            32,165(5)
                                                    1995    241,500     None        N/A             80,000          31,019(6)

Stephen A. Sasser.................................  1997  $ 225,427   $174,500      N/A             None           $ 5,682(7)
  President and COO                                 1996    220,000    180,000      N/A            540,000(8)        1,833(9)

Stephen A. Yount..................................  1997  $ 150,000   $ 76,271      $23,122(10)     None           $13,840(11)
  Vice President--Americas Sales and Services

Lawrence W. DeLeon................................  1997  $ 133,333   $ 91,000      N/A             20,000(12)     $ 4,950(9)
  Vice President, CFO and Secretary                 1996    105,573     69,360      N/A             80,000(13)       1,833(9)

Otto Offereins....................................  1997  $ 130,833   $ 69,190      N/A             None           $ 3,277(9)
  Vice President-- Development and Support          1996    102,865     58,060      N/A             80,000(13)       1,819(9)

------------------------

 (1) Adjusted to reflect the two-for-one stock split effective September 10, 1996.

 (2) Includes reimbursement of $17,052 for estimated taxes relating to compensation received by the named officer during fiscal year 1997, payment for automobile allowance for 11 months during fiscal year 1997 and club dues.

 (3) Includes $28,000 paid for the premiums on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $5,029.

 (4) Includes reimbursement of $13,331 for estimated taxes relating to compensation received by the named officer during fiscal years 1996 and 1995, payment for automobile allowance for 16 months during fiscal years 1996 and 1995 and club dues.

 (5) Includes $28,000 paid for the premiums on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $4,165.

 (6) Includes $28,000 paid for premium on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $3,019.

 (7) Includes $2,130 paid for the premiums on term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $3,552.

 (8) Includes 400,000 Common Shares covered by an option granted in January, 1996, and 140,000 Common Shares covered by an option granted in July, 1996, as compensation for services rendered in fiscal year ended June 30, 1996 and the achievement of certain financial performance objectives.

 (9) Represents Symix's matching contribution to the 401(k) Profit Sharing Plan for the named officer.

(10) Includes reimbursement of $8,081 for estimated taxes relating to compensation received by the named officer during fiscal year 1997, payment for relocation and club dues.

(11) Includes a reduction of $12,500 to the principal balance outstanding on a loan made by Symix to the named officer, and Symix's matching contribution of $1,340 to the 401(k) Profit Sharing Plan for the named officer.

(12) Includes 20,000 Common Shares covered by an option granted in July, 1997 for services rendered in fiscal year ended June 30, 1997 and the achievement of certain financial performance objectives.

(13) Includes 20,000 Common Shares covered by an option granted in July, 1996 for services rendered in fiscal year ended June 30, 1996 and the achievement of certain financial performance objectives.

    EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    Symix has an employment agreement dated July 5, 1995 with Stephen A. Sasser, President and Chief Operating Officer of Symix (the "Agreement"). The initial term of the Agreement extends to July 5, 1999. However, the Agreement provides for automatic renewal for one additional year each July 4 thereafter unless prior notice of non-renewal is given by Symix to Mr. Sasser at least 150 days, or by Mr. Sasser to Symix at least 120 days, before the expiration of the initial term or any extended term. Under the Agreement, Mr. Sasser agrees to serve as President and Chief Operating Officer of Symix. He further agrees to serve as a director of Symix and as an officer and/or director of any of Symix's subsidiaries if elected as such.

    The Agreement was amended by the parties in April, 1997 to provide for an annual base salary of not less than $242,000 and additional compensation pursuant to a bonus plan approved by the Compensation Committee of the Symix Board of Directors (with an annual target bonus opportunity of $174,500 for fiscal 1997 and $158,000 during the remaining term of the Agreement). Mr. Sasser met the target bonus opportunity of $174,500 for fiscal 1997.

    If Mr. Sasser's employment with Symix is terminated as the result of his death or disability (as defined in the Agreement), or by Symix for cause (as defined in the Agreement), then he will be entitled to receive his base salary through the date of termination and bonus compensation as provided for under the Agreement on a pro rata basis to the extent that Symix has achieved certain annual targets and objectives. In the event of termination of Mr. Sasser's employment by Symix other than for cause or disability (in each case, as defined in the Agreement) or by Mr. Sasser within one year after a "change in control" of Symix (as defined in the Agreement), in addition to the prorated base salary and bonus compensation previously described, Mr. Sasser will be entitled to receive an amount equal to his annual base salary, plus an amount equal to the highest bonus earned by him under the terms of the Agreement for any fiscal year prior to the date of termination, and other specified benefits. The Agreement also provides for the grant of two separate options covering 400,000 and 140,000 Common Shares, respectively, to Mr. Sasser as additional consideration. An option for 400,000 Common Shares was granted to Mr. Sasser effective in January, 1996. An option for an additional 140,000 Common Shares was granted to Mr. Sasser in July, 1996 pursuant to the terms of the Agreement.

    Under the Agreement, if any of the compensation or other benefits paid to Mr. Sasser upon termination of his employment by Symix without cause, or upon termination of his employment by Mr. Sasser within a year after a change in control of Symix, result in additional tax to him under Section 4999 of the Internal Revenue Code, then Symix is required to make an additional payment to him so as to provide Mr. Sasser with the benefits he would have received in the absence of such tax.

    The Agreement also requires Symix to maintain a policy of insurance on Mr. Sasser's life in the amount of $1 million, the proceeds of which policy to be payable upon his death to beneficiaries designated by Mr. Sasser or to his estate if no such designation is made.

    Symix has agreed to give at least six months prior notice of termination to Lawrence W. DeLeon in the event his termination occurs within a year after a change in control of Symix and, during such one-year period, Mr. DeLeon does not retain positions with Symix which are the same or comparable to those held by him prior to such change in control.

    In addition, awards of stock options to Symix employees, including the named executive officers, generally will vest upon a change in control of Symix (as defined in Symix employee stock option agreements).

    CERTAIN TRANSACTIONS

    Pursuant to an offer letter dated May 6, 1996, Symix made a loan of $100,000 (the "Loan") to Stephen A. Yount, Vice President-Americas Sales and Services at Symix, in February, 1997. Interest is payable on the Loan at the rate of 5% per annum. The Loan is secured by a second mortgage in favor of Symix on real property located in Franklin County, Ohio. The Loan is required to be paid in full no later than October 1, 2000, provided that, the principal amount of the Loan will be reduced cumulatively by increments of $12,500 on June 30 of each fiscal year from 1997 to 2000 for which Mr. Yount meets or exceeds 75% of the annual sales quota for new license revenue for Symix products assigned to him for such fiscal year. The principal amount of the Loan will be reduced to $50,000 immediately in the event Mr. Yount's employment with Symix and its subsidiaries is terminated by Symix and such subsidiaries. Mr. Yount exceeded 75% of his annual sales quota for new license revenue for fiscal year 1997.

    STOCK OPTION GRANTS AND EXERCISES

    The following table sets forth certain information with respect to stock options awarded during fiscal year 1997 to executive officers named in the Summary Compensation Table. These option grants are also reflected in the Summary Compensation Table. In accordance with Commission rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and Symix's future performance and prospects.

                   STOCK OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF STOCK
                                                                                                            PRICE APPRECIATION FOR
                                        # OF SECURITIES   % OF TOTAL OPTIONS      EXERCISE      ORIGINAL         OPTION TERM
                                          UNDERLYING     GRANTED TO EMPLOYEES       PRICE      EXPIRATION   ----------------------
NAME                                    OPTIONS GRANTED     IN FISCAL 1997      ($/SHARE)(1)      DATE        5%($)      10%($)
--------------------------------------  ---------------  ---------------------  -------------  -----------  ---------  -----------
Lawrence J. Fox.......................              0             N/A                N/A           N/A         N/A         N/A
Stephen A. Sasser.....................        140,000               38.7%         $   7.595       7/25/06   $ 668,704  $ 1,694,626
Stephen A. Yount......................        N/A                 N/A                N/A           N/A         N/A         N/A
Lawrence W. DeLeon....................         20,000(2)             5.5%         $   7.595       7/25/06   $  95,529  $   242,090
Otto Offereins........................         20,000                5.5%         $   7.595       7/25/06   $  95,529  $   242,090

--------------------------

(1) Represents the market price of the Common Shares on the date of grant.

(2) Does not include 20,000 Common Shares covered by an option granted in July, 1997 for services rendered in fiscal year ended June 30, 1997 and the achievement of certain financial performance objectives. The option expires on July 28, 2007 and has an exercise price of $13 15/16 per Common Share.

    Options granted to Symix executive officers vest and become exercisable in increments of 25% on each anniversary of the grant date, provided the executive officer continues in the employ of Symix, and provided further that, upon the occurrence of certain change in control events (defined in the Symix stock option agreements) all such options will become fully vested.

    The following table shows the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each executive officer named in the Summary Compensation Table at the end of fiscal year 1997, and the value of all such options that were "in the money" (i.e. the market price of the Shares covered by the options was greater than the exercise price of the options) at the end of fiscal year 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                         FISCAL YEAR END OPTION VALUES

                                                                                  TOTAL NUMBER OF SHARES
                                                                                  UNDERLYING UNEXERCISED
                                                                                  OPTIONS HELD AT FISCAL
                                     NUMBER OF SHARES ACQUIRED                         YEAR END (#)
                                            ON EXERCISE         VALUE REALIZED   -------------------------
NAME                                            (#)                   ($)        EXERCISABLE/UNEXERCISABLE
-----------------------------------  -------------------------  ---------------  -------------------------
Lawrence J. Fox....................                  0                     0            128,000/60,000
Stephen A. Sasser..................                  0                     0           100,000/440,000
Stephen A. Yount...................                  0                     0             25,000/75,000
Lawrence W. DeLeon.................                  0                     0             15,000/65,000
Otto Offereins.....................                  0                     0             15,000/65,000

                                          TOTAL VALUE OF
                                     UNEXERCISED IN-THE-MONEY
                                      OPTIONS HELD AT FISCAL
                                           YEAR END ($)
                                     -------------------------
NAME                                 EXERCISABLE/UNEXERCISABLE
-----------------------------------  -------------------------
Lawrence J. Fox....................        $864,400/$404,900
Stephen A. Sasser..................      $768,700/$2,852,800
Stephen A. Yount...................        $107,000/$321,000
Lawrence W. DeLeon.................         $91,875/$353,725
Otto Offereins.....................         $91,875/$353,725

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Symix Compensation Committee consisted during fiscal 1997 of Messrs. Tait, Liebert, Rutherford and Thomas, who are all of the non-employee members of the Symix Board of Directors. Mr. Thomas is a partner of the law firm of Vorys, Sater, Seymour and Pease. Symix used during fiscal 1997, and anticipates that it will continue to use, the services of such firm.

                        INFORMATION CONCERNING PRITSKER

BUSINESS

    Pritsker is a world-wide provider of open client/server manufacturing planning and scheduling software and interactive, design-oriented simulation software. It designs, develops, markets, and supports a full set of products in each of these areas. In addition, Pritsker assists its customers in creating solutions that address a wide variety of management challenges in business and government. These solutions are generally implemented for customers by Pritsker's consulting staff using Pritsker's simulation and scheduling software products. Since 1973, Pritsker has provided simulation and/or scheduling software and support to over 6,000 sites world-wide and has consulted with over 2,000 customers.

    Pritsker was incorporated in the State of Indiana in 1973 and has facilities in both West Lafayette, Indiana and Indianapolis, Indiana. Pritsker maintains sales, application, and user support specialists for each of its product lines with centralized marketing and administrative functions. Domestically, simulation products are distributed primarily through direct sales channels; planning and scheduling products are distributed both directly and through partners. Internationally, most products are channeled through distributors, who provide full service support to end users. Pritsker has about 15 active distributors, located in many of the major industrial nations, including Japan, Mexico, United Kingdom, Germany, Brazil, Korea and South Africa.

    Pritsker products are designed for its two major markets: "Planning and Scheduling" and "Simulation", as described below.

    PLANNING AND SCHEDULING

    Manufacturing companies' typical internal objectives include improving their manufacturing and business practices. These practices include determining whether or not new orders can be taken (e.g. can the requested due date be met), selecting the proper shift scheduling procedures to adopt, calculating the appropriate quantity of materials to purchase and the best time to purchase them, and deciding which orders to run across which machines at what time. Pritsker planning and scheduling products are focused on providing better solutions to these issues.

    OrderLinks is an Advanced Planning and Scheduling (APS) system that balances material and capacity relative to the customer's business objectives. It develops realistic and synchronized production plans and schedules that simultaneously consider the multiple constraints and limitations of the production environment. OrderLinks schedules end item demand recursively across bills of material and provides realistic launch dates for each item in the bill based on a finite view of both material and capacity. Using real-time entity relation database technologies, OrderLinks provides impact analysis and resynchronization of the entire factory after a disruption; dynamic scheduling of assemblies, sub-assemblies and components; dynamic reallocation of in-process material; and dynamic repegging of materials based on priority changes.

    FACTOR is a finite capacity scheduling system designed to interface with ERP and shop floor data collection systems. FACTOR defines the scheduling logic; interfaces with other on-line systems; and produces equipment, logistics, material, and personnel plans and schedules. These plans and schedules accurately account for finite capacities, material limitations, and other operational constraints such as batching and sequence dependent setups. FACTOR can determine effective order promise dates and synchronize manufacturing release dates. FACTOR also provides a gantt chart display of the schedule, which allows the scheduler to interactively view, query and manually adjust the schedule.

    SIMULATION

    Simulation is a capability that allows managers and engineers to predict the effects of recommended changes to manufacturing and other systems before they are actually implemented. It allows these users to "build their factory in a computer" and to "watch it run." Essentially, it provides an experimental laboratory for systems analysis. As such, it supports decision making on issues like how much equipment to buy, the amount of demand that a facility can satisfy, how to get the most throughput through a system, and how to maximize customer service for a set of operations. Pritsker products facilitate the use of simulation by manufacturing and industrial engineers.

    FACTOR/AIM ("AIM") is a manufacturing-oriented simulation system that allows engineers to effectively and efficiently design and improve manufacturing operations. AIM's object oriented user interface includes constructs for easily representing common manufacturing elements such as machines, operators, conveyors, AGVs, fixtures, buffers, shifts, breakdowns, preventive maintenance, parts, orders, and routings. Its output graphics and interactive animations provide the user with clear, concise, and accurate information to facilitate decision making. AIM also includes financial modeling capabilities. The user can easily make manufacturing operations decisions creating and evaluating alternative manufacturing strategies on both the operational level and the financial level. FACTOR/AIM is integrated with the FACTOR scheduling product to facilitate design analysis of systems for which FACTOR is installed.

    AweSim is a general purpose simulation system designed and developed to employ the latest in easy-to-use Windows technology. AweSim brings total simulation project support to high performance personal computers, from model building to animation to analysis to graphical results presentation. AweSim incorporates Visual SLAM, a comprehensive modeling and analysis tool that can be used to represent a wide range of systems to whatever level of detail is needed to support decision making. AweSim also supports multiple concurrent animations from a single model, allowing users to simultaneously analyze results from different perspectives.

    PACKAGING is a software product specifically designed to model and evaluate high speed, high volume container filling and manufacturing systems. This unique simulation-based system addresses the dynamic interactions of a packaging line's components and measures overall system efficiency and stability. With PACKAGING, an entire simulation project, from model development to results presentation, can be completed on advanced personal computers.

SELECTED FINANCIAL DATA OF PRITSKER

    The following table summarizes certain financial data for each of the five years presented. The selected financial data presented below has been derived from the financial statements of Pritsker. The data should be read in conjunction with Pritsker's audited financial statements, and notes thereto included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS." The selected financial data set forth below for Pritsker as of and for the six months ended June 30, 1997 and 1996 have been derived from unaudited financial statements of Pritsker that have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting of normal recurring adjustments, that Pritsker considers necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

                                               SIX MONTHS ENDED
                                                   JUNE 30,                       YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1997       1996       1996       1995       1994       1993       1992
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net revenues...............................  $1,645,000 $2,025,000 $4,135,000 $4,169,000 $4,081,000 $5,103,000 $7,014,000
Cost of revenue............................    438,000    466,000  1,228,000  1,112,000    721,000  1,572,000  2,466,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin...............................  1,207,000  1,559,000  2,907,000  3,057,000  3,360,000  3,531,000  4,548,000
Operating expenses.........................
  Selling, general and administrative......    901,000  1,263,000  2,037,000  2,350,000  2,439,000  3,319,000  3,681,000
Research and product development...........    256,000    223,000    664,000    783,000  1,089,000    562,000    641,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses...................  1,157,000  1,486,000  2,701,000  3,133,000  3,528,000  3,881,000  4,322,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................     50,000     73,000    206,000    (76,000)  (168,000)  (350,000)   226,000
Other income/(expense), net................    (45,000)   (43,000)   (83,000)  (113,000)   (49,000)  (244,000)  (258,000)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income/(loss) before income taxes..........      5,000     30,000    123,000   (189,000)  (217,000)  (594,000)   (32,000)
Provision (benefit) for income taxes.......     53,000     43,000     38,000     70,000     57,000    (86,000)    58,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income/(loss) before dividends on
  preferred stock..........................  $ (48,000) $ (13,000) $  85,000  $(259,000) $(274,000) $(508,000) $ (90,000)
Dividends on preferred stock...............     26,000     26,000     52,000     52,000     52,000     62,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common
  shares...................................    (74,000)   (39,000)    33,000   (311,000)  (326,000)  (570,000)   (90,000)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share..................  $   (0.03) $   (0.02) $    0.01  $   (0.13) $   (0.14) $   (0.24) $   (0.04)
Weighted average common and common share
  equivalents outstanding..................  2,366,978  2,366,978  2,366,978  2,366,734  2,366,734  2,360,042  2,339,623
Balance sheet data:
Working capital............................  $ (76,000)    46,000  $  74,000  $  40,000  $ 111,000  $  33,000  $ 165,000
Total assets...............................  3,525,000  3,607,000  3,534,000  3,672,000  4,389,000  6,316,000  7,604,000
Long-term obligations and redeemable
  preferred stock
  Long-term obligations....................    176,000    176,000    176,000    234,000    424,000  1,696,000  1,729,000
  Redeemable preferred stock...............    700,000    700,000    700,000    700,000    700,000    700,000    700,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               876,000    876,000    876,000    934,000  1,124,000  2,396,000  2,429,000
Total shareholders' equity.................  $1,222,000 $1,226,000 $1,298,000 $1,265,000 $1,581,000 $1,907,000 $2,605,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    Pritsker's revenues are derived from (i) licensing its software and (ii) providing product support and related services. Product support is provided pursuant to agreements that are generally renewed annually. Related services consist of installation, implementation, training, programming and systems integration services for Pritsker software users. Pritsker's results of operations have fluctuated on a quarterly basis due to the timing of license fee revenues.

    RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1996 COMPARED TO DECEMBER 31,
     1995

    Net revenue was $4,135,000 for the year ended December 31, 1996, a decrease of less than 1% from the previous year. During 1996, Pritsker focused much of its development efforts on its new planning and scheduling product, OrderLinks, which was not completed until after June, 1997. The unavailability of the new product adversely impacted license fee revenue as revenue from software licenses declined 4% to $2.4 million. Consulting revenue increased 5% to $1.7 million. The cost of revenue increased to $1,228,000 for 1996 from $1,112,000 in 1995, an increase of approximately 10%. The increase in costs was primarily the result of increased consulting revenue.

    Selling, general and administrative ("SG&A") expense was $2,037,000 for 1996 compared to $2,350,000 for 1995, a 13% decrease. SG&A expense stated as a percentage of revenue for 1996 and 1995 was 49% and 56%, respectively. This decrease was due to planned expense reductions within sales and marketing in response to the decline in revenue.

    Research and product development expenses, including amortization of capitalized software development for 1996, were $664,000 compared to $783,000 in 1995. The decrease was due to planned expense reductions.

    RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO JUNE 30,
     1996

    For the six months ended June 30, 1997, net revenue decreased 19% to $1,645,000 from $2,025,000 for the same period the prior year. Revenue from software licenses decreased 23% to $993,000 and consulting revenue declined 12% to $652,000. The decrease in revenue was primarily attributable to the delay in the release of the new advanced planning and scheduling product, OrderLinks. Pritsker also devoted significant services resources to support the completion of the product.

    The cost of revenue decreased for the six months ended June 30, 1997 from the corresponding period of the prior year as a direct result of the decreases in net revenue.

    SG&A expense was $901,000 for the six months ended June 30, 1997, compared to $1,263,000 for the corresponding period of the prior year, a decrease of 29%. The decrease is due to planned spending controls and attrition in personnel. SG&A expense as a percentage of total revenue for the six months ended June 30 declined from 62% in 1996 to 55% in 1997.

    Research and product development expenditures, including amortization of capitalized software development for the six months ended June 30, 1997, were $256,000 compared to $223,000 for the same period in the prior year.

    LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 1997, Pritsker had working capital of ($76,000) including cash and cash equivalents of $1,000, compared to $74,000 including cash and cash equivalents of $24,000 at December 31, 1996. Net accounts receivable decreased from $1,164,000 at December 31, 1996, to $1,095,000 at June 30, 1997. At June
30, 1997, the accounts receivable days sales outstanding ("DSO") was 120 days compared to 103 days at December 31, 1996. The increase in DSO is attributable to an increase in installment payments that are being collected over the product implementation cycle and extended payment terms offered to Pritsker's larger international distributors.

    During the first six months of 1997, cash from operating activities was sufficient to satisfy Pritsker's operating needs. Subsequent to June 30, 1997, Pritsker converted $175,500 of officer loans into 175,500 shares of Pritsker Common Stock. Pritsker offered Pritsker Common Stock to existing shareholders at a price of $1.00 per share and received an aggregate of $169,000 cash for 169,000 common shares issued pursuant to that offering. Pritsker also converted 28,861 shares of Pritsker Preferred Stock with a liquidation value of $150,000 into 150,000 shares of Pritsker Common Stock. These equity transactions combined with cash from operating activities is expected to be sufficient to satisfy current cash needs of Pritsker.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial
ownership of Pritsker Common Stock and Pritsker Preferred Stock as of          ,
1997, by (i) each of Pritsker's directors, (ii) Pritsker's executive officers,
(iii) all current directors and executive officers of Pritsker as a group and
(iv) each person or entity known to Pritsker to beneficially own more than 5% of the Pritsker Common Stock at that date. Except as indicated in a footnote, each person or entity possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                       PRITSKER COMMON STOCK         PRITSKER PREFERRED STOCK
                                                    ----------------------------   ----------------------------
                                                                   PERCENTAGE OF                  PERCENTAGE OF
                                                     NUMBER OF      OUTSTANDING     NUMBER OF      OUTSTANDING
                                                       SHARES         SHARES          SHARES         SHARES
                                                    BENEFICIALLY   BENEFICIALLY    BENEFICIALLY   BENEFICIALLY
                                                       OWNED           OWNED          OWNED           OWNED
                                                    ------------   -------------   ------------   -------------
A. Alan B. Pritsker(1)............................     914,180(2)      31.6%               0             0
David B. Wortman(3)...............................     379,800         13.3%               0             0
Steven D. Duket(1)................................     188,760(4)       6.6%               0             0
Kenneth D. Pritsker...............................      33,255          1.2%               0             0
John E. Layden....................................      85,000(5)       2.9%               0             0
Danaher Corporation(6)............................     700,000         24.6%               0             0
Daniel L. Comas(6)................................     700,000(7)      24.6%               0             0
Cambridge Ventures, L.P.(8).......................     295,670(9)       9.9%         105,163           100%
Theodore M. Englehart(8)..........................     295,670(10)      9.9%         105,163           100%
All current directors and executive officers as a
  group (7 persons)...............................   2,596,665         83.7%                           100%

------------------------

 (1) The address of Messrs. Pritsker and Duket is 8910 Purdue Road, Suite 600, Indianapolis, Indiana 46268.

 (2) Includes 48,000 shares issuable upon exercise of presently exercisable stock options.

 (3) Mr. Wortman's address is 9024 Kirkham Court, Indianapolis, Indiana 46260.

 (4) Includes 24,760 shares issuable upon exercise of presently exercisable stock options.

 (5) Includes 50,000 shares, including 25,000 shares exercisable on January 1, 1998, issuable upon exercise of presently exercisable stock options.

 (6) The address of Danaher Corporation and Mr. Comas is 1250 24th Street N.W., Suite 800, Washington, D.C. 20037.

 (7) Held by Danaher Corporation, an affiliate of Mr. Comas.

 (8) The address of Cambridge Ventures, L.P. and Mr. Englehart is 8440 Woodfield Crossing Boulevard, Suite 330, Indianapolis, Indiana 46240.

 (9) Includes 4,080 shares issuable upon exercise of the Warrant and 128,206 shares issuable upon conversion of the Pritsker Preferred Stock.

(10) Held by Cambridge Ventures, L.P., an affiliate of Mr. Englehart.

                     DESCRIPTION OF CAPITAL STOCK OF SYMIX

    The authorized capital stock of the Company consists of 21,000,000 shares, of which 20,000,000 shares are Common Shares, each without par value, and
1,000,000 shares are preferred shares, each without par value. At          ,
1997, there were                     Symix Common Shares outstanding. No
preferred shares are currently outstanding. The outstanding Symix Common Shares are, and the shares to be issued in the Merger will be, fully paid and nonassessable.

    Holders of Symix Common Shares and preferred shares are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting power are able to elect all of the directors.

COMMON SHARES

    Holders of Symix Common Shares are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to the rights of holders of any preferred shares that may be issued, as described below, and to any contractual restrictions on the payment of dividends. The Company currently intends to continue to retain its earnings for use in its business and to pay no cash dividends in the foreseeable future. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

    Under Ohio law and the Company's Amended Articles, the affirmative vote of the holders of shares entitled to exercise at least two-thirds ( 2/3) of the voting power is necessary for certain corporate actions, including merger or consolidation with another corporation, combination or majority share acquisition, sale or other disposition of all or substantially all of the corporation's property and assets, voluntary dissolution of the Company or amendment of the Company's Amended Articles.

    Upon dissolution, liquidation or sale of all or substantially all of the assets of the Company, after payment in full of all amounts required to be paid to creditors and to holders of outstanding preferred shares, if any, the holders of Symix Common Shares will be entitled to receive pro rata the remaining assets of the Company available for distribution.

    The holders of Symix Common Shares do not have preemptive, subscription, redemption or conversion rights.

PREFERRED SHARES

    The Amended Articles authorize the Board of Directors to issue preferred shares from time to time in one or more series. The Board of Directors is authorized to fix and determine the relative rights and preferences of the shares of any series so established with respect to the dividend or distribution rights, the dates of payments of dividends or distributions and the dates from which they are cumulative, liquidation price, redemption rights and price, sinking fund requirements, conversion rights and restrictions on the issuance of shares of any class or series.

    The Board of Directors, without shareholder approval, could issue preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of Symix Common Shares. There are no present plans to issue any preferred shares.

TRANSFER AGENT

    The transfer agent for the Symix Common Shares is Fifth Third Bank, N.A., Cincinnati, Ohio.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Pritsker is incorporated in Indiana, and the rights of its shareholders are governed by the Indiana Business Corporation Law (the "IBCL") and by Pritsker's Articles of Incorporation and By-laws. Symix is incorporated in Ohio, and the rights of its shareholders are governed by the Ohio General Corporation Law (the "OGCL") and Symix's Amended Articles of Incorporation and Amended Regulations. The IBCL differs from the OGCL in many respects and, accordingly, the rights of holders of shares of Pritsker Common Stock differ in certain respects from the rights which they would have as shareholders of Symix. The following summary sets forth certain differences that should be considered by Pritsker shareholders.

MERGERS AND CONSOLIDATIONS

    Under the OGCL and Symix's Amended Articles of Incorporation, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation in the case of a merger) holding at least two-thirds of the corporation's voting power. In the case of a merger, the agreement must also be adopted by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist: (a) the articles or regulations of the surviving corporation then in effect require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of that corporation; (b) the agreement conflicts with the articles or regulations of the surviving corporation then in effect, or changes the articles or regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation; (c) the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of such number of shares of the surviving corporation as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or (d) the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

    Section 23-1-40-3 of the IBCL requires a merger or exchange to be approved by a majority of the shares entitled to vote, unless a greater vote is required by law, the board of directors or the articles of incorporation. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger,
(iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. Under Pritsker's Articles of Incorporation, the holders of at least 75% of the issued and outstanding shares of Pritsker Common Stock entitled to vote must approve a merger or exchange.

OTHER CORPORATE TRANSACTIONS

    Subject to certain exceptions, under the OGCL and Symix's Amended Articles of Incorporation, the approval of two-thirds of the voting power of Symix is required for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle

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the holders thereof to exercise at least one-sixth of the voting power of such corporation in the election of directors immediately after the consummation of such transaction, (ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions.

    In addition to shareholder approvals required by the IBCL, under Article IX of Pritsker's Articles of Incorporation, at least 75% of the holders of Pritsker Common Stock entitled to vote thereon must authorize, adopt or approve any of the following actions that would otherwise require shareholder approval: (i) any voluntary plan of liquidation or dissolution of Pritsker; (ii) any sale, lease, exchange, or other disposition of all or substantially all of Pritsker's assets;
(iii) any authorization of Pritsker shares, other securities convertible into Pritsker shares, or options, rights, or warrants to acquire any Pritsker shares or securities convertible into Pritsker shares; and (iv) any amendment to or deletion from any article of Pritsker's Articles of Incorporation. The provisions of Article IX control and override anything to the contrary in Pritsker's Articles of Incorporation.

    Section 2.09 of Pritsker's By-laws establishes a Special Committee of the Board of Directors composed of four members designated by its principal shareholders. The Special Committee currently consists of A. Alan B. Pritsker, Daniel L. Comas, Steven D. Duket, and David B. Wortman. Although Special Committee cannot authorize any action of the corporation or exercise any authority of the Board of Directors, the Special Committee must unanimously approve certain matters before the Board of Directors or the Compensation Committee of the Board may approve them. Matters requiring approval by the Special Committee include certain salary increases and bonuses to officers of the corporation, agreements between the corporation and any officer regarding sales or leases of property, loans, stock redemptions or employment contracts for periods over two years, certain actions regarding stock option plans, amendments to Pritsker's Articles of Incorporation or By-laws, capital expenditures exceeding certain levels, and any investments in or acquisitions of other companies or businesses.

    Section 1701.60 of the OGCL generally provides that transactions between officers or directors and Symix are not void or voidable provided that: a majority of the disinterested directors approve the transaction; the disinterested shareholders holding a majority of the shares approve the transaction; or the transaction is fair as to Symix at the time it is approved. Article Sixth of Symix's Amended Articles is consistent with this provision.

PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS

    Section 1701.831 of the OGCL generally provides that certain "control share acquisitions" of shares of an "issuing public corporation" may be made only with the prior authorization of the shareholders of the corporation, unless the articles or code of regulations of the corporation otherwise provide. The Amended Articles of Symix provide that Section 1701.831 of the OGCL does not apply to control share acquisitions of Symix. In addition, Chapter 1704 of the OGCL generally prohibits a wide range of business combinations and transactions between or involving an issuing public corporation that is a reporting company under the Exchange Act and a person who, alone or with others, beneficially owns ten percent of more of the voting power of the corporation. A corporation may provide in its articles of incorporation that Chapter 1704 does not apply to the corporation. Symix's Amended Articles provide that Chapter 1704 of OGCL does not apply to Symix.

    Section 23-1-22-4 of the IBCL provides that, in addition to any other provision authorized by any other section of the IBCL or contained in the articles of incorporation or the by-laws, a corporation may establish one or more procedures to regulate transactions that would, when consummated, result in a change of "control" of the corporation. Such a procedure may be established in the original articles of incorporation or by-laws, by an amendment to the articles of incorporation or, notwithstanding the fact that a vote of the shareholders would otherwise be required by any other provision of the IBCL or the articles of incorporation, by an amendment to the by-laws. For purposes of
Section 23-1-22-4, "control" means, for any corporation that has fewer than 100 shareholders, the beneficial ownership, or the direct or

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
indirect power to direct the voting, of no less than 50% of the voting shares of the corporation's outstanding voting shares. Under Pritsker's Articles of Incorporation, the holders of at least 75% of the issued and outstanding shares of Pritsker Common Stock entitled to vote and the holders of a majority of the issued and outstanding shares of Pritsker Preferred Stock entitled to vote must approve a merger or exchange.

SPECIAL MEETINGS

    Under the OGCL, persons who may call a special meeting of shareholders include the chairman of the board, the president, or, in case of the president's absence, death, or disability, the vice-president authorized to exercise the authority of the president in the absence of the latter; the directors by action at a meeting or a majority of the directors acting without a meeting; persons holding 25% or more of the voting power of all shares entitled to vote, unless the articles or regulations specify a smaller or larger portion, but not more than 50%; or such other officers or persons as the articles or regulations may authorize. Symix's Amended Regulations authorize the Chairman of the Board, the President (or, in the event of his absence, death or disability, the Vice President authorized to exercise the authority of the President in the absence of the latter), the Secretary or the Board of Directors to call a special meeting of shareholders. In addition, Symix's Amended Regulations authorize a special meeting of shareholders to be called by persons holding at least a majority of all shares outstanding and entitled to vote thereat.

    Section 23-1-29-2 of the IBCL provides that a corporation with 50 or fewer shareholders (like Pritsker) must hold a special meeting of shareholders (i) on demand of its board of directors or the persons (including, but not limited to, shareholders or officers) specifically authorized to do so in the corporation's articles of incorporation or by-laws or (ii) on written demand of the holders of at least 25% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Pritsker's By-laws provide that a special meeting must be held upon the request of the Chairman of the Board, the President, the Board of Directors or the holders of shares representing not less than one-fourth of the votes entitled to be cast on a matter to be considered at the special meeting.

CLASS VOTING

    Under the OGCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles.

    Under the IBCL, the holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, share exchanges or amendments to the articles of incorporation. Under Pritsker's Articles of Incorporation, the holders of Pritsker Common Stock and Pritsker Preferred Stock constitute one voting class, except on matters for which voting by separate classes is required by the IBCL or Article IX of Pritsker's Articles. See "--Other Corporate Transactions."

REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

    Under Symix's Amended Regulations, a director or directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of Symix which entitles them to elect directors in place of those to be removed. Vacancies in the Board of Directors of Symix and any newly-created directorships resulting from any increase in the number of the directors may be filled by the directors, acting by the vote of a majority of the directors then in office, even if less than a quorum. A director elected to the Board to fill a vacancy would hold office for the unexpired portion of the term of the director whose place has been filled. A director elected by the Board to fill a newly created directorship resulting from an increase in the number of directors would hold office until the next election of the class for which the director was elected.

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    Under Section 23-1-33-8 of the IBCL, directors may be removed in any manner provided in the articles of incorporation. In addition, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for that purpose, and such purpose must be stated in the notice of the meeting. A director elected by a voting group of shareholders may be removed only by that voting group. Pritsker's By-laws provide that the shareholders may remove any director, with or without cause, in the manner provided by statute.

    Under Section 23-1-33-9 of the IBCL, unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the remaining directors, even if less than a quorum, may fill the vacancy by majority vote. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date by reason of resignation of a director effective at a later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. Pritsker's By-laws provide that any directorship vacant by reason of an increase in the number of directors must be filled by a vote of the common shareholders at an annual meeting or special meeting called for that purpose or in any other manner provided by statute.

AMENDMENT TO THE ARTICLES AND REGULATIONS

    Under the OGCL and Symix's Amended Articles, an amendment to Symix's Amended Articles must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of Symix on the proposal.

    Under the OGCL and Symix's Amended Regulations, an amendment to Symix's Amended Regulations may be adopted, at a meeting called for such purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Symix on the proposal or, without a meeting, by the written consent of the holders of shares entitling them to exercise a majority of the voting power of Symix on the proposal.

    Sections 23-1-38-3 and 23-1-38-4 of the IBCL permit a corporation to amend its articles of incorporation in any respect provided the amendment contains only provisions that would be lawful in an original articles of incorporation filed at the time of amendment. To amend the articles of incorporation, the board must adopt a resolution presenting the proposed amendment. Unless a greater vote is required by law, the board of directors or the articles of incorporation, an amendment to the articles of incorporation of an Indiana corporation generally may be adopted if the votes cast favoring the amendment exceed the votes cast opposing the amendment, except that any amendment that would create dissenters' rights must be approved by a majority of the votes entitled to be cast. When the substantial rights of a class of shares will be affected by an amendment, the holders of those shares are entitled to vote as a class even if the shares are non-voting shares. When one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, the affected series may vote as a class. Under Pritsker's Articles of Incorporation, any amendment to or deletion from the Articles of Incorporation must be approved by the holders of at least 75% of the outstanding shares of Pritsker Common Stock.

    Section 23-1-39-1 of the IBCL provides that, unless the articles of incorporation provide otherwise, only the board of directors of a corporation may amend the by-laws. Pritsker's Articles of Incorporation do not provide otherwise.

APPRAISAL RIGHTS

    Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with amendments to its articles which change the rights of shareholders in a substantially

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prejudicial manner. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

    Section 23-1-44-8 of the IBCL provides that shareholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. Dissenters do not have rights of appraisal (i) with respect to shares of any class or series of stock registered on a national securities exchange or traded on the NASDAQ National Market or a similar market or (ii) if they were not entitled to vote on the merger.

DIVIDENDS

    An Ohio corporation may pay dividends out of surplus, however created, in cash, property or shares. An Ohio corporation must notify its shareholders if a dividend is paid out of capital surplus.

    Section 23-1-28-1 of the IBCL allows a board of directors to make distributions to shareholders, unless otherwise provided in the articles of incorporation. However, pursuant to Section 23-1-28-3 of the IBCL, no distribution may be made if it would cause (i) the corporation to be unable to pay its debts as they become due or (ii) the corporation's assets to be less than the sum of its liabilities plus, except as otherwise specifically allowed by the articles of incorporation, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the rights of preferential shareholders whose rights are superior to those receiving the distribution. Pritsker's Articles of Incorporation prohibit Pritsker from paying any dividends on or making any distributions in respect of Pritsker Common Stock if Pritsker has failed to pay dividends, as required by its Articles of Incorporation, on Pritsker Preferred Stock.

REPURCHASES

    Under the OGCL, a corporation may repurchase its own shares if authorized to do so by its articles or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Article FIFTH of Symix's Amended Articles of Incorporation permits Symix to repurchase shares to the extent permitted by law.

    Under the IBCL, a corporation may repurchase its own shares, unless such purchase would cause (i) the corporation to be unable to pay its debts as they become due or (ii) the corporation's assets to be less than the sum of its liabilities plus, except as otherwise specifically allowed by the articles of incorporation, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the rights of preferential shareholders whose rights are superior to those receiving the distribution. Pritsker's Articles of Incorporation prohibit the corporation from repurchasing any shares of Pritsker's Common Stock if Pritsker has failed to pay dividends, as required by its Articles of Incorporation, on Pritsker Preferred Stock.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

    Under Section 1701.13(E) of the OGCL, directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director or officer is entitled to such indemnification if his success is "on the merits or otherwise," thus mandating indemnification if the indemnitee is successful on the merits or if he is successful, for example, in asserting a procedural defense, such as a claim that the action is barred by the applicable statute of limitations or if he is released pursuant to a negotiated settlement without making

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payment or providing other consideration. Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

    The OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than actions brought by, or derivatively in the right of, the corporation if the indemnitee has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

    An Ohio corporation also may provide indemnification in actions brought by, or derivatively in the right of, the corporation for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement in such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if the director, officer, employee or agent is adjudged to be liable to the corporation for negligence or misconduct in the performance of his duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

    The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability. Such insurance may be purchased for, or other protection provided to, any director, officer, employee or agent, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

    Symix's Amended Regulations provide for indemnification consistent with
Section 1701.13(E) of the OGCL. The Regulations provide that Symix must indemnify officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that such individual is or was a director, officer, employee or agent of Symix or is or was serving at the request of Symix as a director, trustee, officer, employee or agent of another corporation or other entity so long as such individual acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of Symix and, with respect to any criminal matter, he had no reasonable cause to believe his conduct was unlawful. Symix's Amended Regulations forbid Symix from indemnifying an officer or director if such person is adjudged to be liable for acting with reckless disregard for the best interests of Symix or misconduct (other than negligence) in the performance of his duty to Symix unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. Symix's Amended Regulations create a presumption that a director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Symix, and with respect to any criminal matter to have had no reasonable cause to believe his conduct was unlawful. Because of this presumption, Symix believes that a director or officer will not have the initial burden of showing that he acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of Symix. In addition, Symix's Amended Regulations require Symix to advance expenses on behalf of officers and directors if they agree in writing to repay such amounts if they are not successful in the litigation.

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
    Symix's Amended Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, Symix's Amended Regulations provide that Symix may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Symix, or who is or was serving another entity at the request of Symix, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Symix would have the obligation or power to indemnify him under Symix's Amended Regulations. Symix's Amended Regulations also authorize Symix to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee or agent of Symix or who is serving or has served another entity at the request of Symix.

    Section 23-1-37-8 and Section 23-1-37-13 of the IBCL provide that a corporation may indemnify any individual made a party to a proceeding (including a proceeding by or in the right of the corporation) because the individual is or was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if the individual acted in good faith and reasonably believed (i) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests or (ii) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the individual must have had either reasonable cause to believe the conduct was lawful or no reasonable cause to believe that it was unlawful. In addition, Section 23-1-37-9 and Section 23-1-37-13 provide that a corporation, unless limited by its articles of incorporation, must indemnify a director or officer who was wholly successful in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

    The Pritsker Articles of Incorporation do not limit the rights to indemnification provided by the IBCL. Under resolutions adopted by Pritsker's shareholders in 1985, Pritsker must indemnify directors and officers in certain circumstances in which Pritsker would otherwise, under IC 23-1-37, have the discretion to indemnify. The resolution requires Pritsker to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense of third party actions and actions by or on behalf of the corporation brought against directors or officers by reason of the fact that the person seeking indemnification is or was a director or officer of the corporation. To be entitled to indemnification under the resolution, the director or officer must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Pritsker must indemnify an officer or director in any criminal action if the officer or director met the standard described in the preceding sentence and had no reasonable cause to believe his conduct was unlawful. Pritsker is not required to indemnify an officer or director in a third party action if that officer or director is found to have been negligent or to have engaged in misconduct in the performance of his duty to the corporation, unless and only to the extent that a court requires Pritsker to indemnify the individual. The determination whether an officer or director is entitled to indemnification under the resolution must be made on a case by case basis by a majority vote of disinterested directors, by legal counsel (if requested by the disinterested directors) or by the shareholders. Pritsker has the discretion to advance expenses to an officer or director upon receipt of an undertaking by or on behalf of the officer or director to repay such amount unless he is ultimately found to be entitled to indemnification under the resolution.

    The Merger Agreement provides that following the Effective Time of the Merger, Symix and Acquisition Sub will indemnify and hold harmless each present and former director and officer of Pritsker, and will advance costs and expenses as incurred, in each case to the fullest extent permitted by law, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters as to which such director or officer would be entitled to indemnification or advancement of expenses from Pritsker under the Indiana Business Corporation Law, including the transactions contemplated by the Merger Agreement.

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LIMITATION ON DIRECTORS' LIABILITY

    Ohio has codified the directors' common law duty of care and, in part, their common law duty of loyalty. Section 1701.59(B) of the OGCL provides in pertinent part: "A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances."

    Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof must be met in any action brought against a director for breach of his duties, including any action involving or affecting (i) a change or potential change in control of the corporation, (ii) a termination or potential termination of a director's service to the corporation as a director or (iii) a director's service in any other position or relationship with the corporation. The higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions under
Section 1701.95 of the OGCL. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

    Ohio law provides specific statutory authority for directors, when determining what they reasonably believe to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and the short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

    Section 23-1-35-1 of the IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes or assents to distributions in violation of Section 23-1-28-3 of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

    Section 23-1-35-1 of the IBCL provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Section 23-1-35-1 specifically provides that certain judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of that section.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    Section 1701.56 (A) of the OGCL provides that a board of directors must consist of not less than three individuals (unless there are fewer than three shareholders), with the number specified in or fixed in accordance with the articles of incorporation or regulations. Section 1701.57 (B) of the OGCL provides that the articles of incorporation or regulations may provide for staggering the terms of directors by dividing the total number of directors into either two or three classes consisting of not less than three directors each. The Symix Board of Directors is not classified.

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    Section 23-1-33-3 of the IBCL provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or by-laws. Section 23-1-33-6 of the IBCL provides that the articles of incorporation, or, if the articles of incorporation so authorize, the by-laws, may provide for staggering the terms of directors by dividing the total number of directors into either two or three classes, with each class containing as closely as possible the same number of directors. The Pritsker Board of Directors is not classified.

LOANS TO DIRECTORS

    Pursuant to Section 1701.95 of the OGCL, the directors of an Ohio corporation shall be personally liable for a loan made to an officer, director or shareholder, other than in the usual course of business, unless, at the time the loan is made, a majority of the disinterested directors voted for the loan and determined that making the loan could reasonably be expected to benefit the corporation.

    Pursuant to Section 23-1-35-3 of the IBCL, a corporation may not lend money to or guarantee the obligation of a director of the corporation unless (i) the loan is approved by a majority of the disinterested shares, (ii) the board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees or (iii) the loan or guarantee is authorized by a statute regulating any special class of corporations.

GENERAL VOTING RIGHTS

    Holders of Symix Common Shares are entitled to one vote for each share of record upon any matter submitted to a vote of Symix shareholders.

    Holders of Pritsker Common Stock are entitled to one vote for each share of record upon any matter submitted to a vote of Pritsker shareholders.

ACTION BY SHAREHOLDERS THROUGH WRITTEN CONSENT

    Under Section 1701.54 of the OGCL, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent thereto is signed by all the shareholders entitled to vote on the action.

    Under Section 23-1-29-4 of the IBCL, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent thereto is signed by all the shareholders entitled to vote on the action.

CUMULATIVE VOTING FOR DIRECTORS

    Section 23-1-30-9 of the IBCL allows a corporation to provide for cumulative voting in the articles of incorporation. Cumulative voting for directors permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees. Pritsker's Articles of Incorporation provide for cumulative voting for directors.

    The holders of Symix Common Shares have no cumulative voting rights. See "DESCRIPTION OF CAPITAL STOCK OF SYMIX."

PREEMPTIVE RIGHTS

    Under Section 23-1-27-1 of the IBCL, absent an express provision in a corporation's articles of incorporation, a shareholder does not, by operation of law, possess preemptive rights to subscribe to an additional issue of stock. Pritsker's Articles of Incorporation do not provide for preemptive rights.

    The holders of Symix Common Shares do not have preemptive rights. See "DESCRIPTION OF CAPITAL STOCK OF SYMIX."

INSPECTION OF BOOKS AND RECORDS

    Section 1701.37 (C) of the OGCL entitles any shareholder of a corporation to inspect and copy, at any reasonable time and for any reasonable and proper purpose, certain enumerated corporate records.

    Section 23-1-52-2 of the IBCL entitles any shareholder of a corporation to inspect and copy, during regular business hours, certain enumerated corporate records if the shareholder gives the corporation at least five days' written notice in advance. Certain records may be inspected only if the shareholder's demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity the shareholder's purpose and the records to be inspected are directly connected with the shareholder's purpose.

                                 LEGAL MATTERS

    The validity of the issuance of the Symix Common Shares to be issued in connection with the Merger will be passed upon by Vorys, Sater, Seymour and Pease, Columbus, Ohio. As of October 20, 1997, members of Vorys, Sater, Seymour and Pease beneficially owned an aggregate of 144,739 Symix Common Shares. Duke
W. Thomas, a member of Vorys, Sater, Seymour and Pease, is a director of the Company.

    Certain matters on behalf of Pritsker in connection with the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana.

                                    EXPERTS

    The consolidated financial statements of Symix Systems, Inc., as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Pritsker Corporation for the fiscal years ended December 31, 1996 and December 31, 1995, included herein and in the Registration Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report with respect thereto and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    Any proposals by Symix shareholders intended to be presented at the 1998 annual meeting of Symix shareholders must be received by Symix on or prior to June 5, 1998 in order to be considered for inclusion in Symix's 1998 proxy statement.

                         INDEX TO FINANCIAL STATEMENTS

I.         SYMIX SYSTEMS, INC.................................................................................  F-2
           Report of Independent Auditors.....................................................................  F-3
           Consolidated Statements of Operations--Years ended June 30, 1997, 1996, and 1995...................  F-4
           Consolidated Balance Sheets--June 30, 1997 and 1996................................................  F-5
           Consolidated Statements of Shareholders' Equity--Years ended June 30, 1997, 1996, and 1995.........  F-6
           Consolidated Statements of Cash Flows--Years ended June 30, 1997, 1996, and 1995...................  F-7
           Notes to Consolidated Financial Statements--June 30, 1997..........................................  F-8

II.        PRITSKER CORPORATION--FINANCIAL STATEMENTS--DECEMBER 31, 1996 AND 1995.............................  F-17
           Report of Independent Auditors.....................................................................  F-18
           Statements of Operations--Years ended December 31, 1996 and 1995...................................  F-19
           Balance Sheets--December 31, 1996 and 1995.........................................................  F-20
           Statements of Changes in Stockholders' Equity--Years ended December 31, 1996 and 1995..............  F-21
           Statements of Cash Flows--Years ended December 31, 1996 and 1995...................................  F-22
           Notes to Financial Statements......................................................................  F-23

III.       PRITSKER CORPORATION--FINANCIAL STATEMENTS (UNAUDITED)--JUNE 30, 1997 AND 1996.....................  F-30
           Statements of Operations--Six months ended June 30, 1997 and 1996..................................  F-31
           Balance Sheet--June 30, 1997.......................................................................  F-32
           Statements of Cash Flows--Six Months ended June 30, 1997 and 1996..................................  F-33
           Notes to Financial Statements......................................................................  F-34

                              SYMIX SYSTEMS, INC.
                              FINANCIAL STATEMENTS

                             JUNE 30, 1997 AND 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Symix Systems, Inc.

    We have audited the accompanying consolidated balance sheets of Symix Systems, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symix Systems, Inc. and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Columbus, Ohio
July 25, 1997

                              SYMIX SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                              YEAR ENDED JUNE 30,

                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
License fees...............................................................   $  36,477    $  24,682    $  24,677
Service, maintenance and support...........................................      29,295       21,077       18,151
                                                                             -----------  -----------  -----------
  Net revenue..............................................................      65,772       45,759       42,828
License fees...............................................................       9,721        6,840        6,845
Service, maintenance and support...........................................      12,719        8,838        8,037
                                                                             -----------  -----------  -----------
  Cost of revenue..........................................................      22,440       15,678       14,882
                                                                             -----------  -----------  -----------
  Gross margin.............................................................      43,332       30,081       27,946
Selling, general, and administrative.......................................      32,601       22,411       25,564
Research and product development...........................................       5,659        3,673        3,744
Restructuring and other unusual charges--Note G............................      --              506       --
                                                                             -----------  -----------  -----------
  Total operating expenses.................................................      38,260       26,590       29,308
                                                                             -----------  -----------  -----------
  Operating income (loss)..................................................       5,072        3,491       (1,362)
Other income, net..........................................................         107          221          314
                                                                             -----------  -----------  -----------
  Income (loss) before income taxes........................................       5,179        3,712       (1,048)
Provision (benefit) for income taxes--Note F...............................       1,916        1,404         (410)
                                                                             -----------  -----------  -----------
  Net Income (loss)........................................................   $   3,263    $   2,308    $    (638)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings (loss) per share..................................................   $    0.52    $    0.40    $   (0.12)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted average number of common and common equivalent shares
  outstanding..............................................................       6,302        5,706        5,424
                                                                             -----------  -----------  -----------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                      JUNE 30, 1997  JUNE 30, 1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................    $   2,332      $   6,774
  Trade accounts receivable, less allowance for doubtful accounts of $702
    in 1997 and $450 in 1996........................................................       21,689         11,429
  Inventories.......................................................................          356            312
  Prepaid expenses..................................................................        1,162            522
  Other receivables.................................................................          300            117
  Deferred income taxes--Note F.....................................................          311            230
                                                                                      -------------  -------------
  Total current assets..............................................................       26,150         19,384
                                                                                      -------------  -------------
Other assets:
  Capitalized software, net of accumulated amortization of $6,106 in 1997 and $4,311
    in 1996.........................................................................        6,551          4,660
  Deferred income taxes--Note F.....................................................          171          1,004
  Intangibles, net..................................................................        4,779         --
  Deposits and other assets.........................................................          877            472
                                                                                      -------------  -------------
                                                                                           12,378          6,136
                                                                                      -------------  -------------
Equipment and improvements:
  Furniture and fixtures............................................................        2,436          2,294
  Computer and other equipment......................................................       10,423          8,078
  Leasehold improvements............................................................        1,288          1,187
                                                                                      -------------  -------------
                                                                                           14,147         11,559
  Less allowance for depreciation and amortization..................................        8,423          6,616
                                                                                      -------------  -------------
                                                                                            5,724          4,943
                                                                                      -------------  -------------
Total assets........................................................................    $  44,252      $  30,463
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses--Note H.....................................    $   7,423      $   5,163
  Customer deposits.................................................................          307            242
  Deferred revenue..................................................................        9,685          5,786
  Income tax payable................................................................           63            518
  Current portion of long-term obligations--Note K..................................          775         --
  Current portion of lease obligations..............................................       --                137
                                                                                      -------------  -------------
  Total current liabilities.........................................................       18,253         11,846
Long-term obligations--Note K.......................................................          530         --
Deferred income taxes--Note F.......................................................        2,108          1,515
Shareholders' equity--Note C
  Common stock, authorized 20,000 shares; issued 6,160 shares at June 30, 1997, and
    5,826 shares at June 30, 1996, respectively; at stated capital amounts of $.01
    per share.......................................................................           62             58
  Preferred stock, authorized 1,000 shares; none issued and outstanding.............       --             --
  Convertible preferred stock of subsidiary--Note I.................................        1,031         --
  Capital in excess of stated value.................................................       13,291         10,985
  Retained earnings.................................................................       10,853          7,590
  Cumulative translation adjustment.................................................         (556)          (211)
                                                                                      -------------  -------------
                                                                                           24,681         18,422
  Less: Common stock in treasury: 304 shares in 1997 and 1996, at cost..............        1,320          1,320
                                                                                      -------------  -------------
  Total shareholders' equity........................................................       23,361         17,102
                                                                                      -------------  -------------
  Total liabilities and shareholders' equity........................................    $  44,252      $  30,463
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 CONVERTIBLE PREFERRED
                                            COMMON STOCK                 STOCK             CAPITAL IN                  CUMULATIVE
                                      ------------------------  ------------------------    EXCESS OF     RETAINED     TRANSLATION
                                        SHARES       AMOUNT       SHARES       AMOUNT     STATED VALUE    EARNINGS     ADJUSTMENT
                                      -----------  -----------  -----------  -----------  -------------  -----------  -------------
                                                                             (IN THOUSANDS)

Balances at June 30, 1994...........       5,630    $      56                               $  10,384     $   5,920     $    (166)
Issuance of shares on exercise of
  stock options.....................         120            2                                      88
Tax benefit on stock options
  exercised.........................                                                              142
Purchase of treasury stock..........
Equity adjustment from foreign
  currency translation..............                                                                                           40
Net (loss)..........................                                                                           (638)
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1995...........       5,750           58                                  10,614         5,282          (126)
Issuance of shares on exercise of
  stock options.....................          76                                                  306
Tax benefit on stock options
  exercised.........................                                                               65
Equity adjustment from foreign
  currency translation..............                                                                                          (85)
Net income..........................                                                                          2,308
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1996...........       5,826           58                                  10,985         7,590          (211)
Issuance of shares on exercise of
  stock options.....................         182            2                                     662
Tax benefit on stock options
  exercised.........................                                                              322
Equity adjustment from foreign
  currency translation..............                                                                                         (345)
Issuance of convertible preferred
  shares of subsidiary..............                                   250    $   2,062
Exercise of convertible preferred
  shares of subsidiary..............         125            1         (125)      (1,031)        1,030
Issuance of shares for employee
  stock purchase plan...............          27            1                                     142
Compensatory portion of stock
  options granted...................                                                              150
Net income..........................                                                                          3,263
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1997...........       6,160    $      62          125    $   1,031     $  13,291     $  10,853     $    (556)
                                           -----          ---          ---   -----------  -------------  -----------        -----
                                           -----          ---          ---   -----------  -------------  -----------        -----


                                       TREASURY
                                         STOCK
                                      -----------

Balances at June 30, 1994...........   $    (553)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Purchase of treasury stock..........        (767)
Equity adjustment from foreign
  currency translation..............
Net (loss)..........................
                                      -----------
Balances at June 30, 1995...........      (1,320)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Equity adjustment from foreign
  currency translation..............
Net income..........................
                                      -----------
Balances at June 30, 1996...........      (1,320)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Equity adjustment from foreign
  currency translation..............
Issuance of convertible preferred
  shares of subsidiary..............
Exercise of convertible preferred
  shares of subsidiary..............
Issuance of shares for employee
  stock purchase plan...............
Compensatory portion of stock
  options granted...................
Net income..........................
                                      -----------
Balances at June 30, 1997...........   $  (1,320)
                                      -----------
                                      -----------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
 Increase (decrease) in cash

Operating Activities
Net income (loss).................................................................  $   3,263  $   2,308  $     638
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation, amortization and write down of intangible assets..................      4,593      3,064      2,755
  Provision for losses (recoveries) on accounts receivable........................        261       (100)        50
  Provision for deferred income taxes.............................................      1,417        433       (390)
  Changes in operating assets and liabilities:
    Trade accounts receivable.....................................................     (9,151)      (467)    (1,986)
    Prepaid expenses and other receivables........................................       (474)      (190)        97
    Inventories...................................................................        (45)       (40)        40
    Deposits and other assets.....................................................       (611)        80       (112)
    Accounts payable and accrued expenses.........................................        157      1,255        865
    Customer deposits.............................................................         57       (428)        70
    Deferred revenues.............................................................      3,216        215      1,810
    Income taxes payable/refundable...............................................       (165)       755        406
                                                                                    ---------  ---------  ---------
      Net cash provided by operating activities...................................      2,518      6,885      2,967
                                                                                    ---------  ---------  ---------
Investing Activities
Net purchases of equipment and improvements.......................................     (2,649)    (1,463)    (2,519)
Additions to purchased and capitalized software...................................     (3,637)    (3,290)    (1,573)
Purchase of subsidiaries, net of cash acquired....................................     (1,191)    --         --
                                                                                    ---------  ---------  ---------
      Net cash used by investing activities.......................................     (7,477)    (4,753)    (4,092)
                                                                                    ---------  ---------  ---------
Financing Activities
Proceeds from issuance of shares on exercise of stock options.....................        806        371         89
Principal payments on long-term obligations.......................................       (151)      (197)      (224)
Purchases of treasury stock.......................................................     --         --           (767)
                                                                                    ---------  ---------  ---------
      Net cash provided by (used by) financing activities.........................        655        174       (902)
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................       (138)       (30)        (5)
Net increase (decrease) in cash...................................................     (4,442)     2,276     (2,032)
Cash and cash equivalents at beginning of period..................................      6,774      4,498      6,530
                                                                                    ---------  ---------  ---------
      Cash and cash equivalents at end of period..................................  $   2,332  $   6,774  $   4,498
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
  Interest........................................................................  $       8  $      49  $      49
  Income taxes (net of refunds)...................................................        639        189       (499)
                                                                                    ---------  ---------  ---------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation: The accompanying financial statements include the accounts of Symix Systems, Inc., and its wholly owned subsidiaries and its proportionate share of a joint venture, after elimination of intercompany accounts and transactions.

    Organization: Symix Systems, Inc. designs, develops, markets and supports a fully integrated manufacturing, planning and financial software system. The software was developed for make-to-order and mixed-mode production manufacturers. Among the key industries which use the Symix applications are industrial equipment, fabricated metals, electronics, furniture/fixtures and container packaging.

    Founded in 1979, Symix is headquartered in Columbus, Ohio, employing more than 485 people, with direct sales and support offices in the Americas, Europe, and Asia Pacific.

    Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Revenue Recognition: Revenue for all periods presented are accounted for in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Revenue is derived principally from the sale of internally produced software products and short-term maintenance and support agreements from software sales. Revenue from software license fees is generally recognized upon shipment of product to the customer. Revenue from maintenance and support agreements is billed periodically, deferred, and recognized ratably over the life of the agreements. Revenue from consulting, education, and other services is recognized as the services are provided.

    The Company establishes allowances to provide for uncollectible trade receivables and anticipated adjustments to amounts previously billed.

    Capitalized Software: Capitalized software is stated at the lower of cost or net realizable value. The Company capitalizes the cost of purchased software and the qualifying internal cost of developing its software products in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalized software costs are amortized by the straight-line method using estimated useful lives of three years. Amortization expense was $1,795,000, $1,161,000 and $874,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

    Inventories: Inventories consist primarily of software-related products that are held for resale. The Company values inventory at the lower of cost or market. Cost is determined using the specific identification method.

    Equipment and Improvements: Equipment and improvements are stated on the basis of cost. Provisions for depreciation and amortization are computed by the straight-line method over the estimated lives of the related assets. Depreciation expense was $1,952,000, $1,895,000 and $1,600,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

    Foreign Operations: The Company's international operations constitute 25% and 13% of consolidated net revenue, and 26% (Europe 13% and Asia Pacific 13%), and 14% of consolidated identifiable assets as of and for the years ended June 30, 1997 and 1996, respectively.

                              SYMIX SYSTEMS, INC.

NOTE A--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Foreign Currency Translation: Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end rates of exchange. Revenues and expenses are translated at the average exchange rates for the periods and capital accounts have been translated using historic rates. The resulting translation adjustments are recorded as an adjustment to shareholders' equity.

    Income Taxes: The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Earnings Per Share: Earnings per share is computed using the weighted average number of common shares outstanding during each period plus dilutive common stock equivalents (stock options) using the treasury stock method. Fully diluted earnings per share have not been presented as the differences are insignificant. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 is effective for periods ending after December 15, 1997. Until that time, the Company is required to continue calculating earnings per share (EPS) in accordance with Accounting Principles Board Opinion No. 15. Note J to the Consolidated Financial Statements is provided for informational purposes and displays the Company's earnings per share data as calculated under the provisions of SFAS 128.

    Stock-based Compensation: The Company accounts for stock compensation arrangements in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) is disclosed in "Note C--Common Stock and Stock Options".

    Preferred Stock: The Company's Articles of Incorporation authorize 1,000,000 shares of preferred stock at no par value. The Board of Directors will determine the rights and preferences of these shares. Presently, no preferred shares are issued and outstanding.

    Cash and Cash Equivalents: The Company considers all demand deposits and highly liquid investments with a maturity of three months or less as cash equivalents.

    Reclassification: Certain reclassifications have been made to conform to the 1997 presentation.

    Intangible Assets: Intangible assets consist principally of goodwill and other intangible assets resulting from acquisitions accounted for using the purchase method of accounting. The intangible assets are amortized using the straight-line method over five years. The accumulated amortization of intangible assets relating to acquired businesses was $608,000 at June 30, 1997.

NOTE B--LEASES

    The Company has entered into certain operating lease agreements for the rental of office facilities and computer equipment. The facility leases provide for annual rentals which are subject to escalation for increased operating costs.

    Amounts expensed under all operating lease agreements were: $2,702,000, $1,884,000 and $1,735,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

                              SYMIX SYSTEMS, INC.

NOTE B--LEASES (CONTINUED)
    The following is a schedule of future minimum lease payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1997:

FISCAL YEARS
------------------------------------------------------------------------------     OPERATING
                                                                                    LEASES
                                                                                ---------------
                                                                                (IN THOUSANDS)
1998..........................................................................     $   1,902
1999..........................................................................         1,740
2000..........................................................................         1,470
2001..........................................................................         1,245
2002..........................................................................        --
                                                                                      ------
Total minimum payments........................................................     $   6,357
                                                                                      ------
                                                                                      ------

NOTE C--COMMON STOCK AND STOCK OPTIONS

    On July 8, 1996, shareholder approval was obtained to amend the Company's Amended Articles of Incorporation to increase its authorized shares from 6,000,000 to 21,000,000, of which 20,000,000 are common shares and 1,000,000 are preferred shares.

    On August 27, 1996 the Board of Directors approved a 2-for-1 share split, effected in the form of a share distribution of one share for each share outstanding, effective on a September 10, 1996 record date. All share data and references to Symix common stock have been retroactively restated to reflect the increased number of Symix common shares outstanding.

    The Company has a non-qualified stock option plan ("the Plan") that provides for the granting of options to officers and other key employees for shares of common stock at purchase prices of not less than the fair market value on the date of the grant as determined by the Board of Directors. The maximum number of common shares which may be optioned under the Plan was 2,653,070 as of June 30, 1997. Options under the Plan generally vest over periods of up to four years and must be exercised within ten years of the date of grant.

    The Company also has a non-qualified stock option plan for Key Executives ("Key Executives Plan"). A total of 400,000 shares of common stock are designated for issuance under the Key Executives Plan. The Compensation Committee of the Board of Directors is authorized to set the price and terms and conditions of the options granted under the Key Executives Plan. Options under the Key Executives Plan must be exercised within ten years of the date of the grant.

    The Company also has a Stock Option Plan for Outside Directors ("Outside Directors Plan"). The Outside Directors Plan provides for the issuance of options for 20,000 shares of stock to each Outside Director upon his/her election to the Board of Directors. A total of 200,000 shares of common stock may be issued under the Outside Directors Plan. Options under the Outside Directors Plan vest immediately and must be exercised within ten years of the date of grant.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6.50%;

                              SYMIX SYSTEMS, INC.

NOTE C--COMMON STOCK AND STOCK OPTIONS (CONTINUED) no dividend yield; volatility factor of the Company's common stock of 0.4; and a weighted-average expected life of each option of 6 years.

    If the Company had elected to recognize compensation cost based on the fair value of options at the grant date as prescribed by SFAS No. 123, the following displays what reported net income and per share amounts would have been:

                                                                               PRO FORMA
                                                                          YEAR ENDED JUNE 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS,
                                                                                 EXCEPT
                                                                            PER SHARE DATA)
Net income..............................................................  $   2,848  $   2,035
Net income per share....................................................  $    0.45  $    0.36

    The pro forma financial effects of applying SFAS No. 123 may not be representative of the pro forma effects on reported results of operations for future years.

    Information with respect to options granted under the three Plans is as follows:

                                                                                     WEIGHTED-
                                                                                      AVERAGE
                                                                        NUMBER OF      PRICE
                                                                          SHARES     PER SHARE
                                                                        ----------  -----------
Outstanding at June 30, 1994..........................................     805,936   $    4.95
Granted...............................................................     262,000        4.95
Cancelled.............................................................    (189,104)       4.99
Exercised.............................................................    (119,844)       4.98
                                                                        ----------       -----
Outstanding at June 30, 1995..........................................     758,988        4.92
Granted...............................................................     813,000        4.82
Cancelled.............................................................    (176,438)       4.79
Exercised.............................................................     (77,648)       6.18
                                                                        ----------       -----
Outstanding at June 30, 1996..........................................   1,317,902        4.72
Granted...............................................................     361,750        7.89
Cancelled.............................................................     (20,000)       5.42
Exercised.............................................................    (181,902)       3.44
                                                                        ----------       -----
Outstanding at June 30, 1997..........................................   1,477,750   $    5.61

    The weighted-average fair value of options granted during the year ended June 30, 1997 and 1996 was $2.78 and $2.37, respectively. The weighted-average remaining contractual life of those options is 8 years. At June 30, 1997, options for 476,000 shares were exercisable, and 662,246 shares remained available for grant.

                              SYMIX SYSTEMS, INC.

NOTE D--EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) plan that covers substantially all employees over 21 years of age. The Company contributes to the plan based upon employee contributions and may make additional contributions at the discretion of the Board of Directors. The Company made contributions to this plan of approximately $287,000, $196,000 and $188,000 for the years ended June 30, 1997, 1996 and
1995, respectively.

    The Company has an employee stock purchase plan that is in accordance with
Section 23 of the Internal Revenue Code whereby participants are eligible to purchase common shares of the Company during the plan year. The purchase price for a common share is determined by the Compensation Committee prior to the effective date. The price may not be less than 90% of the closing price per share of the Company's common shares on the NASDAQ National Market System, or any national stock exchange, on either the effective date or the option date, whichever is the lesser. Substantially, all employees are eligible to participate.

NOTE E--LINE OF CREDIT

    In May, 1996 the Company negotiated with a bank a $6.0 million unsecured revolving line of credit that expires in fiscal year 1999, convertible to a five year term loan at any time on or before October 31, 1999. As of June 30, 1997, there were no borrowings on the line of credit.

NOTE F--INCOME TAXES

    SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    For the years ended June 30, 1997, 1996 and 1995, domestic operations contributed approximately $525,000, $4.0 million and $184,000 to pre-tax earnings, respectively, while foreign affiliates generated income (losses) of $4.6 million, ($348,000), and ($1.2 million) for the same periods.

                              SYMIX SYSTEMS, INC.

NOTE F--INCOME TAXES (CONTINUED)
    Income taxes are summarized as follows:

                                                                          YEAR ENDED JUNE 30,
                                                                    -------------------------------
                                                                      1997       1996       1995
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current:
  Federal.........................................................  $    (336) $     772  $    (136)
  State and local.................................................        (80)       149          4
  Foreign.........................................................      1,919        242         73
                                                                    ---------  ---------  ---------
                                                                        1,503      1,163        (59)
Deferred:
  Federal.........................................................        444        473        127
  State and local.................................................         68         73         14
  Foreign.........................................................        (99)      (305)      (492)
                                                                    ---------  ---------  ---------
                                                                          413        241       (351)
                                                                    ---------  ---------  ---------
                                                                    $   1,916  $   1,404  $    (410)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    During the years ended June 30, 1997, 1996 and 1995 the Company recorded a tax benefit of approximately $322,000, $65,000 and $142,000, respectively, in connection with the exercise of stock options. The benefit, which was due to the difference in the fair market value and the exercise price of the options at the date of exercise, was recorded as an increase in capital in excess of stated value.

    The sources of significant timing differences which give rise to deferred taxes are as follows:

                                                                              YEAR ENDED JUNE 30,
                                                                        -------------------------------
                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Depreciation/amortization.............................................  $     539  $     338  $     105
Allowance for doubtful accounts.......................................        (21)        39        (20)
Adjustments for accruals..............................................        (21)        74        (29)
Leases................................................................         54         77         88
Losses related to investment in foreign affiliates....................        (99)      (305)      (492)
Other, net............................................................        (39)        18         (3)
                                                                        ---------  ---------  ---------
                                                                        $     413  $     241  $    (351)
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                              SYMIX SYSTEMS, INC.

NOTE F--INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities as of June 30, 1997 and 1996 are as follows:

                                                                                     JUNE 30,
                                                                                  --------------
                                                                                   1997    1996
                                                                                  ------  ------
                                                                                  (IN THOUSANDS)
Current deferred tax assets:
  Allowance for doubtful accounts...............................................  $  198  $  177
  Customer deposits.............................................................    --         3
  Accrued liabilities...........................................................     113      50
                                                                                  ------  ------
  Total current deferred tax assets.............................................  $  311  $  230
                                                                                  ------  ------
Long-term deferred tax assets:
  Foreign losses................................................................  $  171  $1,004
                                                                                  ------  ------
  Total long-term deferred tax assets...........................................  $  171  $1,004
                                                                                  ------  ------
Long-term deferred tax liabilities:
  Capitalized software..........................................................  $1,935  $1,347
  Capitalized leases............................................................     425     371
                                                                                  ------  ------
  Total long-term deferred tax liabilities......................................   2,360   1,718
Long-term deferred tax assets:
  Book over tax depreciation....................................................     252     201
  Accrued liabilities...........................................................    --         2
                                                                                  ------  ------
  Total long-term deferred tax assets...........................................     252     203
                                                                                  ------  ------
    Net long-term deferred tax liabilities......................................  $2,108  $1,515
                                                                                  ------  ------
                                                                                  ------  ------

    The long-term deferred tax assets pertaining to foreign losses are net operating loss carryforwards for certain foreign subsidiaries which the Company believes will be utilized in future tax periods.

    The Company's effective tax rate differs from the statutory U.S. federal income tax rate as follows:

                                                                              YEAR ENDED JUNE 30,
                                                                       ----------------------------------
                                                                         1997       1996         1995
                                                                       ---------  ---------  ------------
                                                                                 (IN THOUSANDS)
Federal income tax statutory rate....................................         34%        34%       (34)%
State and local income taxes net of federal tax benefit..............          0          4          1
Foreign operations taxed at rates different from U.S. federal
  statutory rate.....................................................          5          1         (4)
Other................................................................         (2)        (1)        (2)
                                                                                                    --
                                                                             ---        ---
                                                                              37%        38%       (39)%
                                                                                                    --
                                                                                                    --
                                                                             ---        ---
                                                                             ---        ---

                              SYMIX SYSTEMS, INC.

NOTE G--RESTRUCTURING AND OTHER UNUSUAL CHARGES

    During the first quarter of fiscal 1996, the Company incurred restructuring and other non-recurring charges of $506,000 consisting primarily of severance payments related to operational changes and costs associated with reorganizing the European sales channel.

NOTE H--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses are summarized as follows:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Accounts payable...........................................................  $   2,437  $   2,065
Accrued commissions & bonus................................................      1,416      1,455
Third party payables.......................................................      1,395        525
Other......................................................................      2,175      1,118
                                                                             ---------  ---------
                                                                             $   7,423  $   5,163
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE I--ACQUISITIONS

    On July 1, 1996 the Company acquired the net assets of Synchrony Manufacturing Systems, Pty. Limited (Synchrony), its former distributor in Australia, for approximately $220,000 which is payable in twenty-four equal installments over two years. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $451,000 which is being amortized over five years.

    On August 8, 1996 the Company acquired all of the outstanding stock of RDD, the parent company of GSI Industrie ("GSI"), a French manufacturing software specialist, from its shareholders for approximately $1.8 million, of which $944,000 was paid in cash at closing. The remaining balance is payable in three equal annual installments beginning August 1997. In addition, if GSI's cumulative financial results for the first three years are profitable, a payment is to be made equal to a percentage of cumulative software sales, not to exceed approximately $1.4 million. The contingent payment is due October 15, 1999 and will be recorded at the end of the third fiscal year once it has been determined that the conditions have been met. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $1.9 million which is being amortized over five years.

    On January 9, 1997 the Company acquired an Ontario, Canada corporation called Visual Applications Software, Inc. ("VAS") for $1.0 million (Canadian) in cash, and 250,000 Class A Preference Shares (the "Class A Shares") and 500,000 Class B Preference Shares (the "Class B Shares") of a subsidiary of the Company. The Class B Shares are redeemable by the holder for $1.00 (Canadian) per share. In connection with the acquisition, the Company also entered into a Share Exchange Agreement with the former stockholders of VAS which provides for a one for one exchange of the Class A Shares for common shares of the Company. VAS designs and markets a field service software product. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $3.2 million which is being amortized over five years.

                              SYMIX SYSTEMS, INC.

NOTE J--EARNINGS (LOSS) PER SHARE

    The following is provided for informational purposes and displays the Company's earnings per share data as calculated under the provisions of the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share":

                                                                            YEAR ENDED JUNE 30,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Basic earnings (loss) per share.....................................  $    0.56  $    0.42  $   (0.12)
Diluted earnings (loss) per share...................................  $    0.52  $    0.40  $   (0.12)

NOTE K--LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
GSI acquisition note payable...............................................  $     835     --
Synchrony acquisition note payable.........................................        113     --
Redeemable Class B Preference shares.......................................        357     --
                                                                             ---------  ---------
                                                                                 1,305     --
Less current portion.......................................................        775     --
                                                                             ---------  ---------
Long-term obligations......................................................  $     530     --
                                                                             ---------  ---------
                                                                             ---------  ---------

    The GSI and VAS acquisition note and redemption of preferred shares are secured by letters of credit.

    The long-term obligations represent two equal payments related to the GSI acquisition which are due on August 8, 1998 and 1999.

NOTE L--SUBSEQUENT EVENT (UNAUDITED)

    On October 2, 1997, the Company signed a definitive agreement to acquire Pritsker Corporation, a world-wide provider of open client/server manufacturing and scheduling software and interactive, design-oriented simulation software. In connection with the acquisition, it is estimated that Symix will issue approximately 484,000 shares of common stock valued at approximately $8.7 million, redeem Pritsker preferred stock valued at $550,000, exchange Symix options for Pritsker options valued at approximately $460,000 and assume liabilities of $1,540,000. In connection with the acquisition, it is estimated that the Company will incur a nonrecurring charge of approximately $6.4 million relating to immediate write-off of acquired in-process technology of Pritsker.

                              PRITSKER CORPORATION

                              FINANCIAL STATEMENTS
                           December 31, 1996 and 1995

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Pritsker Corporation

Indianapolis, Indiana

    We have audited the accompanying balance sheets of Pritsker Corporation as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pritsker Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Indianapolis, Indiana
March 28, 1997

                              PRITSKER CORPORATION

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                            1996          1995
                                                                                        ------------  ------------
Revenue...............................................................................  $  4,135,000  $  4,169,000
Operating expenses
  Cost of revenues....................................................................     1,228,000     1,112,000
  Sales and marketing.................................................................     1,438,000     1,793,000
  Research and development............................................................       664,000       783,000
  General and administrative..........................................................       599,000       557,000
                                                                                        ------------  ------------
                                                                                           3,929,000     4,245,000
                                                                                        ------------  ------------
Income/(loss) from operations.........................................................       206,000       (76,000)
Other income (expense)
  Interest expense....................................................................       (86,000)     (112,000)
  Gain/(loss) on disposal of property and equipment...................................         3,000        (1,000)
                                                                                        ------------  ------------
                                                                                             (83,000)     (113,000)
                                                                                        ------------  ------------
Income/(loss) before income taxes.....................................................       123,000      (189,000)
Income tax expense(Note 3)............................................................        38,000        70,000
                                                                                        ------------  ------------
Net income/(loss) before dividends on preferred stock.................................  $     85,000  $   (259,000)
Dividends on preferred stock..........................................................        52,000        52,000
                                                                                        ------------  ------------
Net income (loss) applicable to common shares.........................................  $     33,000  $   (311,000)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Earnings (loss) per share.............................................................  $        .01  $       (.13)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of common and common share equivalents outstanding............  $  2,366,978  $  2,366,734
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                                            1996          1995
                                                                                        ------------  ------------
                                                      ASSETS
Current assets
  Cash................................................................................  $     24,000  $     31,000
  Accounts receivable, less allowance for doubtful accounts of $0 (1996)
    and $1,000 (1995) (Note 4)........................................................     1,164,000     1,158,000
  Other current assets................................................................       191,000       194,000
                                                                                        ------------  ------------
    Total current assets..............................................................     1,379,000     1,383,000

Investments (Note 1)..................................................................        19,000        19,000
Property and equipment, net (Notes 1 and 4)...........................................       227,000       250,000

Other assets
  Capitalized software costs, net (Note 1)............................................     1,859,000     1,962,000
  Other...............................................................................        50,000        58,000
                                                                                        ------------  ------------
                                                                                        $  3,534,000  $  3,672,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Short-term debt (Note 4)............................................................  $    625,000  $    350,000
  Accounts payable....................................................................       251,000       276,000
  Current maturities of long-term debt (Note 5).......................................       --            190,000
  Accrued compensation................................................................       222,000       308,000
  Other accrued liabilities...........................................................       109,000        78,000
  Deferred income.....................................................................        23,000        66,000
  Deferred lease offset (Note 7)......................................................        75,000        75,000
                                                                                        ------------  ------------
    Total current liabilities.........................................................     1,305,000     1,343,000

Long-term debt (Note 5)...............................................................       176,000       234,000
Deferred lease offset (Note 7)........................................................        55,000       130,000
                                                                                        ------------  ------------
    Total liabilities.................................................................     1,536,000     1,707,000
                                                                                        ------------  ------------

Redeemable preferred stock, no par value..............................................       700,000       700,000
                                                                                        ------------  ------------

Stockholders' equity (Note 2)
  Common stock, no par value..........................................................     1,055,000     1,055,000
  Retained earnings...................................................................       269,000       236,000
                                                                                        ------------  ------------
                                                                                           1,324,000     1,291,000
    Less - treasury stock.............................................................       (26,000)      (26,000)
                                                                                        ------------  ------------
                                                                                           1,298,000     1,265,000
                                                                                        ------------  ------------
                                                                                        $  3,534,000  $  3,672,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    TREASURY STOCK
                                                             COMMON STOCK             (AT COST)
                                                       ------------------------  --------------------   RETAINED
                                                         SHARES       AMOUNT      SHARES     AMOUNT     EARNINGS
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, JANUARY 1, 1995............................   2,366,734  $  1,055,000     20,366  $  21,000  $   547,000
Payment of preferred stock dividends.................                                                      (52,000)
Purchase treasury stock..............................                               34,560      5,000
Net loss.............................................                                                     (259,000)
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, DECEMBER 31, 1995..........................   2,366,734     1,055,000     54,926     26,000      236,000
Stock options exercised..............................         488
Payment of preferred stock dividends.................                                                      (52,000)
Net income...........................................                                                       85,000
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, DECEMBER 31, 1996..........................   2,367,222  $  1,055,000     54,926  $  26,000  $   269,000
                                                       ----------  ------------  ---------  ---------  -----------
                                                       ----------  ------------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                             1996         1995
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income/(loss).....................................................................  $    85,000  $  (259,000)
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization.......................................................      731,000      732,000
    (Gain)/loss on disposal of property, building and equipment.........................       (3,000)       1,000
    Deferred lease offset...............................................................      (75,000)     (74,000)
    Change in assets and liabilities
      Accounts receivable...............................................................       (6,000)     319,000
      Other assets......................................................................        3,000        2,000
      Accounts payable..................................................................      (51,000)      91,000
      Accrued compensation..............................................................      (86,000)     (45,000)
      Other liabilities.................................................................      (12,000)      (4,000)
                                                                                          -----------  -----------
        Net cash from operating activities..............................................      586,000      763,000
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property, building and equipment and investment.................        3,000       25,000
  Capitalized software costs............................................................     (535,000)    (260,000)
  Property and equipment expenditures...................................................      (62,000)     (88,000)
                                                                                          -----------  -----------
        Net cash from investing activities..............................................     (594,000)    (323,000)
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt..................................................     (248,000)    (319,000)
  Net change in short-term debt.........................................................      275,000      (50,000)
  Treasury stock purchase...............................................................      --            (5,000)
  Dividends on preferred stock..........................................................      (26,000)     (52,000)
                                                                                          -----------  -----------
        Net cash from financing activities..............................................        1,000     (426,000)
                                                                                          -----------  -----------
Net change in cash......................................................................       (7,000)      14,000
Cash at beginning of year...............................................................       31,000       17,000
                                                                                          -----------  -----------
CASH AT END OF YEAR.....................................................................  $    24,000  $    31,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental disclosures of cash flow information
  Cash paid during the year for interest................................................  $    87,000  $   108,000
  Cash paid during the year for taxes...................................................  $    38,000  $    70,000

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS ACTIVITY: The Company, founded in 1973, designs, produces and markets simulation and scheduling based decision support software products and provides consulting services to customers throughout the world.

    REVENUE RECOGNITION: The Company recognizes revenue from the granting of licenses to use its propriety computer software systems upon shipment of the system to the end user. The Company has no obligation under the licensing agreements after delivery. Revenue derived from providing consulting services is recognized as earned under the percentage-of-completion method. Renewal revenues are recognized as earned based on the anniversary date of the contract.

    INCOME TAXES: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled, at enacted tax rates. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to the amount considered more likely than not to be realizable.

    SOFTWARE PRODUCTION COSTS: The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86.

    Amortization of capitalized software costs is based upon straight-line amortization over the remaining estimated economic life of the product not to exceed five years.

    Capitalized software costs amounted to $535,000 and $260,000 during 1996 and 1995, respectively. Amortization of capitalized software costs during 1996 and 1995 was $638,000 and $568,000, respectively and is included in research and development in the statements of operations. Accumulated amortization of capitalized software development costs at December 31, 1996 and 1995 was $4,249,000 and $3,611,000, respectively.

    All other research and development costs are charged to expense as incurred.

    INVESTMENTS: The investment in Batch Process Technologies, Inc. (approximately 20% ownership) of $19,000 is stated at the lower of cost or net realizable value.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and consist of the following at December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Equipment.........................................................  $  1,118,000  $  1,583,000
Furniture and fixtures............................................       209,000       393,000
                                                                    ------------  ------------
                                                                       1,327,000     1,976,000
Less accumulated depreciation.....................................     1,100,000     1,726,000
                                                                    ------------  ------------
Property and equipment, net.......................................  $    227,000  $    250,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Property and equipment is depreciated over estimated useful lives (5 to 7 years) using the straight-line method. The cost of assets retired or sold, together with the related accumulated depreciation, are removed from the accounts and any profit or loss on disposition is charged to operations.

    Depreciation expense was $93,000 and $164,000 for the years ended December 31, 1996 and 1995, respectively.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. An estimate that is more susceptible to change in the near term is the amortization of capitalized software costs.

    STATEMENTS OF CASH FLOWS: The statements of cash flows have been prepared using a definition of cash that includes investments with an original maturity of three months or less.

NOTE 2--STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

    At December 31, 1996 and 1995, 10,000,000 common shares were authorized.

    During 1992, the Company entered into a Preferred Stock Purchase Agreement ("Purchase Agreement") whereas 133,843 shares of preferred stock were issued to private investment groups at a price of $5.23 per share. As part of the Purchase Agreement, 4,080 warrants were issued subsequent to December 31, 1992, to the investors to purchase common stock at a price of $4.41 per share and are exercisable commencing on the date issued and ending on December 31, 1997. Additionally, as part of the Purchase Agreement, 13,384 common stock shares were issued to the investors subsequent to December 31, 1992 as a stock dividend.

    The Purchase Agreement grants the Company a call option on the preferred stock and warrants on and after December 31, 1997, at a price per share equal to the greater of 1) the purchase price or 2) 110% of the greater of A) an amount equal to the appraised market value at the call date or B) the average of the appraised market value for each of the prior three fiscal years. Additionally, the Purchase Agreement grants the private investment groups a put option on the preferred stock and warrants on and after December 31, 1997, at a price per share equal to the greater of 1) the purchase price ($700,000) or 2) the appraised market value.

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 3--INCOME TAXES

    Income tax expense for 1996 and 1995 consists of the following:

                                                                            1996       1995
                                                                          ---------  ---------
Federal.................................................................  $  --      $  --
State...................................................................     --         --
Foreign.................................................................     38,000     70,000
                                                                          ---------  ---------
                                                                          $  38,000  $  70,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    The components of income tax expense for 1996 and 1995 are summarized as follows:

                                                                            1996       1995
                                                                          ---------  ---------
Current.................................................................  $  38,000  $  70,000
Deferred................................................................     --         --
                                                                          ---------  ---------
                                                                          $  38,000  $  70,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    The differences between the amounts recorded for income taxes from continuing operations for financial statement purposes and the amounts computed by applying the Federal statutory tax rate to income before taxes are the result of foreign taxes and changes in the deferred tax asset valuation allowance.

    Items that gave rise to significant portions of the net deferred tax balance sheet accounts at December 31, 1996 and 1995 are as follows:

                                                                      1996           1995
                                                                  -------------  -------------
DEFERRED TAX ASSETS
Current
  Accrued expenses..............................................  $      32,000  $      40,000
Long-term
  Deferred lease offset.........................................         52,000         86,000
  Regular net operating loss carryforward.......................        567,000        670,000
  General business credit carryforward..........................        409,000        409,000
                                                                  -------------  -------------
Total gross deferred tax assets.................................      1,060,000      1,205,000
DEFERRED TAX LIABILITIES
Long term
  Depreciation..................................................        (25,000)       (22,000)
Deferred tax asset valuation allowance..........................     (1,035,000)    (1,183,000)
                                                                  -------------  -------------
Net deferred tax liability......................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 3--INCOME TAXES (CONTINUED)
    Approximately $1,555,000 of regular tax net operating loss carryforwards exist at December 31, 1996 which expire as follows:

2006............................................................................  $  1,171,000
2008............................................................................       347,000
2010............................................................................        37,000

    In addition, approximately $409,000 in general business credit carryforwards exist at December 31, 1996, which begin to expire in 2000.

    The foreign taxes in 1996 ($38,000) and 1995 ($70,000) arose from the withholding tax on revenues from software sold outside of the United States.

NOTE 4--SHORT-TERM DEBT

    Note payable to bank at December 31, 1996 and 1995 represents borrowings on a $750,000 line of credit. The line of credit is due June 1, 1997 and accrues interest at the Bank's prime rate plus 1.0% (9.25% at December 31, 1996). The outstanding balance is limited to specified percentages of eligible accounts receivable. The note is collateralized by virtually all business assets.

    The line of credit agreement between the Company and the Bank includes negative covenants prohibiting or restricting certain transactions and various positive covenants related to specified financial ratios. The Company was in compliance with those covenants at December 31, 1996.

NOTE 5--LONG-TERM DEBT

    Long-term debt at December 31, 1996 and 1995 consists of:

                                                                           1996        1995
                                                                        ----------  ----------
Notes payable to shareholders, with interest only payments due
  monthly.Notes bear interest at 12% and are due January 1998;
  unsecured...........................................................  $  176,000  $  234,000
Installment note payable to bank in monthly installments through
  November 1996.......................................................      --         190,000
                                                                        ----------  ----------
                                                                           176,000     424,000
Current maturities....................................................      --         190,000
                                                                        ----------  ----------
Long-term debt........................................................  $  176,000  $  234,000
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 6--EMPLOYEE RETIREMENT PLAN

    The Company maintains a noncontributory profit sharing plan for employees who are at least twenty-one years of age, have been employed with the Company for at least 30 days, completed 1,000 hours of service in the benefit year, and are employed on the December 31 valuation date. The plan also includes a 401(k) option for employees who are at least twenty-one years of age and have been employed at least 30

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 6--EMPLOYEE RETIREMENT PLAN (CONTINUED) days prior to entry dates of January 1 and July 1. The Company's contributions are made in amounts as determined by the Board of Directors and are accrued out of current annual earnings. The Company matches 25% of employees' first six percent contributed to the 401(k) plan. The amount of contribution expense for 1996 and 1995 was $19,000 and $25,000, respectively. Matching contributions for 1996 and 1995 included amounts from non-vested forfeitures of terminated employees.

NOTE 7--COMMITMENTS

    The Company leases its facilities and certain equipment under noncancelable operating leases which expire through 1998.

    The future minimum lease payments under these operating leases are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1997..............................................................................  $   83,000
1998..............................................................................      54,000
1999..............................................................................      23,000
                                                                                    ----------
                                                                                    $  160,000
                                                                                    ----------
                                                                                    ----------

    During 1994, the Company sold its West Lafayette, Indiana building for $1,275,000. Proceeds from the sale were used to retire the outstanding debentures secured by the building, accrued interest thereon, and a portion of an outstanding term loan. Because the Company leases the space it previously owned, the amount of gain on sale recognized was limited to the amount by which the gain ($469,000) exceeded the present value of the lease payments ($298,000). The remaining portion of the gain was deferred and is being amortized as a reduction to rent expense over the term of the related lease. The current portion of the deferred lease offset is $75,000 which does not represent a current cash requirement.

    Rental expense related to operating leases for 1996 and 1995 was $77,000 and $159,000, respectively.

NOTE 8--KEY EMPLOYEE STOCK INCENTIVE PLAN

    In December 1987, the Company adopted the 1987 Stock Option and Incentive Plan (the "Plan"). All outstanding awards under previous plans are now included in the Plan. The Plan allows for four types of awards; 1) incentive stock options, 2) non-qualified stock options, 3) restricted stock and 4) any combination of the foregoing. The Plan's Committee specifies the terms of each award.

    Options granted under the Plan are exercisable at any time during the ten year period following the date of grant given that the participant maintains continuous service as defined in the Plan agreement.

    The fair value of each option granted is established on the grant date using the "Minimum Value" method for non-public companies using the following assumptions. The dividend yield was 0%, the risk-free interest rate is 6% and the expected life is 5 years.

    The Company applies APB Opinion 25 in accounting for the Plan. Accordingly, no compensation costs have been recognized for the Plan in 1996 or 1995. Had compensation cost been determined on the

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 8--KEY EMPLOYEE STOCK INCENTIVE PLAN (CONTINUED) basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced by $2,520 for 1996 and $0 for 1995.

    The following is a summary of the status of the Plan during 1996 and 1995:

                                                                    NUMBER OF   WEIGHTED AVERAGE
                                                                     SHARES      EXERCISE PRICE
                                                                   -----------  ----------------
OPTIONS OUTSTANDING AT JANUARY 1, 1996...........................     123,045      $   4.2022
Granted..........................................................       6,000          1.6500
Exercised........................................................        (488)          .6142
Forfeited........................................................      (1,000)        (4.4100)
                                                                   -----------       --------
OPTIONS OUTSTANDING AND EXERCISABLE AT DECEMBER 31, 1996.........     127,557      $   4.0942
                                                                   -----------       --------
                                                                   -----------       --------
Weighted average fair value of options granted during 1996.......                  $      .42
                                                                                     --------
OPTIONS OUTSTANDING AT JANUARY 1, 1995...........................     143,616      $   3.8774
Granted..........................................................      --              --
Exercised........................................................      --              --
Forfeited........................................................     (20,571)        (1.9349)
                                                                   -----------       --------
OPTIONS OUTSTANDING AT DECEMBER 31, 1995.........................     123,045      $   4.2022
                                                                   -----------       --------
                                                                   -----------       --------
Options exercisable at December 31, 1995.........................     121,795      $   4.2125
                                                                   -----------       --------
                                                                   -----------       --------
Weighted average fair value of options granted during 1995.......                  $      N/A
                                                                                     --------

    Following is a summary of the states of fixed options outstanding and exercisable at December 31, 1996:

                                                                         WEIGHTED
                                                                          AVERAGE     WEIGHTED
                                                                         REMAINING     AVERAGE
                                                                        CONTRACTUAL   EXERCISE
EXERCISE PRICE RANGE                                          NUMBER       LIFE         PRICE
-----------------------------------------------------------  ---------  -----------  -----------
$3.125 - $5.00                                                 108,847   2.80 years   $   4.604
$.005 - $2.50                                                   18,710   3.67 years   $   1.128

    On January 24, 1997 the Board of Directors of the Company passed a resolution to place a ceiling on the exercise price of stock options held by non-officer staff members at $2.00 per share. This resolution reduces the option price of 40,087 options held by non-officer staff members but does not affect the 72,760 options held by officers of the Company. The remaining options are unaffected by the resolution, because their exercise price is already under $2.00.

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 9--BUSINESS MODERNIZATION AND TECHNOLOGY GRANTS

    The Company has two grants from a state agency to develop either enhancements to a basic software program or new software programs. The first grant received was for $350,000 for the period from January 1986 through January 1988. The second grant received was for $400,000 through 1989. The terms of these grants require that the Company pay the state agency a royalty of 4% of gross FACTOR revenues until total royalties paid are equal to twice the original $750,000 of total grants. Royalties of approximately $24,000 and $25,000 on revenues earned in 1996 and 1995, respectively, have been recorded related to these grants. Royalties paid through December 31, 1996 totaled $325,000. In the event that the Company discontinues marketing the FACTOR family of products but offers new or other products associated with manufacturing-based simulation and modeling programming systems, then the royalty obligation will apply to those manufacturing-based simulation and modeling programming systems' products that were based on or derived from any of the FACTOR family of products.

                              PRITSKER CORPORATION

                              FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                              PRITSKER CORPORATION

                            STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                        JANUARY 1 THROUGH JUNE 30
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Revenue...............................................................................  $  1,645,000  $  2,025,000
Operating expenses
  Cost of revenues....................................................................       438,000       466,000
  Sales and marketing.................................................................       654,000       814,000
  Research and development............................................................       256,000       223,000
  General and administrative..........................................................       247,000       449,000
                                                                                        ------------  ------------
                                                                                           1,595,000     1,952,000
                                                                                        ------------  ------------
Income/(loss) from operations.........................................................        50,000        73,000

Interest expense......................................................................        45,000        43,000
                                                                                        ------------  ------------
Income /(loss) before income taxes....................................................         5,000        30,000

Income tax expense....................................................................        53,000        43,000
                                                                                        ------------  ------------
Net (loss)............................................................................  $    (48,000) $    (13,000)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                 See accompanying note to financial statements.

                              PRITSKER CORPORATION

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                                      ASSETS

Current assets
  Cash..............................................................................................  $      1,000
    Accounts receivable.............................................................................     1,095,000
    Other current assets............................................................................       162,000
                                                                                                      ------------
Total current assets................................................................................     1,258,000

Investments.........................................................................................        19,000
Property and equipment, net.........................................................................       200,000

Other assets
  Capitalized software costs, net...................................................................     2,003,000
  Other assets......................................................................................        45,000
                                                                                                      ------------
Total assets........................................................................................  $  3,525,000
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Short-term debt...................................................................................  $    675,000
  Accounts payable..................................................................................       320,000
  Current maturities of long-term debt..............................................................       --
  Accrued compensation..............................................................................       233,000
  Other accrued liabilities.........................................................................        96,000
  Deferred income...................................................................................        10,000
                                                                                                      ------------
Total current liabilities...........................................................................     1,334,000

Long-term debt......................................................................................       176,000
Deferred lease offset...............................................................................        93,000
                                                                                                      ------------
  Total liabilities.................................................................................     1,603,000
                                                                                                      ------------
                                                                                                      ------------
Redeemable preferred stock, no par value............................................................       700,000

Stockholders' equity
  Common stock, no par value........................................................................     1,055,000
  Retained earnings.................................................................................       193,000
                                                                                                      ------------
                                                                                                         1,248,000
    Less - treasury stock...........................................................................       (26,000)
                                                                                                      ------------
                                                                                                         1,222,000
                                                                                                      ------------
Total liabilities and stockholders' equity..........................................................  $  3,525,000
                                                                                                      ------------
                                                                                                      ------------

                 See accompanying note to financial statement.

                              PRITSKER CORPORATION

                            STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                           JANUARY 1 THROUGH JUNE
                                                                                                     30
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Cash flows from operating activities
Net loss................................................................................  $   (48,000) $   (13,000)
Adjustments to reconcile net loss to net cash provided by operating activities
    Depreciation and amortization.......................................................      347,000      358,000
    Deferred lease offset...............................................................      (37,000)     (37,000)
    Change in assets and liabilities
      Accounts receivable...............................................................       67,000       (9,000)
      Other assets......................................................................       21,000      (83,000)
      Accounts payable..................................................................       56,000      (69,000)
      Accrued compensation..............................................................       41,000       (7,000)
      Other liabilities.................................................................      (44,000)     (87,000)
                                                                                          -----------  -----------
Net cash from operating activities......................................................      403,000       53,000

Cash flows from investing activities
Capitalized software costs..............................................................     (445,000)    (267,000)
Property and equipment expenditures.....................................................      (18,000)     (25,000)
                                                                                          -----------  -----------
Net cash from investing activities......................................................     (463,000)    (292,000)

Cash flows from financing activities
Principal payments on long-term debt....................................................      --           (59,000)
Proceeds from short-term debt...........................................................       50,000      295,000
Dividends on preferred stock............................................................      (13,000)     (26,000)
                                                                                          -----------  -----------
Net cash from financing activities......................................................       37,000      210,000
Net change in cash......................................................................      (23,000)     (29,000)
Cash at beginning of period.............................................................       24,000       32,000
                                                                                          -----------  -----------
Cash at end of period...................................................................  $     1,000  $     3,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                 See accompanying note to financial statement.

                              PRITSKER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--ACCOUNTING POLICIES AND PRESENTATION

    The accompanying financial statements are unaudited; however, the information contained herein reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods. All adjustments made were of a normal recurring nature. These interim results of operations are not necessarily indicative of the results to be expected for a full year.

    The notes to the financial statements contained in the Pritsker Corporation December 31, 1996 financial statements should be read in conjunction with these interim financial statements.

                                   APPENDIX I

                                                                      APPENDIX I

                              AGREEMENT OF MERGER

                          DATED AS OF OCTOBER 2, 1997

                                     AMONG

                             PRITSKER CORPORATION,

                              SYMIX SYSTEMS, INC.,

                                      AND

                             SSI ACQUISITION CORP.

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER (together with the schedules and exhibits attached hereto being referred to as the "Agreement"), is made and entered into as of the 2nd day of October, 1997, by and among SYMIX SYSTEMS, INC., an Ohio corporation (the "Buyer"); PRITSKER CORPORATION, an Indiana corporation (the "Company"); and SSI ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of Buyer ("Merger Sub");

                                  WITNESSETH:

    WHEREAS, the Buyer and the Company deem it advisable and in their best interests and in the bests interests of their respective shareholders that the Company be acquired by the Buyer through a merger (the "Merger") of the Company and Merger Sub in accordance with The Indiana Business Corporation Law (the "Indiana Act") and the Ohio General Corporation Law (the "Ohio Act"), with the effect that the holders of the Common Shares of the Company ("Company Common Stock") will receive common shares, no par value, of the Buyer ("Buyer Common Stock") and the Company will become a wholly-owned subsidiary of the Buyer;

    WHEREAS, it is intended that for Federal income tax purposes the Merger shall be tax free to the parties to this Agreement and the holders of Company Common Stock; and

    WHEREAS, the parties hereto have agreed to take all actions that are necessary and appropriate to effect the Merger as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. On the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub in accordance with the Indiana Act and the Ohio Act, whereupon the separate existence of the Company shall cease, and Merger Sub shall be the Surviving Corporation (the "Surviving Corporation") and shall continue to be governed by the Ohio Act. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of, and shall be subject to all of the restrictions, disabilities and duties of, the Company and Merger Sub, all as provided under the applicable provisions of the Indiana Act and the Ohio Act.

    SECTION 1.2 CONSUMMATION OF THE MERGER. As soon as practicable after the Closing (as defined below), the Company and Merger Sub will file, or cause to be filed, Articles of Merger and a Plan of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger") with the Secretary of State of the State of Indiana and a certificate of merger with the Secretary of State of the State of Ohio and will make all other filings or recordings required by the Indiana Act and the Ohio Act in connection with the Merger. The Merger shall become effective (the "Effective Time") at the latest of (a) the time the Articles of Merger are duly filed with the Secretary of State of the State of Indiana, (b) the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio, or (c) at such later time as may be mutually agreed upon by the parties and specified in the certificate of merger and the Articles of Merger.

    SECTION 1.3 CONVERSION OF OUTSTANDING SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of the capital stock of the Company or the capital stock of Merger Sub ("Merger Sub Common Stock"):

    (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.7 herein, be converted into the right to receive .170108 shares of Buyer Common Stock.

    (b) Each share of Series A Convertible Preferred Stock of the Company ("Company Preferred Stock") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.6 herein, be converted into the right to receive $5.23 plus accrued unpaid dividends.

    (c) Each share of Company Common Stock and Company Preferred Stock held by the Company as treasury stock immediately prior to the Effective Time or owned by the Buyer, Merger Sub or any other direct or indirect subsidiary of the Buyer immediately prior to the Effective Time shall be canceled and extinguished, and no payment shall be made with respect thereto under this Agreement.

    (d) Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and non-assessable share of the Surviving Corporation.

    (e) The shares of Buyer Common Stock issuable pursuant to Section 1.3(a) and the cash payable pursuant to Sections 1.3(b) and 1.5 is herein referred to as the "Merger Consideration."

    SECTION 1.4  CANCELLATION OF OPTIONS AND WARRANTS.

    (a) All rights under any stock option granted by the Company pursuant to the Company's Employee Stock Option Plan that remains unexercised immediately prior to the Effective Time (collectively, "Options") shall be assumed by Buyer, and shall thereafter represent the right to acquire that number of shares of Buyer Common Stock to which the optionee would have been entitled pursuant to the conversion ratio provided for in Section 1.3(a) if, immediately prior to the Merger, the optionee had fully exercised the Option and had been a shareholder of record of the Company, except that all fractional shares will be rounded to the nearest whole share. The option price of each Option shall be adjusted to the extent necessary to assure that the rights and benefits of the optionee under such Option shall not be increased or decreased by reason of this Section 1.4(a) and, in addition, each Option which is an incentive stock option shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code. The date each Option becomes exercisable and the expiration date of each Option will remain the same. Upon such conversion, all rights under any and all Options and the stock option plans previously granted or adopted by the Company shall terminate.

    (b) All rights under any warrant issued to Cambridge Ventures, L.P., that remains unexercised immediately prior to the Effective Time ("Warrants") shall be assumed by Buyer, and shall thereafter represent the right to acquire that number of shares of Buyer Common Stock to which the Warrant holder would have been entitled pursuant to the conversion ratio provided for in Section 1.3(a) if, immediately prior to the Merger, the Warrant holder had fully exercised the Warrant and had been a shareholder of record of the Company, except that all fractional shares will be rounded to the nearest whole share. The exercise price of each Warrant shall be adjusted to the extent necessary to assure that the rights and benefits of the Warrant holder under such Warrant shall not be increased or decreased by reason of this Section 1.4(b). Upon such conversion, all rights under any and all warrants previously granted or adopted by the Company shall terminate.

    SECTION 1.5 FRACTIONAL SHARES. All fractional shares of Buyer Common Stock which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled to receive immediately after the Effective Time shall be aggregated for each Company stockholder. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of the Effective Time and the surrender of such stockholder's certificate or certificates representing such shares of Company Common Stock, to receive from the Buyer an amount in cash, in lieu of such fractional share, equal to the closing price per share of Buyer Common Stock on the NASDAQ-NMS System on the last trading day preceding the Effective Time multiplied by the fraction of a share of Buyer Common Stock to which such stockholder would otherwise be entitled.

    SECTION 1.6  SURRENDER AND EXCHANGE.

    (a) As soon as practicable after the Effective Time, the Buyer will deliver to an agent designated by it for this purpose and reasonably acceptable to the Company (the "Exchange Agent") the number of shares of Buyer Common Stock issuable in the Merger pursuant to Sections 1.3(a) and 1.4(a). In addition, the Buyer shall make available to the Exchange Agent when and as needed funds sufficient to make the payments required by Section 1.3(b) in respect of Company Preferred Stock and Section 1.5 in respect of fractional shares.

    (b) Each holder of shares of Company Common Stock and Company Preferred Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Company Common Stock or Company Preferred Stock, will be entitled to receive the Merger Consideration payable in respect thereof. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration payable in respect thereof.

    (c) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to subparagraph (a) hereof that remains unclaimed by the holders of Company Common Stock or Company Preferred Stock six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Company Common Stock or Company Preferred Stock for the Merger Consideration in accordance with this Section 1.6 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration payable in respect thereof. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Company Common Stock or Company Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Company Common Stock or Company Preferred Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

    SECTION 1.7 DISSENTING SHARES. Notwithstanding Section 1.3, shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the Indiana Act ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company or the Surviving Corporation shall give Buyer prompt notice of any demands received by the Company for appraisal of Company Common Stock and Company Preferred Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Surviving Corporation shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 1.8 NO FURTHER TRANSFERS. The stock transfer books of the Company shall be closed at the close of business on the business day immediately preceding the Effective Time, and no transfer of shares of Company Common Stock or Company Preferred Stock shall be made thereafter. If, after the

Effective Time, certificates representing Company Common Stock or Company Preferred Stock are presented to the Surviving Corporation, such certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the provisions set forth, in this Article I.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    SECTION 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the articles of incorporation of the Surviving Corporation and applicable law. The name of the Surviving Corporation shall be Pritsker Corporation.

    SECTION 2.2 REGULATIONS. The Code of Regulations of Merger Sub in effect immediately before the Effective Time shall be the Regulations of the Surviving Corporation until amended or repealed in accordance with the Code of Regulations of the Surviving Corporation and applicable law.

    SECTION 2.3 DIRECTORS AND OFFICERS. The directors of Merger Sub and the officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until successors are duly elected or appointed in accordance with applicable law and the Articles of Incorporation and Regulations of the Surviving Corporation.

                                  ARTICLE III
                                    CLOSING

    SECTION 3.1 CLOSING. The closing shall take place at the offices of Vorys, Sater, Seymour and Pease, 52 E. Gay Street, Columbus, Ohio (or at such other place as the parties may mutually agree), on a date and at a time upon which the parties shall mutually agree, as soon as practicable after each of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or, to the extent permitted hereunder, waived (the "Closing Date", "Closing" or "time of Closing").

    SECTION 3.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER, FURTHER ASSURANCES AND ACCOUNTING TREATMENT.

    (a) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company, its officers and its directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

    (b) The parties agree to use their best efforts to cause the Merger transaction to be treated as a tax-free reorganization for federal income tax purposes (except to the extent cash is received for fractional shares pursuant to Section 1.5 hereof or in respect of Dissenting Shares pursuant to Section 1.7 hereof).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

    In order to induce the Buyer and Merger Sub to enter into this Agreement, the Company represents and warrants to the Buyer and Merger Sub as follows:

    SECTION 4.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, and has all corporate powers and authority required to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by the Company. The Company has not been a controlled or majority-owned subsidiary or division of another corporation at any time since January 1, 1995. The Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of the Company taken as a whole. Schedule 4.1 sets forth the states in which the Company is qualified to do business. The Company has heretofore made available to the Buyer true and complete copies of the Company's Articles of Incorporation, including all amendments thereto, and the Company's By-laws as currently in effect.

    SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

    SECTION 4.3  GOVERNMENTAL AUTHORIZATION.  Except as disclosed on Schedule
4.4 hereto, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger in accordance with the Indiana Act and a certificate of merger in accordance with the Ohio Act.

    SECTION 4.4 NON-CONTRAVENTION. Neither the execution nor the delivery of this Agreement by the Company, nor the Company's consummation of the transactions contemplated hereby, will (a) violate or conflict with or result in a breach of any provision of or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or encumbrance of any kind or nature upon, any of the terms, conditions or provisions of the Company's Articles of Incorporation or By-Laws or, except as may be disclosed on Schedule 4.4, any promissory note, bond, mortgage, indenture, deed of trust, license, agreement or other material instrument or obligation to which the Company is a party or by which the Company, any of its assets or, to the knowledge of the Company, any of the Company Common Stock may be bound or affected, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties, its assets or, to the knowledge of the Company, any of the Company Common Stock. (For purposes of the representations and warranties in this Article IV, the phrase "to the knowledge of the Company" means to the knowledge of current corporate officers (and, for purposes of Section 4.12(j), to the knowledge of employees who use the title "Vice President"), as such knowledge has been obtained in the normal conduct of the business and following a reasonable investigation or inquiry for the express purpose of making such representations and warranties.)

    SECTION 4.5 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 286,807 shares of Company Preferred Stock. There are presently issued and outstanding (a) 2,847,244 shares of Company Common Stock, (b) 105,163 shares of Company

Preferred Stock (which are convertible into Company Common Stock), (c) stock options to purchase an aggregate of 253,847 shares of the Company Common Stock and (d) warrants to purchase an aggregate of 4,080 shares of Company Common Stock. Such shares of Company Common Stock, Company Preferred Stock, stock options and warrants are held by the persons named and in the amounts set forth in Schedule 4.5. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, except for the terms of the Preferred Stock and the Stock Purchase Agreement related thereto. Schedule 4.5 identifies each person who may be deemed to be an "affiliate" of the Company (each, an "Affiliate") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Schedule 4.5 also lists each distribution to Company stockholders, other than ordinary cash dividends on the Company Preferred Stock, and each issuance, exchange, repurchase and retirement of Company Common Stock and Company Securities effected since January 1, 1995.

    SECTION 4.6 SUBSIDIARIES. Except as set forth on Schedule 4.6, the Company does not own any equity interests in any corporation, partnership, limited liability company or similar entity.

    SECTION 4.7 FINANCIAL STATEMENTS. The Company has delivered to the Buyer copies of the following financial statements (hereinafter sometimes collectively referred to as the "Financial Statements"):

    (a) The audited balance sheets of the Company as of December 31, 1996 and 1995 and statements of income, and changes in stockholders' equity for the calendar years ended on those dates, together with supporting schedules and auditors' reports thereon; and

    (b) The unaudited balance sheets of the Company as of July 31, 1997 and related statements of income, changes in stockholders' equity and cash flow for the seven-month period ended on such date, together with supporting schedules certified by the Chairman of the Board and the President of the Company (hereinafter sometimes "Interim Financials").

    Except as set forth in the notes thereto or as set forth in Schedule 4.7, all of the Financial Statements are complete and correct and present fairly and accurately the financial position of the Company at the respective dates of said balance sheets and the results of its operations and changes in its financial position for the respective periods then ended. Each of the Financial Statements was prepared on a basis consistent with each other. The Company has good and marketable title to all of the assets described in the Interim Financials and to such additional assets as may have been acquired by the Company after July 31, 1997. The Company has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than (i) those expressly disclosed in any of the Financial Statements and/or this Agreement and (ii) any liabilities incurred in the ordinary course of business of the Company after July 31, 1997 which are not, singly or in the aggregate, materially adverse to the Company.

    SECTION 4.8 NO MATERIAL CHANGE. Since July 31, 1997, except for the execution and delivery of this Agreement and as set forth in Schedule 4.8, the Company has not:

    (a) Had any change in its financial condition, current operations, current business, properties, assets or liabilities, other than changes in the ordinary course of business, which changes have not individually or in the aggregate been materially adverse to the Company;

    (b) Suffered any damage, destruction or loss of physical property (whether or not covered by insurance);

    (c) Issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any Company Securities;

    (d) Incurred or agreed to incur any indebtedness for borrowed money;

    (e) Paid or obligated itself to pay in excess of $25,000 in the aggregate for any fixed assets;

    (f) Suffered any substantial loss or waived any substantial right;

    (g) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

    (h) Mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

    (i) Declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

    (j) Increased, or agreed to increase, the compensation payable to any of its officer, employees or agents ("the Company Personnel"), adopted or increased or agreed to adopt or increase any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the Company Personnel or; paid or agreed to pay any bonus or incentive compensation, or any other like benefit to any Company Personnel; or entered into or agreed to enter into any severance arrangement with any of the Company's employees;

    (k) Lost any major customer or had any material order canceled or become aware of any threatened cancellation of any material order or had any real property or personal property leases to which it has been a party either terminated or not renewed;

    (l) Made or permitted any amendment or termination of any contract, agreement or license to which it is a party other than in the ordinary course of business;

    (m) Had any resignation or termination of employment of any of its officers or key employees or become aware of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations or business;

    (n) Had any labor trouble or become aware of any impending or threatened labor trouble;

    (o) Experienced any shortage or difficulty in obtaining any raw material;

    (p) Made any change in its accounting methods or practices with respect to its condition, operations, business, or practices with respect to its condition, operations, business, properties, assets or liabilities;

    (q) Made any charitable or political contribution;

    (r) Entered into any transaction not in the ordinary course of its business;

    (s) Entered into or become aware of any agreement with respect to the shares of the Company Common Stock or Company Preferred Stock;

    (t) Encouraged, solicited or held discussions (directly or indirectly) with any person other than the Buyer concerning any merger, consolidation or sale of all or substantially all of the assets of the Company; or

    (u) Entered into agreements or commitments of any nature to do any of the foregoing.

    SECTION 4.9 TITLE TO AND CONDITION OF PROPERTIES AND ASSETS. Except as disclosed in either Schedule 4.9 or 4.10, the Company has good and marketable title to all of its owned properties and assets, including, without limitation,
(i) all those used in the Company's business, and (ii) those reflected in the

Interim Financials (except as thereafter sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except the lien of current taxes not yet due and payable. Subsequent to July 31, 1997, the Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear, and neither the Company nor, to the knowledge of the Company, any property or asset owned or leased by the Company is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof. Said facilities, machinery, furniture, office and other equipment and assets of every type and kind owned or leased by the Company are sufficient to enable the Company to operate its business.

    SECTION 4.10 CERTAIN PROPERTIES. Schedule 4.10 sets forth all real estate either leased to the Company or owned by the Company and all personal property leased, orally or in writing, to the Company and specifies, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, the square footage of improvements and the acreage of land. The Company has delivered to the Buyer:

    (a) A copy of each lease by which the Company acquired title to or its interest in the leased real estate described in Schedule 4.10;

    (b) A copy of all title abstracts and title insurance policies the Company has for the real estate described in Schedule 4.10;

    (c) A copy of all environmental reports and a copy of the most recent survey or surveys the Company has for the real estate described in Schedule 4.10;

    (d) A copy of all certificates of occupancy for the improvements on the real estate described in Schedule 4.10 which the Company has and a copy of any variance granted with respect to any of such real estate described in Schedule
4.10 pursuant to applicable zoning laws or ordinances which the Company has; and

    (e) A copy of each lease by which the Company acquired its interest in the personal property described in Schedule 4.10; all of which documents are true and complete copies thereof as in effect on the date hereof. The Company has not received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction, with respect to the use of any of the real estate described in Schedule 4.10. Except as set forth in Schedule 4.10, to the knowledge of the Company, there is no easement, right-of-way agreement, license, sublease, occupancy agreement or like instrument with respect to any of the real estate described in Schedule 4.10 that would materially and adversely affect the Company's business or its operations. Each lease pursuant to which the Company leases any real or personal property is, to the knowledge of the Company, in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by the Company, or any event that with notice or lapse of time or both would constitute such a default by the Company and with respect to which the Company has not taken adequate steps to prevent such default from occurring; all of such events, if any, and the aforesaid steps taken by the Company are set forth in Schedule 4.10. There is not under any such lease (i) any default, to the knowledge of the Company, by any other party thereto or (ii) any event that with notice or lapse of time or both would constitute such a default thereunder by the Company or, to the knowledge of the Company, any other party. Each property used in the business of the Company is reflected in the Interim Financials to the extent required by generally accepted accounting principles.

    SECTION 4.11  TAX MATTERS.

    (a) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the Interim Financials, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to:

        (i) the Company's employees, payroll, income or gross receipts,

        (ii) the Company's ownership or use of any of its assets, and

       (iii) any other aspect of the Company's business, in each case including any and all interest and penalties.

    (b) The Company has paid when due and payable all Charges required to be paid by it. The provisions for taxes due in the Interim Financials are sufficient for all unpaid Charges.

    (c) Schedule 4.11 sets forth for the Company those taxable years for which its tax returns are currently being audited by the Internal Revenue Service ("IRS"). No issue has been raised or settled in any such examination that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the balance sheets of the Company as of July 31, 1997. The Company has not settled, issued or has entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that, by application of similar principles, reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the Interim Financials on a basis consistent with that applied in all of the Financials. There is no issue known to the Company relating to any Charge (federal or otherwise) that, if determined adversely to the Company, would result in the assertion of any material deficiency for any taxable year that has not been accrued on the Interim Financials.

    (d) Except as set forth in Schedule 4.11, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

    (e) Except as set forth in Schedule 4.11, the Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of Subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code). The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

    (f) Except as set forth in Schedule 4.11, none of the property owned by the Company is property which the Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

    (g) Except as set forth in Schedule 4.11, the Company has not agreed or has been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting methods.

    (h) Except as set forth in Schedule 4.11, the Company has no obligation under any written tax sharing agreement.

    SECTION 4.12 CONTRACTS AND COMMITMENTS. Except as set forth in Schedule 4.12, the Company is not a party to any written or oral contract, agreement or commitment to be performed in whole or in part after the date hereof, including any:

    (a) Contract with any labor union;

    (b) Employment (other than those which are deemed to be at will) or consulting contract or other contract for services;

    (c) Lease, whether as lessee or lessor, with respect to any property, real or personal;

    (d) Loan agreement or instrument relating to any indebtedness;

    (e) Contract of purchase or sale with respect to the assets or business except in the ordinary course;

    (f) Contract with any agent, dealer or distributor;

    (g) Stand-by letter of credit, guarantee or performance bond;

    (h) Contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

    (i) Severance or bonus agreements with current or past employees; or

    (j) Contract with customers (excluding maintenance and support and consulting agreements made in the ordinary course of business, but including all commitments for product development, enhancement, modification and customization).

    Except as set forth in Schedule 4.12, the Company is not a party to any contract with any governmental authority or any other contract that materially and adversely affects its condition, operations, business properties, assets or liabilities. Each contract or other agreement listed in Schedule 4.12 is, to the knowledge of the Company, in full force and effect and is valid and enforceable by the Company, in accordance with its terms. Neither the Company nor, to the knowledge of the Company, any other party is in material default in the observance or the performance of any term or obligation to be performed by them under any contract listed in Schedule 4.12. Except as set forth in Schedule 4.12, the Company is not a party to nor has it made any outstanding bid or contract proposal that, if accepted or entered into, might result in a material loss to the Company. The Company has delivered to the Buyer true and complete copies of all written contracts listed in Schedule 4.12 in effect on the date hereof.

    SECTION 4.13 LITIGATION. Except as set forth in Schedule 4.13, there are no pending, or, to the knowledge of the Company, threatened, actions, suits, claims, proceedings, arbitrations or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the knowledge of the Company, threatened or proposed in any manner or, to the knowledge of the Company, any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Company or any of its properties or assets that (a) if asserted and decided adversely to the Company, would materially and adversely affect the operations or the business of the Company, (b) questions the validity of this Agreement or (c) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Company or any of its stockholders pursuant to this Agreement. Neither the Company nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint. Schedule 4.13 lists all actions, arbitrations and lawsuits instituted against the Company during the preceding five-year period.

    SECTION 4.14  INTELLECTUAL PROPERTY.

    (a) The patents and inventions, trademarks and service marks, trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, copyrights and other intellectual property (including applications for any of the aforesaid), in each case used or reasonably necessary to permit satisfactory operation of the business of the Company as presently constituted are collectively referred to hereinafter as the "Intellectual Property".
Schedule 4.14 identifies any and all United States and foreign patents and filed applications for patent owned by the Company, and any and all state, federal, foreign or provincial registrations, or applications for registration, of any trademarks, service marks, trade names and copyrights owned by the Company.
Schedule 4.14 also identifies each license and other agreement that: (i) relates to the granting by the Company of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, other than standard software license agreements of the Company (the forms of which have been provided to Buyer), and (ii) requires the payment to the Company of at least $15,000 in the aggregate. Schedule 4.14 identifies each license and other agreement that: (i) relates to the acquisition by the Company of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, and (ii) requires the payment by the Company of at least $15,000 in the aggregate. Other than as disclosed on Schedule 4.14, to the knowledge of the Company, no person has a right to receive a royalty, or has claimed a right to receive a royalty, with respect to any of the Intellectual Property. Other than as disclosed on Schedule 4.14, there are no claims or proceedings pending, or, to the knowledge of the Company, threatened, against the Company asserting that its use of any of the Intellectual Property infringes upon the rights of any other person. To the knowledge of the Company, there is no basis for any claim that the use by the Company of any of the Intellectual Property infringes upon the rights of any other person. All patents, trademarks, trade names, service marks and copyrights listed on Schedule 4.14 are valid and in full force and effect. Other than as disclosed on Schedule 4.14, the rights of the Company in and to the Intellectual Property is, and at Closing will be, transferable as contemplated by this Agreement.

    (b) Except as disclosed on Schedule 4.14, the Company is the sole and exclusive owner throughout the world of the software products listed on Schedule
4.14 (the "Products"), including without limitation all source code, object code and algorithms embodied therein. Except as disclosed on Schedule 4.14, no person other than the Company has the right to market any source code of the Products to any person. Except as disclosed on Schedule 4.14, the Products are year 2000 compliant.

    SECTION 4.15 COMPLIANCE WITH LAWS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree, except such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition or prospects of the Company. Without limiting any of the foregoing or any other provisions of this Agreement, and by way of example only, included herein are violations arising in the following areas: all matters relating to the environment, employee safety, fair labor standards, product safety, equal employment opportunity, Workers' Compensation and Unemployment Compensation, federal, state and local taxes of all types, ERISA, COBRA, Immigration and Naturalization, and zoning. The Company has no knowledge of any presently pending proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, ordinances, rules, regulations or restrictions with respect to such matters which, if adopted, would materially and adversely affect the business and/or operations of the Company.

    SECTION 4.16 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation). The Company has obtained and adhered to all necessary permits and other approvals necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and operated by the Company where Hazardous Wastes or Hazardous Substances have been treated, stored or disposed. The Company has no knowledge of any on-site or off-site location to which the Company has transported Hazardous Wastes or Hazardous Substances or arranged for the transportation of Hazardous Wastes or Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, the Company or the Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

    SECTION 4.17 ERISA MATTERS. All employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company are listed in Schedule 4.17, and all such plans: (a) are qualified to the extent required by law under Section 401(a) of the Code; (b) have been operated in all material respects in accordance with ERISA including, but not limited to, the fiduciary standards required by Title I, Subtitle B, Part 4 of ERISA; (c) have not engaged in any prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (d) have met the minimum funding standards contained in Title I, Subtitle B, Part 3 of ERISA and Section 412 of the Code; (e) are not subject to liability to any multi-employer pension plan on account of "withdrawal" or plan "reorganization" (as those terms are defined in ERISA), or to the Pension Benefit Guaranty Corporation for any reason; (f) have not and are not currently undergoing (except as otherwise contemplated herein) a "partial" or "complete" termination (as defined in ERISA); and (g) are not subject to any "reportable events" (as defined in Section 4043 of ERISA), as of the Closing Date, except as otherwise contemplated herein. Each employee welfare benefit plan of the Company, within the meaning of Section 3(1) of ERISA, are listed on Schedule 4.17, have been operated in all material respects in accordance with ERISA and are not underfunded. The Company has heretofore made available to Buyer true and complete copies of all of the plans listed on Schedule 4.17.

    SECTION 4.18 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Schedule 4.18 lists all licenses, franchises, permits and other governmental authorizations held by the Company relative to the conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on any of its business. The business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree which would have a materially adverse effect upon the Company, its business or its operations. All services provided and/or products sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof, the failure of which would have a materially adverse effect upon the Company, its business or its operations.

    SECTION 4.19 SEC AND ANTITRUST FILINGS. The Company has not issued any security covered by a registration statement filed with the Securities and Exchange Commission ("SEC") pursuant to the 1933 Act or the Investment the Company Act of 1940, as amended, and no security issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"). The Company is not required to file a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law in respect to any action pursuant to or contemplated by this Agreement.

    SECTION 4.20 CERTAIN TRANSACTIONS. Except as set forth in Schedule 4.20, since January 1, 1995, there has been no transaction, and no transaction is now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest.

    SECTION 4.21 ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records reflecting its assets and its business operations and the Company maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed with management's authorization, (b) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company, (c) access to the assets of the Company is permitted only in accordance with management's authorization and (d) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

    SECTION 4.22 MINUTE BOOKS. The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof. The Company has heretofore made available to Buyer all of its minute books.

    SECTION 4.23 INSURANCE. All properties and operations of the Company are insured for its benefit, in amounts deemed adequate by the Company, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Schedule 4.23 lists all such policies and the policy amounts. The Company has delivered to the Buyer true and complete copies of all such policies as in effect on the date hereof.

    SECTION 4.24  BANK ACCOUNTS; POWERS OF ATTORNEY.  Schedule 4.24 sets forth
(a) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

    SECTION 4.25 PRODUCT/SERVICE WARRANTIES. Except as set forth in Schedule 4.25: (a) the Company has no unexpired, expressed, product or service warranty with respect to any product that it sells or that it has heretofore sold or any service that it provides or sells or has heretofore provided or sold, other than standard software warranties, the forms of which have been provided to Buyer;
(b) the Company has not received any notice of any claim based on any such product or service warranty; and (c) the Company has no knowledge of any claim (actual or threatened) based on any such product or service warranty of which the Company has not received notice.

    SECTION 4.26 CERTAIN DISCLOSURES. Schedule 4.26 contains a list of all officers and other employees, agents and consultants of the Company whose current annual salary or rate of compensation from the Company (including bonus and incentive compensation) is $25,000 or more or to whom the Company has loaned funds.

    SECTION 4.27 CUSTOMER RELATIONS. The Company has previously provided Buyer with a list of the Company's twenty (20) largest customers since January 1, 1996, together with an itemization of sales to such customers.

    SECTION 4.28 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

    SECTION 4.29 NO UNTRUE STATEMENTS. No statements by the Company contained in this Agreement and no written statement furnished by the Company to the Buyer pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact known to the Company that affects, or in the future might reasonably be expected to affect, adversely the financial condition, operations, business, properties, assets or liabilities of the Company or the Company Common Stock in any material respect that is not set forth in this Agreement or the schedules hereto.

    SECTION 4.30 TAX AND REGULATORY MATTERS. Neither the Company nor any Affiliate has taken any action, or has any knowledge of any fact or circumstance, that is reasonably likely to prevent the transactions contemplated by this Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    SECTION 4.31 STATE TAKEOVER LAWS. The Company has taken all necessary steps to exempt the transactions contemplated by this Agreement from any applicable state takeover law.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                                   THE BUYER

    In order to induce the Company to enter into this Agreement, the Buyer represents and warrants to the Company as follows:

    SECTION 5.1 CORPORATE ORGANIZATION AND GOOD STANDING. Each of Merger Sub and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and each has all corporate powers and authority required to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. ("Material Adverse Effect" means an effect that is materially adverse to the condition (financial or otherwise), business, assets or results of operations of Buyer and its subsidiaries taken as a whole.) Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    SECTION 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Buyer and Merger Sub of this Agreement and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby are within the corporate powers of the Buyer and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Buyer and Merger Sub.

    SECTION 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the Merger by them require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger in accordance with the Indiana Act, the filing of a certificate of merger in accordance with the Ohio Act and compliance with the applicable requirements of federal and state securities laws.

    SECTION 5.4 NON-CONTRAVENTION. Neither the execution nor the delivery of this Agreement by Buyer and Merger Sub, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with or result in a breach of any provision of or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or encumbrance of any kind or nature upon any of the terms, conditions or provisions of the Articles of Incorporation or Regulations of the Buyer or Merger Sub or any promissory note, bond, mortgage, indenture, deed of trust, license, agreement, or other material instrument or obligation to which the Buyer or Merger Sub is a party or by which the Buyer or Merger Sub, any of their respective assets or any of the Buyer Common Stock may be bound or affected, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Merger Sub, any of their respective properties or assets or any of the Buyer Common Stock.

    SECTION 5.5 BUYER COMMON STOCK. The authorized capital stock of Buyer consists of 20,000,000 common shares, each without par value, of which 5,857,556 shares were issued and outstanding as of June 30, 1997, and 1,000,000 preferred shares, none of which are designated, issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in accordance with the terms of this Agreement free and clear of any preemptive right or any lien charge or encumbrance arising through the Buyer.

    SECTION 5.6 TAX AND REGULATORY MATTERS. Neither Buyer nor any affiliate thereof has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated by this Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    SECTION 5.7 BROKERS. All negotiations relative to this Agreement and the Transactions contemplated hereby have been carried on by the Buyer directly with the Company and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

    SECTION 5.8. REPORTS AND FINANCIAL STATEMENTS. Since July 1, 1995, Buyer has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the 1934 Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Buyer Reports"). Buyer has previously furnished the Company with true and complete copies of Buyer's annual report on Form 10-K for the fiscal year ended June 30, 1996, and its quarterly reports on Form 10-Q and current reports on Form 8-K filed since that date, as well as the most recent proxy statement distributed to its shareholders. As of their respective dates, the Buyer Reports complied with the requirements of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made not misleading. The audited consolidated financial statements and unaudited interim financial statements of Buyer included in the Buyer Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Buyer and its consolidated subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and changes in cash flows for the period then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Buyer and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the Buyer Reports.

    SECTION 5.9 NO UNTRUE STATEMENTS. No statements by the Buyer contained in this Agreement and no written statement furnished by the Buyer to the Company pursuant to or in connection with this

Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact known to the Buyer that affects, or in the future might reasonably be expected to affect, adversely the financial conditions, operations, business, properties, assets or liabilities of the Buyer or the Buyer Common Stock in any material respect that is not set forth in this Agreement or the schedules hereto.

                                   ARTICLE VI
                               CERTAIN COVENANTS

    SECTION 6.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practices and shall use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Buyer:

    (a) The Company will maintain itself at all times as a corporation duly organized and validly existing under the laws of its state of incorporation and each other state in which it is qualified or licensed to do business;

    (b) The Company will not take any action which will result in, and will use its best efforts to avoid, any material adverse change in the financial condition, properties or operation of the business of the Company;

    (c) The Company will not issue or sell, or agree to issue or sell, any Company Securities; there will be no dividends declared or paid or other distributions made in respect of the shares of the Company Common Stock or the Company Preferred Stock, other than ordinary dividends on the Company Preferred Stock;

    (d) The Company shall maintain in full force and effect all of its presently existing insurance coverage or insurance comparable to such existing coverage;

    (e) The Company will not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of business as heretofore conducted; provided, however, without the prior written consent of the Buyer, the Company will not make any commitment to purchase or spend more than $25,000 or more in any single transaction;

    (f) The Company will not redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any Company Securities;

    (g) The Company will not pay or obligate itself to pay any compensation, commission, bonus or severance to any Company Personnel as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement ;

    (h) The Company will use its best efforts to preserve its business organization intact, to keep available to the Buyer and the Surviving Corporation the services of the Company's employees and independent contractors and to preserve for the Buyer and the Surviving Corporation the Company's relationships with suppliers, licensees, distributors and customers and others having business relationships with the Company;

    (i) The Company will not obligate itself to sell or otherwise dispose of, or pledge or otherwise encumber, any of its properties or assets except in the ordinary course of business, and the Company will maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

    (j) The Company will not amend its Articles of Incorporation or By-Laws;

    (k) The Company will not engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted;

    (l) The Company will not incur or agree to incur any indebtedness for borrowed money, or create or allow to be created any new liens, security interests, charges or encumbrances of any nature whatsoever on any of its properties or assets;

    (m) The Company will not (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at or as of any time prior to the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

    (n) Without limiting the foregoing, the Company will consult with the Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company.

    SECTION 6.2  REGISTRATION STATEMENT; STOCKHOLDER MEETING; PROXY MATERIAL.

    (a) As soon as reasonably practicable after the date hereof, Buyer shall prepare and file with the SEC a registration statement covering the Buyer Common Stock to be issued in the Merger (the "Registration Statement"), which will include a proxy statement for a meeting of Company stockholders (the "Company Proxy Statement"). The Company will cooperate with the Buyer in preparing and filing the Registration Statement.

    (b) As soon as reasonably practicable after the Registration Statement becomes effective under all applicable securities laws, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption by the Company's stockholders of this Agreement and the Merger and the transactions contemplated hereby. The Company will (i) mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and (iii) will otherwise comply with all legal requirements applicable to such meeting.

    (c) None of the information supplied or to be supplied by Buyer for inclusion in the Registration Statement or the Company Proxy Statement will, at the time of filing thereof, and with respect to the Company Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholders Meeting. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law.

    (d) The information with respect to the Company that the Company furnishes to the Buyer or Merger Sub in writing specifically for use in the Registration Statement or Company Proxy Statement will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (e) Buyer shall take all necessary steps to cause the Buyer Common Stock to be issued in the Merger to be listed on the NASDAQ-NMS System.

    SECTION 6.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give to the Buyer, its counsel, financial advisors, auditors and other authorized representatives, full and complete access to the books and records and personnel of the Company, all as provided by and subject to the confidentiality requirements of the letter of intent, dated July 24, 1997 between the Buyer and the Company (the "Letter of Intent").

    SECTION 6.4 AFFILIATE'S LETTER. The Company will use its best efforts to cause each Affiliate listed on Schedule 4.5 to sign a letter, in substantially the form attached hereto as Exhibit C (the "Affiliate's Letter"), agreeing not to sell, pledge, transfer or otherwise dispose of the shares of Buyer Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and Rule 145 promulgated thereunder,

    SECTION 6.5 OPTIONS AND WARRANTS. If necessary under the terms of the Options and the Warrants, the Company will use its best efforts to cause each Option holder and the Warrant holder to consent to the conversion of the Options and Warrants pursuant to Sections 1.4(a) and 1.4(b) hereof and, in connection therewith, will cause each person so consenting who is also a holder of Company Common Stock to agree not to demand appraisal for such shares in accordance with the Indiana Act.

    SECTION 6.6 OTHER NEGOTIATIONS. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Buyer, the Company shall not, and shall not permit its representatives, directly or indirectly, to provide any information (other than information contained in a press release issued by the parties hereto) concerning this transaction to, or initiate or solicit discussions with, any corporation, partnership, person or other entity or group concerning any merger in which the Company is not the acquiror or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving the Company.

    SECTION 6.7 EMPLOYEE BENEFITS. At the Effective Time, each of the employee benefit plans (as defined in Section 3(3) of ERISA), each of the fringe benefit plans (as defined in Section 6039D(d)(1) of the Code) and each of the employment practices included in Schedule 4.17, except the Pritsker Corporation Employee Retirement Plan (the "Pritsker Plan"), shall be terminated. As of the Effective Time, the employees of the Surviving Corporation shall cease their participation in the Pritsker Plan and, subject to its applicable terms and conditions for eligibility, become participants in the Symix Systems, Inc. 401(k) Plan (the "Symix Plan"). For purposes of eligibility to participate in, and vesting under, the Symix Plan, all service with the Company credited to employees of the Surviving Corporation as of the Effective Time, shall be counted as service with the Buyer. Within a reasonable time following the Effective Time, the Pritsker Plan shall be merged into the Symix Plan in accordance with the applicable provisions of the Code. With respect to all other employee benefits, Buyer agrees that, as of and following the Effective Time, Buyer shall provide, or shall cause Surviving Corporation to provide employees of Surviving Corporation with employee benefit plans and programs, including, but not limited to, employee benefit plans, within the meaning of Section 3(3) of ERISA, which provide benefits that are no less favorable in the aggregate to those provided to employees of Buyer of comparable status and seniority. With respect to all such benefits, for purposes of eligibility to participate in, and vesting under, such plans and programs, all service with the Company credited to employees of the Surviving Corporation as of the Effective Time, shall be counted as service with the Buyer.

    SECTION 6.8 INDEMNIFICATION OF THE COMPANY'S OFFICERS AND DIRECTORS. Buyer and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company, and shall advance costs and expenses as incurred, in each case to the full extent permitted by law, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters as to which such director or officer would be entitled to indemnification or advancement of expenses from the Company under the Indiana Act, including the transactions contemplated by this Agreement.

    SECTION 6.9 CERTAIN MATTERS RELATING TO MERGER. From and after the Effective Time and for so long as is necessary in order to permit the Company's Affiliates to sell Buyer's stock acquired in the Merger pursuant to Rule 145, and to the extent practicable Rule 144, under the 1933 Act, Buyer shall use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the 1934 Act, referred to in paragraph (c)(1) of Rule 144, in order to permit the Company's Affiliates to sell Buyer's Common Stock held by them pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

    SECTION 7.1 CONDITIONS TO THE BUYER'S OBLIGATION TO CLOSE. The obligation of the Buyer to close the transaction is subject to the condition that, between the date of this Agreement and the Closing Date:

    (a) It shall not have discovered any error or misstatement in any representations and warranties of the Company which, either individually or in the aggregate, would reasonably be likely to have a material adverse effect on the Company or the Surviving Corporation or would prevent the Merger from qualifying as a tax-free reorganization; and it shall have received a certificate dated as of the Closing Date signed by the Chairman of the Board and the President of the Company certifying that the representations and warranties as set forth in Article IV are accurate in all material respects as of the Closing Date;

    (b) All terms and conditions of this Agreement to be performed and complied with by the Company shall have been performed and complied with in all material respects on or before the Closing Date;

    (c) Nothing shall have happened to the Company Common Stock, the Company's assets or the Company's business nor will there have been any claim asserted against the Company which would reasonably be likely to materially and adversely affect (i) the operations or net worth of the Company, (ii) its business, or
(iii) its assets; and the Company shall have delivered to the Buyer a certificate dated as of the Closing Date, covering the time period from the date of this Agreement to the Closing Date, signed by the Chairman of the Board and the President of the Company to all such effects;

    (d) The Company shall have delivered to the Buyer an accurate list as of the Closing Date showing all material contracts and commitments entered into by the Company since the date hereof;

    (e) The Company shall have provided the Buyer with certificates of existence for the Company issued by the Secretary of State of Indiana and by the secretary of state of each jurisdiction listed on Schedule 4.1, each as of a date reasonably close to such Closing Date;

    (f) The Company shall have obtained and delivered to the Buyer all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and all necessary consents under any contracts or commitments to which the Company is a party and which Buyer reasonably believes are material to the Company's business;

    (g) The Buyer shall have received an opinion, dated the Closing Date, of Baker & Daniels, counsel for the Company, in form and substance reasonably satisfactory to Buyer and its counsel;

    (h) The Company shall have delivered to the Buyer the original corporate record books of the Company and the written resignations of all of the Company's directors and corporate officers (as directors and officers, but not as employees) effective as of the Closing Date;

    (i) The Company shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transaction contemplated hereby is required;

    (j) The required approval of the Company's stockholders shall have been obtained, and the Company shall have delivered to the Buyer true and complete copies, certified by the Company's secretary, of the resolutions which have been adopted by the Company's Board of Directors and its stockholders authorizing the Merger and the consummation of such other transactions related to the Agreement;

    (k) The holders of not more than 5% of the outstanding shares of the Company Common Stock shall have demanded appraisal of their shares of the Company Common Stock in accordance with Indiana law;

    (l) All Affiliates listed on Schedule 4.5 shall have signed an Affiliate's Letter;

    (m) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

    (n) To the extent necessary under the terms of the Options and Warrants, the holders of all Options and Warrants shall have given written consent to having such Options converted in the Merger in accordance with Sections 1.4(a) and 1.4(b) hereof.

    SECTION 7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE. The obligation of the Company to close the transactions is subject to the condition that at or before the Closing:

    (a) All representations and warranties of the Buyer contained in Article V hereof shall be accurate in all material respects as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer and the Merger Sub have been performed and complied with in all material respects on or before the Closing Date; and a certificate to the foregoing effect dated as of the Closing Date and signed by an officer of the Buyer shall have been delivered to the Company;

    (b) The Company shall have received a certified copy of the resolutions of the directors of the Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

    (c) The Company shall have received an opinion, dated the Closing Date, of Vorys, Sater, Seymour and Pease, counsel for the Buyer and the Merger Sub, in form and substance reasonably satisfactory to the Company and its counsel;

    (d) The Buyer and the Merger Sub shall have obtained and delivered to the Company all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Buyer and Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

    (e) The Buyer and Merger Sub shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transactions contemplated hereby is required;

    (f) The Buyer and Merger Sub shall not have knowingly taken any action which could reasonably be expected to interfere unreasonably with the business or operations of the Company;

    (g) There shall have been no material adverse change to the Buyer's assets or the Buyer's business nor shall there have been any claim asserted against the Buyer which would reasonably be likely to materially and adversely affect (i) the operations or net worth of the Buyer, (ii) its business, or (iii) its assets; and the Buyer shall have delivered to the Company a certificate dated as of the Closing Date, covering the time period from the date of this Agreement to the Closing Date, signed by an officer of the Buyer to all such effects;

    (h) The required approval of the Company's stockholders in accordance with its Articles of Incorporation and The Indiana Act shall have been obtained;

    (i) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

    (j) All arrangements with the Exchange Agent and the related procedures for payment of the Merger Consideration are in form and substance reasonably satisfactory to the Company and its counsel;

    (k) The Company shall be reasonably satisfied that the receipt of Buyer Common Stock pursuant to Section 1.3(a) will qualify for tax free treatment pursuant to Section 368(a) of the Code; and

    (l) All arrangements related to the conversion of the Options and Warrants pursuant to Sections 1.4(a) and 1.4(b) hereof are in form and substance reasonably satisfactory to the Company and its counsel.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; EFFECT OF CLOSING. The parties hereto agree that the representations and warranties of the Company, the Buyer and Merger Sub in Articles IV and V of this Agreement shall not survive the Closing.

    SECTION 8.2 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the Buyer and the Company under this Agreement, including, without limitation, the Buyer's rights to proceed with the Merger, may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which the Buyer or the Company may have under this Agreement or otherwise.

    SECTION 8.3 TERMINATION BY THE BUYER. The Buyer may, without liability to the Company, terminate this Agreement by notice to the Company at any time prior to (except for (b) below which must be true only at Closing) and including the Closing Date:

    (a) If a default shall be made by the Company in the observance or in the due and timely performance of any of the terms hereof to be performed by the Company that cannot be cured by the Company prior to Closing; or

    (b) If any of the conditions precedent to Buyer's obligation to close shall not have been fulfilled at or prior to the Closing.

    SECTION 8.4 TERMINATION BY THE COMPANY. The Company may, without liability to the Buyer, terminate this Agreement by notice to the Buyer at any time prior to (except for (b) below which must be true only at Closing) and including the Closing Date:

    (a) If a default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured by Buyer prior to Closing; or

    (b) If any of the conditions precedent to the Company's obligation to close shall not have been fulfilled at or prior to the Closing; or

    SECTION 8.5  EFFECT OF TERMINATION.

    (a) If this Agreement is terminated, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party or their respective directors, officers or shareholders or agents except:

        (i) in the case of termination by Buyer because of a failure of the conditions of any of subparagraphs (a), (b), (f), (i), (j), (l) or (n) of
    Section 7.1 or by the Company other than in accordance with Section 8.4 hereof, the Buyer may recover from the Company the amount of expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby which the Buyer would otherwise have to bear pursuant to
    Section 8.8 of this Agreement; and

        (ii) in the case of termination by the Company because of a failure of the conditions of any of subparagraphs (a), (b), (d), (e) or (f) of Section
    7.2 or by Buyer other than in accordance with Section 8.3 hereof, the Company may recover from Buyer the amount of expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which the Company would otherwise have to bear pursuant to Section
    8.8 of this Agreement.

    (b) If this Agreement shall be terminated, each party will

        (i) redeliver all documents and work papers, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and

        (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom. All information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

    SECTION 8.6 UPDATING INFORMATION. The Company shall promptly deliver to the Buyer any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in and made a part of the representations and warranties of the Company contained herein, including in the schedules thereto, in order that the information herein is kept current, complete and accurate, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the other provisions of this Agreement.

    SECTION 8.7 STOCK LEGENDS. Certificates evidencing any of the shares of Buyer Common Stock to be delivered pursuant to this Agreement to the Affiliates listed in Schedule 4.5 shall, until such time as the same is no longer required under applicable requirements of the 1933 Act and the rules and regulations thereunder, contain a legend, substantially in the form set forth below:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AFFILIATE'S LETTER
    AGREEMENT DATED AS OF       , 1997, A COPY OF WHICH IS ON FILE AT THE
    PRINCIPAL OFFICES OF SYMIX SYSTEMS, INC.

    SECTION 8.8 EXPENSES. Whether or not the Closing is consummated, except as otherwise provided in Section 8.5, each of the parties will pay all of their own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

    SECTION 8.9 WAIVER. The parties hereto may by written agreement (a) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

    SECTION 8.10 PUBLIC ANNOUNCEMENTS. Unless legally obligated to announce the transaction contemplated by this Agreement, neither party nor any of their respective officers, directors, employees, representatives or agents shall disclose to any third party or publicly announce the proposed transaction until such time as the parties agree to make such disclosure or announcement. The parties agree to cooperate and to consult with each other in advance concerning the form and content of any press release or other public disclosure relating to the subject matter hereof and, subject to legal requirements to the contrary, no public disclosure of these matters will be made without the express written consent of both Buyer and the Company.

    SECTION 8.11 NOTICES. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after being mailed first class certified mail, return receipt requested, postage prepaid addressed as follows:

    In the case of the Buyer or the Merger Sub:

       Symix Systems, Inc.
       2800 Corporate Exchange Drive
       Columbus, Ohio 43231
       Attention: Lawrence W. DeLeon
       Vice President and Chief Financial Officer

    with a copy to:

       Ivery D. Foreman, Esq.
       Vorys, Sater, Seymour and Pease
       52 East Gay Street
       Columbus, Ohio 43215

    In the case of the Company:

       PRITSKER CORPORATION
       8910 Purdue Road, Suite 600
       Indianapolis, Indiana 46268
       Attention: A. Alan B. Pritsker
       Chairman of the Board

    with a copy to:

       BAKER & DANIELS
       300 North Meridian Street, Suite 2700
       Indianapolis, Indiana 46204
       Attention: Tibor D. Klopfer

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

    SECTION 8.12 SEVERABILITY. In case any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    SECTION 8.13 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement (it is agreed that the Letter of Intent is superseded by this Agreement, except for the provisions of paragraph 4 which shall remain in full force and effect). This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

    SECTION 8.14 ASSIGNABILITY OF RIGHTS UNDER THIS AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties, except that the Buyer shall have the right at any time to assign its rights, but not its obligations, hereunder to any entity affiliated with it. Except for the rights of persons to receive the Merger Consideration pursuant to Article I of this Agreement, the rights of persons under Section 6.2(e), the rights of the Company's officers and directors under Section 6.8 hereof and the rights of Affiliates under Section 6.9 hereof, nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 8.15 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to choice of law or conflicts of law principles.

    SECTION 8.16 HEADINGS; REFERENCES TO SECTIONS, EXHIBITS AND SCHEDULES. The headings of the sections, paragraphs and subsidiary paragraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The reference herein to sections, exhibits and schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

    SECTION 8.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SYMIX SYSTEMS, INC.                                     SSI ACQUISITION CORP.

                  /s/ STEPHEN A. SASSER                                   /s/ STEPHEN A. SASSER
           ------------------------------------                    ------------------------------------
By                                                      By
               Stephen A. Sasser, PRESIDENT                            Stephen A. Sasser, PRESIDENT

                  /s/ LAWRENCE W. DELEON                                  /s/ LAWRENCE W. DELEON
           ------------------------------------                    ------------------------------------
By                                                      By
                    Lawrence W. DeLeon                                      Lawrence W. DeLeon
                      VICE PRESIDENT                                          VICE PRESIDENT

                              PRITSKER CORPORATION

                                    By                 /s/ A. ALAN B. PRITSKER
                                               --------------------------------------
                                                A. Alan B. Pritsker, CHAIRMAN OF THE
                                                                BOARD

                                    By                  /s/ STEPHEN D. DUKET
                                               --------------------------------------
                                                   Steven D. Duket, VICE PRESIDENT

                                   EXHIBIT A
                             TO AGREEMENT OF MERGER

                            ------------------------

                               ARTICLES OF MERGER
                                       OF
                              PRITSKER CORPORATION
                                      INTO
                             SSI ACQUISITION CORP.
              (WHOSE NAME WILL BE CHANGED TO PRITSKER CORPORATION
                           AS A RESULT OF THE MERGER)

    In accordance with the requirements of the Indiana Business Corporation Law, the undersigned corporation surviving a merger pursuant to the Indiana Business Corporation Law and the Ohio General Corporation Law (the "Merger"), sets forth the following facts:

                                   ARTICLE I
                             SURVIVING CORPORATION

    The name of the corporation surviving the Merger is SSI Acquisition Corp. (the "Surviving Corporation") and such name will be changed to Pritsker Corporation as a result of the Merger. The Surviving Corporation is an Ohio
corporation that [is qualified to do business in Indiana as of              ,
1997] or [will be qualified to do business in Indiana upon approval of its Application for Certificate of Authority filed concurrently herewith].

                                   ARTICLE II
                              MERGING CORPORATION

    The name of the corporation merging with and into the Surviving Corporation is Pritsker Corporation (the "Merging Corporation"). The Merging Corporation is an Indiana corporation incorporated on May 10, 1973.

                                  ARTICLE III
                                 PLAN OF MERGER

    The Plan of Merger pursuant to which the Merging Corporation will merge into the Surviving Corporation, containing the information required by Indiana Code 23-1-40-1(b), is attached hereto as Exhibit A and made a part hereof.

                                   ARTICLE IV
                                 EFFECTIVE TIME

    The Merger shall become effective [at         .m. on              , 1997].

                                   ARTICLE V
              MANNER OF ADOPTION AND VOTE OF SURVIVING CORPORATION

    Section 1.  ACTION BY BOARD OF DIRECTORS OF THE SURVIVING CORPORATION.  By
unanimous written consent dated              , 1997, the Board of Directors of
the Surviving Corporation approved and adopted the Plan of Merger and recommended its approval by the sole shareholder of the Surviving Corporation.

    Section 2.  ACTION BY SOLE SHAREHOLDER OF THE SURVIVING CORPORATION.  By
unanimous written consent dated as of              , 1997, the sole shareholder
of the Surviving Corporation approved the Plan of Merger.

    Section 3. COMPLIANCE WITH LEGAL REQUIREMENTS. The manner of the approval and adoption of the Plan of Merger and the vote by which it was approved and adopted constitute full legal compliance with the provisions of the Indiana Business Corporation Law, the Ohio General Corporation Law, and the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE VI
               MANNER OF ADOPTION AND VOTE OF MERGING CORPORATION

    Section 1. ACTION BY BOARD OF DIRECTORS OF MERGING CORPORATION. The Board of Directors of the Merging Corporation, at a meeting thereof duly called, constituted and held on September 3, 1997, adopted, by a majority vote of the members of such Board, resolutions approving and adopting the Plan of Merger and directing that it be submitted to a vote of the shareholders of the Merging Corporation entitled to vote in respect thereof at a special meeting of the shareholders of the Merging Corporation.

    Section 2. ACTION BY SHAREHOLDERS OF MERGING CORPORATION. The shareholders of the Merging Corporation entitled to vote in respect of the Plan of Merger at
a special meeting thereof duly called, constituted and held on              ,
1997, and at which a quorum was present in person or by proxy, approved the Plan of Merger. The votes were cast as follows:

                                  COMMON STOCK

Number of shares of Common Stock outstanding...................................
Number of votes entitled to be cast............................................
Number of votes represented at the meeting.....................................
Number of votes in favor of the Plan of Merger.................................
Number of votes against the Plan of Merger.....................................
Number of votes abstaining.....................................................

                                PREFERRED STOCK

Number of shares of Series A Convertible Preferred Stock outstanding...........
Number of votes entitled to be cast............................................
Number of votes represented at the meeting.....................................
Number of votes in favor of the Plan of Merger.................................
Number of votes against the Plan of Merger.....................................
Number of votes abstaining.....................................................

    Section 3. COMPLIANCE WITH LEGAL REQUIREMENTS. The manner of the approval and adoption of the Plan of Merger and the vote by which it was approved and adopted constitute full legal compliance with the provisions of the Indiana Business Corporation Law, the Ohio General Corporation Law, and the Articles of Incorporation and Bylaws of the Merging Corporation.

    IN WITNESS WHEREOF, the Surviving Corporation has caused these Articles of
Merger to be signed by its duly authorized officer on the     day of           ,
1997.

                                          SSI ACQUISITION CORP.

                                          By:
                                             -----------------------------------

                                                      DRAFT OF SEPTEMBER 3, 1997

                                   EXHIBIT A
                                       TO
                               ARTICLES OF MERGER

                            ------------------------

                                 PLAN OF MERGER

    This PLAN OF MERGER provides for the merger of PRITSKER CORPORATION, an Indiana corporation (the "Merging Corporation"), into SSI ACQUISITION CORP., an Ohio corporation (the "Surviving Corporation"), pursuant to the Indiana Business Corporation Law and the Ohio General Corporation Law (the "Merger").

                                   ARTICLE I
                             NAMES OF CORPORATIONS

    The name of the Surviving Corporation is SSI Acquisition Corp., which is an Ohio corporation and a wholly-owned subsidiary of Symix Systems, Inc. The name of the Merging Corporation is Pritsker Corporation, which is an Indiana corporation. As a result of the Merger, the name of the Surviving Corporation will be changed to Pritsker Corporation.

                                   ARTICLE II
                               EFFECTS OF MERGER

    At the effective time of the Merger, the Merging Corporation shall be merged with and into the Surviving Corporation in a tax-free transaction as provided for under Section 368(a) of the Internal Revenue Code of 1986, as amended; and the separate corporate existence of the Merging Corporation shall cease. In addition, the Merger shall have such other effects as are specified by the Indiana Business Corporation Law and the Ohio General Corporation Law.

                                  ARTICLE III
             MANNER OF CONVERTING SHARES OF THE MERGING CORPORATION

    Section 3.1. CONVERSION OF COMMON STOCK. At the effective time of the Merger, each of the issued and outstanding shares of Common Stock of the Merging Corporation, by virtue of the Merger shall be converted into the right to
receive      shares of Common Stock, without par value, of Symix Systems, Inc., an Ohio corporation.

    Section 3.2. CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK. At the effective time of the Merger, each of the issued and outstanding shares of Series A Convertible Preferred Stock of the Merging Corporation by virtue of the Merger shall be converted into the right to receive $5.23 in cash, plus the amount of any accrued and unpaid dividends through the effective time of the Merger.

    Section 3.3. SHARES HELD IN TREASURY. At the effective time of the Merger, all shares of Common Stock and Series A Convertible Preferred Stock of the Merging Corporation held in the treasury of the Merging Corporation shall be cancelled and extinguished, without any payment or other distribution in respect thereof.

                                   ARTICLE IV
         EFFECT OF THE MERGER ON THE STOCK OF THE SURVIVING CORPORATION

    The Merger shall have no effect on the stock of the Surviving Corporation.

                                                                       EXHIBIT C

                          [FORM OF AFFILIATE'S LETTER]
                                          , 1997

Symix Systems, Inc.
2800 Corporate Exchange Drive
Suite 400
Columbus, Ohio 43231

Ladies and Gentlemen:

    I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of Pritsker Corporation, an Indiana corporation ("Pritsker"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

    Pursuant to the terms of the Agreement and Plan of Merger dated as of October 2, 1997 (the "Agreement"), by and among Symix Systems, Inc., an Ohio corporation ("Buyer"), SSI Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and Pritsker providing for the merger of Pritsker with and into Merger Sub (the "Merger"), and as a result of the Merger, I may receive common shares of Buyer ("Buyer Common Stock") in exchange for the shares of common stock of Pritsker owned by me at the Effective Time of the Merger.

    I represent and warrant to Buyer and covenant with Buyer that in such event:

        1. I shall not make any sale, transfer or other disposition of the Buyer Common Stock in violation of the Act or the Rules and Regulations.

        2. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Buyer Common Stock to the extent I felt necessary with my counsel or counsel for Pritsker.

        3. I have been advised that the issuance of the Buyer Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because I may be deemed to have been an affiliate of Pritsker at the time the Merger was submitted for a vote of the stockholders of Pritsker and because the resale by me of the Buyer Common Stock received in the Merger has not been registered under the Act, the Buyer Common Stock must be held by me until the first anniversary of the Effective Time of the Merger unless (i) my resale of the Buyer Common Stock has been registered under the Act, (ii) my sale of the Buyer Common Stock is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act and Buyer has received evidence reasonably satisfactory to it of compliance with said Rule 145, or (iii) in the opinion of counsel reasonably acceptable to Buyer, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition by me of the Buyer Common Stock.

        4. I understand that Buyer is under no obligation to register on my behalf the sale, transfer or other disposition of the Buyer Common Stock by me or to take any other action necessary in order to make compliance with an exemption from registration available, except as provided in Section 6.9 of the Agreement.

        5. I also understand that stop transfer instructions will be given to Buyer's transfer agents with respect to the Buyer Common Stock issued to me in connection with the Merger and that there will be placed on the certificates for such Buyer Common Stock, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an affiliate's letter agreement, a copy of which agreement is on file at the principal offices of Symix Systems, Inc."

        6. I also understand that, unless the transfer by me of the Buyer Common Stock issued to me in connection with the Merger has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates of Buyer Common Stock issued to any transferee:

    "The shares represented by this certificate have not been registered under the securities act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended.

    It is understood and agreed that the legends set forth in Paragraphs 5 and 6 above shall be removed by delivery of substitute certificates of Buyer Common Stock without such legend (i) if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act, or (ii) upon my request at any time after the first anniversary of the Effective Time of the Merger provided that I am not then an Affiliate of Buyer.

                                          Very truly yours,

                                          --------------------------------------

                                          Name:

Accepted this   day of
        , 1997, by

SYMIX SYSTEMS, INC.

By
------------------------------------------

   Name:

   Title:

                                                                     APPENDIX II

                        INDIANA BUSINESS CORPORATION LAW
                               DISSENTERS' RIGHTS

IC 23-1-44-1  "CORPORATION" DEFINED

              As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

IC 23-1-44-2  "DISSENTER" DEFINED

              As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through
              18 of this chapter.

IC 23-1-44-3  "FAIR VALUE" DEFINED

              As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

IC 23-1-44-4  "INTEREST" DEFINED

              As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

IC 23-1-44-5  "RECORD SHAREHOLDER" DEFINED

              As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC
              23-1-30-4.

IC 23-1-44-6  "BENEFICIAL SHAREHOLDER" DEFINED

              As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

IC 23-1-44-7  "SHAREHOLDER" DEFINED

              As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

IC 23-1-44-8  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

              (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder 's shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party if:

                      (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

                      (B) the shareholder is entitled to vote on the merger.

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

                  (4) The approval of a control share acquisition under IC 23-1-42.

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

              (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

                  (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

                  (2) traded on the National Association of Securities Dealers, Inc.
                      Automated Quotations System Over-the-Counter Markets--National Market
                      Issues or a similar market.

              (c) A shareholder:

                  (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

                  (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

IC 23-1-44-9  DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

              (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1)
                  person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights.
                  The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

              (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

                  (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

IC            PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE
23-1-44-10

              (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

              (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

IC            PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF DISSENTERS' RIGHTS
23-1-44-11

              (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

                  (2) must not vote the shareholder's shares in favor of the proposed action.

              (b) A shareholder who does not satisfy the requirements of subsection (a)  is not entitled to payment for the shareholder's shares under this chapter.

IC            DISSENTERS' NOTICE; CONTENTS
23-1-44-12

              (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

              (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

                      (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                      (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                      (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

                      (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

                      (5) be accompanied by a copy of this chapter.

IC            DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER
23-1-44-13

              (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3)
                  of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

              (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

              (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

IC 1-44-14    UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS' RIGHTS

              (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

              (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

IC            PAYMENT TO DISSENTER
23-1-44-15

              (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

              (b) The payment must be accompanied by:

                  (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in
                      shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) a statement of the corporation's estimate of the fair value of the shares; and

                  (3) a statement of the dissenter's right to demand payment under section
                      18 of this chapter.

IC            FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY CORPORATION
23-1-44-16

              (a) If the corporation does not take the proposed action within sixty60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

              (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

IC            WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF FAIR VALUE;
23-1-44-17    AFTER-ACQUIRED SHARES

              (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

              (b) To the extent the corporation elects to withhold payment under subsection
                  (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

IC            DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER
23-1-44-18

              (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

                  (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

                  (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

                  (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer
                      restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

              (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

IC            COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL
23-1-44-19

              (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

              (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

              (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

              (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

              (e) Each dissenter made a party to the proceeding is entitled to judgment:

                  (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

                  (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

IC            COSTS; FEES; ATTORNEY FEES
23-1-44-20

              (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

              (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

                  (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

              (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders;

           (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

        Any determination made by the disinterested directors under division
    (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

               (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Section 5.01 of the Registrant's Regulations govern indemnification by Registrant and provides as follows:

        SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section
    5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    In addition, Registrant has purchased insurance coverage under policies issued by Great American Insurance Co. which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 21.  EXHIBITS.

(a) Exhibits

  EXHIBIT NO.
---------------
         2       Agreement of Merger dated as of October 2, 1997, among Pritsker Corporation, Symix Systems, Inc. and
                   SSI Acquisition Corp. (incorporated by reference to Appendix I to the Proxy Statement/Prospectus in
                   Part I of this Registration Statement)
         3(a)    Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to
                   Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997)
         3(b)    Amended Regulations of Registrant (incorporated by reference to Exhibit 3(b) Registrant's
                   Registration Statement on Form S-1 (Registration No. 33-38878) filed February 12, 1991)
         4(a)    Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to this
                   Registration Statement on Form S-4)
         4(b)    Amended Regulations of Registrant (incorporated by reference to Exhibit 3(b) this Registration
                   Statement on Form S-4)
         5       Form of Opinion of Vorys, Sater, Seymour and Pease regarding egality
         8       Form of Opinion of Baker & Daniels regarding tax matters
        10(a)    Third Lease Amendment for office located at 2800 Corporate Exchange Drive, Columbus, Ohio
                   (incorporated herein by reference to Exhibit 10(c) to Registrant's Annual Report on Form 10-K for
                   the fiscal year ended June 30, 1994)
        10(b)    Lease Agreement between Symix Computer Systems, Inc. and Society Equipment Leasing Company
                   (incorporated herein by reference to Exhibit 19 to Registrant's Quarterly Report on Form 10-Q for
                   the period ended September 30, 1991)
        10(c)    Progress Software Application Partner Agreement dated February 8, 1995 (incorporated herein by reference to Exhibit 10(e) to Registrant's Quarterly Report on Form 10-Q for fiscal year ended
                   March 31, 1995)
        10(d)    Agreement between Hewlett-Packard and Symix Computer Systems, Inc. (incorporated herein by reference to Exhibit 10(g) to Registrant's Amendment to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)
        10(e)    Summary of Bonus Plan (incorporated herein by reference to Exhibit 10(h) to Registrant's Annual
                   Report on Form 10-K for the fiscal year ended June 30, 1997)
        10(f)    Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Employees, As Amended (incorporated herein by reference to Exhibit 10(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993)
        10(g)    Sasser Employment Agreement (incorporated herein by reference to Exhibit 10(b) to Registrant's
                   Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1996)
        10(h)    Stock Option Agreement between the Company and Stepehn A. Sasser dated January 17, 1996 (incorporated herein by reference to Exhibit 10(c) to Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1996)
        10(i)    Symix Systems, Inc. Stock Option Plan for Outside Directors (incorporated herein by reference to
                   Exhibit 10(i) of Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)
        10(j)    Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Executives (incorporated herein by reference to Exhibit 10(a) to Registrant's Quarterly Report on Form 10-Q for fiscal year ended
                   March 31, 1996)

  EXHIBIT NO.
---------------
        21       Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to Registrant's Annual
                   Report on Form 10-K for fiscal year ended June 30, 1997)
        23(a)    Consent of Ernst & Young LLP, Independent Auditors
        23(b)    Consent of Crowe, Chizek and Company LLP, Independent Auditors
        23(c)    Consent of Vorys, Sater, Seymour and Pease (included in Exhibit No. 5)
        23(d)    Consent of Baker & Daniels (included in Exhibit No. 8)
        24       Powers of Attorney
        27       Financial Data Schedule
        99       Form of Proxy

(b)    Financial Statement Schedules

          Schedule II Valuation and Qualifying Accounts                Page II-8

(c)    Not Applicable.

ITEM 22.  UNDERTAKINGS.

(a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    Not Applicable.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 27, 1997.

                                SYMIX SYSTEMS, INC.

                                By:            /s/ LAWRENCE W. DELEON
                                     -----------------------------------------
                                                 Lawrence W. DeLeon
                                      VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                                   AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated, on October 27, 1997.

                    NAME AND TITLE                                          NAME AND TITLE
------------------------------------------------------  ------------------------------------------------------

                 /s/ LAWRENCE J. FOX*                                       JOHN T. TAIT*
     -------------------------------------------             -------------------------------------------
                   LAWRENCE J. FOX                                           JOHN T. TAIT
         CHAIRMAN AND CHIEF EXECUTIVE OFFICER                                  DIRECTOR

                /s/ STEPHEN A. SASSER*                                   /s/ DUKE W. THOMAS*
     -------------------------------------------             -------------------------------------------
                  STEPHEN A. SASSER                                         DUKE W. THOMAS
   PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR                             DIRECTOR

                                                                        /s/ LAWRENCE W. DELEON
                /s/ LARRY L. LIEBERT*                        -------------------------------------------
     -------------------------------------------                          LAWRENCE W. DELEON
                   LARRY L. LIEBERT                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                       DIRECTOR                                     (PRINCIPAL ACCOUNTING OFFICER)

               /s/ JAMES A. RUTHERFORD*
     -------------------------------------------
                 JAMES A. RUTHERFORD
                       DIRECTOR
                *By Power of Attorney

                /s/ LAWRENCE W. DELEON
     -------------------------------------------
                  LAWRENCE W. DELEON
                  (ATTORNEY-IN-FACT)

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                      SYMIX SYSTEMS, INC. AND SUBSIDIARIES

                                                  COL. B           COL. C ADDITIONS           COL. D
                                               ------------  ----------------------------  ------------     COL. E
COL. A                                          BALANCE AT   CHARGED TO     CHARGED TO      DEDUCTIONS   -------------
---------------------------------------------  BEGINNING OF   COSTS AND   OTHER ACCOUNTS    --DESCRIBE    BALANCE AT
DESCRIPTION                                       PERIOD      EXPENSES      --DESCRIBE         (1)       END OF PERIOD
---------------------------------------------  ------------  -----------  ---------------  ------------  -------------
Year ended June 30, 1997
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  450,400    $ 560,500      $       0      $  308,900    $   702,000

Year ended June 30, 1996
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  550,000    $ 475,000      $       0      $  574,600    $   450,400

Year ended June 30, 1995
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  500,000    $ 437,000      $       0      $  387,000    $   550,000

Year ended June 30, 1994
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  622,500    $  78,000      $       0      $  200,500    $   500,000

------------------------

(1) Uncollectible Accounts written off and credits issued.

                               INDEX TO EXHIBITS

 EXHIBIT NO.                                                                                                     PAGE
--------------                                                                                                 ---------
         2      Agreement of Merger dated as of October 2, 1997, among Pritsker Corporation, Symix Systems,
                  Inc. and SSI Acquisition Corp. (incorporated by reference to Appendix I to the Proxy
                  Statement/Prospectus in Part I of this Registration Statement)

         3(a)   Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3)
                  to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997)

         3(b)   Amended Regulations of Registrant (incorporated by reference to Exhibit 3(b) Registrant's
                  Registration Statement on Form S-1 (Registration No. 33-38878) filed February 12, 1991)

         4(a)   Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3)
                  to this Registration Statement on Form S-4)

         4(b)   Amended Regulations of Registrant (incorporated by reference to Exhibit 3(b) this
                  Registration Statement on Form S-4)

         5      Form of Opinion of Vorys, Sater, Seymour and Pease regarding legality

         8      Form of Opinion of Baker & Daniels regarding tax matters

        10(a)   Third Lease Amendment for office located at 2800 Corporate Exchange Drive, Columbus, Ohio
                  (incorporated herein by reference to Exhibit 10(c) to Registrant's Annual Report on Form
                  10-K for the fiscal year ended June 30, 1994)

        10(b)   Lease Agreement between Symix Computer Systems, Inc. and Society Equipment Leasing Company
                  (incorporated herein by reference to Exhibit 19 to Registrant's Quarterly Report on Form
                  10-Q for the period ended September 30, 1991)

        10(c)   Progress Software Application Partner Agreement dated February 8, 1995 (incorporated herein by reference to Exhibit 10(e) to Registrant's Quarterly Report on Form 10-Q for fiscal year ended March 31, 1995)

        10(d)   Agreement between Hewlett-Packard and Symix Computer Systems, Inc. (incorporated herein by reference to Exhibit 10(g) to Registrant's Amendment to Registrant's Annual Report on Form
                  10-K for fiscal year ended June 30, 1993)

        10(e)   Summary of Bonus Plan (incorporated herein by reference to Exhibit 10(h) to Registrant's
                  Annual Report on Form 10-K for the fiscal year ended June 30, 1997)

        10(f)   Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Employees, As Amended
                  (incorporated herein by reference to Exhibit 10(a) to Registrant's Annual Report on Form
                  10-K for the fiscal year ended June 30, 1993)

 EXHIBIT NO.                                                                                                     PAGE
--------------                                                                                                 ---------
        10(g)   Sasser Employment Agreement (incorporated herein by reference to Exhibit 10(b) to
                  Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1996)

        10(h)   Stock Option Agreement between the Company and Stepehn A. Sasser dated January 17, 1996
                  (incorporated herein by reference to Exhibit 10(c) to Registrant's Quarterly Report on Form
                  10-Q for fiscal quarter ended March 31, 1996)

        10(i)   Symix Systems, Inc. Stock Option Plan for Outside Directors (incorporated herein by reference to Exhibit 10(i) of Registrant's Annual Report on Form 10-K for fiscal year ended June 30,
                  1993)

        10(j)   Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Executives (incorporated herein by reference to Exhibit 10(a) to Registrant's Quarterly Report on Form 10-Q for fiscal year ended March 31, 1996)

        21      Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to
                  Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1997)

        23(a)   Consent of Ernst & Young LLP, Independent Auditors

        23(b)   Consent of Crowe, Chizek and Company LLP, Independent Auditors

        23(c)   Consent of Vorys, Sater, Seymour and Pease (included in Exhibit No. 5)

        23(d)   Consent of Baker & Daniels (included in Exhibit No. 8)

        24      Powers of Attorney

        27      Financial Data Schedule

        99      Form of Proxy